As filed with the Securities and Exchange Commission on November 13, 2006

                                                     Registration No. 333-133239


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                               Amendment No. 1 to


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            HEALTHRENU MEDICAL, INC.
                 (Name of Small Business Issuer in Its Charter)

             Nevada                          2844                  25-1907744
(State or Other Jurisdiction of (Primary Standard Industrial (IRS Employer
 Incorporation or Organization) Classification Code Number) Identification No.)

                                12777 Jones Road
                                    Suite 481
                                Houston, TX 77070
                                 (281) 890-2561
          (Address and Telephone Number of Principal Executive Offices)

                           12777 Jones Road, Suite 481
                                Houston, TX 77070
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)

                                   Copies to:

Robert W. Prokos                                       Thomas P. Gallagher, Esq.
President and Chief Executive Officer                   Deborah L. Carroll, Esq.
HealthRenu Medical, Inc.                              Gallagher, Briody & Butler
12777 Jones Road, Suite 481                                155 Village Boulevard
Houston, TX 77070                                           Princeton, NJ  08540
(281) 890-2561                                                    (609) 452-6000
(Name, Address and Telephone                        (Name, Address and Telephone
Number of Agent for Service)                        Number of Agent for Service)

                                 ---------------

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------
                                                                        Proposed
Title Of Each                                                          Maximum            Proposed Maximum       Amount Of
Class Of Securities                            Amount To               Offering Price     Aggregate Offering     Registration
To Be Registered                               Be Registered           Per Share (1)      Price (1)              Fee
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------
Common Stock, par value $0.001 per share       120,000,000 shares      $0.19              $22,800,000            $2,440(2)
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------
Common Stock, par value $0.001 per share       269,676,800 shares      $0.05              $13,483,840            $1,443(3)
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------
Total Shares                                   389,676,800 shares                         $36,283,840            $3,883
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price is based upon average of between the closing bid and asked prices for the common stock as of a recent date.


(2) Previously paid, by application of $2,440 from previously paid Registration Fee referenced in footnote (3) below.


(3) A Registration Fee in the amount of $5,179 was previously paid in connection with Registration Statement No. 333-128757 filed on September 30, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION DATED NOVEMBER 13, 2006


                            HEALTHRENU MEDICAL, INC.

                       389,676,800 Shares of Common Stock


      Our common stock is quoted through various market makers on the Pink Sheets Electronic Quotation Service under the stock symbol "HRUM". On November 1, 2006, the closing price for our common stock was $0.05 per share.

      This prospectus relates to the sale of up to 389,676,800 shares of our common stock from time to time by the selling stockholders identified in the selling stockholder table appearing on page 25 of this prospectus.


      We will receive no proceeds from the sale of our common stock by the selling stockholders identified in this prospectus.

      You should read this prospectus carefully before you invest in us.

      Investing in our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 8.

       Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                           ----

Prospectus Summary ..........................................................2

Risk Factors ................................................................8

Forward Looking Statements..................................................19

Use of Proceeds.............................................................19

Plan of Distribution........................................................20

Selling Stockholders........................................................25

Market Prices and Dividend Policy...........................................31

Business....................................................................34

Management's Discussion and Analysis of Financial
Condition and Results of Operations.........................................41

Management..................................................................48

Executive Compensation......................................................49

Principal Stockholders......................................................50

Certain Transactions........................................................51

Description of Securities...................................................53

Legal Matters...............................................................56

Experts.....................................................................56

Where You Can Find More Information.........................................56

Index to Financial Statements..............................................F-1

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. It does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

                                    OVERVIEW


We are a biotechnology company that develops and distributes proprietary products for personal skin care under the Health Renu Medical brand name. Our products are natural and provide nutrients and proteins designed to benefit the body.


We have developed two product lines - our HealthRenu medical line and our BetterSkin consumer line - which consist of the following products:

HEALTHRENU MEDICAL LINE:

      o     DERM-ALL GEL


            Hydrating gel which brings essential nourishing ingredients deep within the skin's surface.



      o     SKIN RENU PLUS


            Penetrating moisturizer made from essential oils.


      o     SKIN RENU LOTION


            Advanced formula moisturing skin protectant. Continued use of this product may reduce the appearance of wrinkles and fine lines.

      o     SKIN RENU SKIN THERAPY

            Vitamin E moisturizer in combination with Omegas 3,6 and 9 essential fatty acids to revitalize skin.

      o     RENU CARE WASH NON-RINSE CLEANSER

            Non-rinse cleanser, moisturizer and protectant for those who are bedridden or otherwise immobile.

      o     DEEP RELIEF PAIN RELIEVER

            Deep Relief provides penetrating pain relief of minor aches and pains in muscles and joints with arthritis, strains and sprains.

We believe that our medical line products have a positive effect in caring for aging skin, including skin care problems that often affect the elderly. We believe that our products deliver nutrients deep within the skin's surface to provide nourishment and hydration of the skin, reduce the appearance of fine lines and wrinkles and provide relief from minor aches and pains in muscles and joints.

We believe that our medical line products provide a very simple, rapidly working, effective and less expensive way to address skin problems, including those associated with aging. We believe these factors will incentize the home healthcare, long-term and assisted care industries to use our medical line products. Our belief in the effectiveness of these products is based upon responses in and positive feedback and reorders from customers and the personal experiences of our management.

All of our medical line products are made with a heavy concentration of omega-3, omega-6 and omega-9 essential fatty acids. These fatty acids in our medical line products are recognized by the body as natural substances and are readily absorbed by the body. The body uses these ingredients to benefit the body and does not fight them off as foreign. Essential fatty acids are currently being used in many cosmetic products and therapeutic vehicles.


BETTERSKIN CONSUMER LINE:


Our BetterSkin consumer line consists of scented body lotions and body washes that are designed for every day use by consumers. Our BetterSkin products come in the most popular selling scents in the U.S. - vanilla bean, strawberry, juicy mango, cucumber melon, grapefruit, rose, peach, and pomegranate - and contain seven essential oils and vitamins. We currently sell the vanilla bean, strawberry, juicy mango, and cucumber melon BetterSkin lotions on our website. Our manufacturing laboratory has completed the research and development for the following BetterSkin body lotion and body wash scents: grapefruit, rose, peach, and pomegranate. Unlike a majority of the consumer scented lines on the market today which can damage fat cells of the skin, we believe that our BetterSkin products offer a higher quality, healthier and less expensive lotion.

We provide essential fatty acid ingredients to a third party manufacturing laboratory that provides all other raw materials needed and produces our skin care products. We then purchase the products from the manufacturer and distribute our products. The manufacturing laboratory owns our product formulas subject to our exclusive use and right to purchase the formulas at prices that we believe are reasonable.

Many of our medical line and consumer line products are offered for sale on our website. Historically, most of our sales have been from our medical line to nursing homes, hospices and clinics. We have not yet commenced commercial retail distribution of our BetterSkin products. We intend to place our BetterSkin 8 ounce lotion and body washes in low end retail markets, with the 13 ounce sizes in high end retail and drug stores. Our initial plans for sale of our BetterSkin line include sales through large dollar stores. We expect to commence retail distribution of the BetterSkin line during our first quarter of fiscal 2007 ending December 31, 2006.

Our  current   marketing   efforts  include  use  of  regional   medical  supply
distribution companies and mailings and magazine advertising targeted to older consumers in limited U.S. markets.

We also intend to pursue other products and business opportunities that compliment our products. We may also seek to enter into joint ventures or other alliances with strategic partners such as assisted living and long term care facilities. This plan depends upon our receiving additional capital funding.


                              BUSINESS DEVELOPMENT

We were originally incorporated in Colorado as American Merger Control, Inc. on January 6, 1986. In 1990, we changed our name to Ultratech Knowledge Systems, Inc., and in 1993 we changed our name again to AGTsports, Inc. During the fiscal years ended September 30, 1991 through September 30, 1998, our business plan was to pursue providing technological and software services to golf and related industries. In 1998, we abandoned this business plan and were considered a "shell" or "blank check" company whose sole purpose was to search for and enter into new business opportunities.

On September 4, 2003, we merged into AGTsports, Inc., our wholly-owned Nevada subsidiary. As a result of the merger, we became a Nevada corporation.


On September 26, 2003, we entered into an exchange agreement with Health Renu, Inc., a Delaware corporation, and the former Health Renu, Inc. stockholders whereby Health Renu, Inc. became our wholly-owned subsidiary and our control shifted to the former Health Renu, Inc. stockholders. Since its inception in 1997, Health Renu, Inc. had been in the medical research and development stage, with a focus on improving its skin care and developing wound care products. Health Renu, Inc. had nominal production and revenue.

The exchange agreement represented a recapitalization of Health Renu, Inc. with accounting treatment similar to that used in a reverse acquisition. Health Renu, Inc. emerged as the surviving financial reporting entity but we remained as the legal reporting entity. As a result of our acquisition of Health Renu, Inc. and a change in our business focus to skin care products and wound care, we changed our name to HealthRenu Medical, Inc. In this prospectus, a reference to us includes a reference to Health Renu, Inc. and vice-versa unless otherwise indicated.

Our principal executive offices are located at 12777 Jones Road, Suite 481, Houston, Texas 77070 and our telephone number is (281) 890-2561.

Information contained on our web site (www.healthrenumedical.com) does not constitute part of this prospectus.

                                  GOING CONCERN


Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of June 30, 2006, we had an accumulated deficit of approximately $14.25 million. These factors raise substantial doubt regarding our ability to continue as a going concern.

We have financed our operations since inception primarily through debt and equity financings and loans from our officers, directors and stockholders. We have recently entered into a standby equity distribution agreement. The additional capital necessary to meet our working capital needs or to sustain or expand our operations may not be available on favorable terms, in sufficient amounts or at all under the standby equity credit agreement or otherwise. Continuing our operations is dependent upon obtaining such further financing.


Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders are:


      o Cornell Capital Partners, L.P. and its transferee, which intend to sell up to 1,465,065 shares of common stock issued to Cornell Capital Partners, L.P., as a commitment fee pursuant to the standby equity distribution agreement entered into between us and them, including 293,013 shares held by its transferee, and up to 206,185,567 shares of common stock to be issued pursuant to the standby equity distribution agreement;


      o Monitor Capital, Inc., which intends to sell up to 90,909 shares of common stock received as a placement agent fee;


      o Two selling stockholders who intend to sell up to 600,000 shares of common stock issuable upon warrants issued for consulting services;

      o A selling stockholder who intends to sell up to 400,000 shares of common stock issuable upon warrants issued in connection with our August 2006 bridge loan;

      o North Coast Securities Corporation and its designees who intend to sell up to 4,456,362 shares of common stock underlying warrants issued as a fee for serving as our placement agent in our private placement of units closed in February 2006 and our private placement of units closed in August and September 2005 and for consulting services;

      o Selling stockholders, who intend to sell up to 631,134 shares of common stock issued upon conversion of 8% unsecured convertible notes, 12,070,586 shares of common stock issuable upon conversion of such notes, related interest payable in up to 2,896,942 shares and up to 25,317,649 shares of common stock issuable upon the exercise of related warrants, sold in our private placement of units conducted in August and September 2005; and

      o Selling stockholders, who intend to sell up to 1,371,934 shares of common stock issued upon conversion of 8% secured convertible notes, 13,152,500 shares of common stock issuable upon conversion of such notes, related interest payable in up to 5,261,000 shares and up to 115,777,152 shares of common stock issuable upon the exercise of related warrants, sold in our private placement of units conducted in February 2006.


Pursuant to the standby equity distribution agreement, we may sell to Cornell Capital Partners, L.P. up to $10.0 million worth of our common stock at a price equal to 97% of the lowest volume weighted average price as quoted by Bloomberg, L.P. for the five consecutive trading days after the date upon which we request an advance under the agreement. In addition, Cornell Capital Partners, L.P. will retain a cash fee of 5% from the proceeds received by us for each advance under the agreement for a total effective discount to the market price of our common stock of 8%. This 8% discount is an underwriting discount.


We do not expect to draw down the full dollar amount available under the standby equity distribution agreement. We currently expect the total amount of our draw downs to be in the $2 million range.


Cornell Capital Partners, L.P. intends to sell any shares it acquires pursuant to the standby equity distribution agreement at the then prevailing market price. Such sales may cause our stock price to decline. Cornell Capital Partners, L.P. may sell shares of our common stock subject to an advance notice from us at any time from and after its receipt of the notice, including during the applicable five-day pricing period for determination of stock price and prior to our issuance of the shares to it. This could cause downward pressure on the price of our common stock and therefore reduce the purchase price that Cornell Capital Partners, L.P. pays for the common stock. Cornell Capital Partners, L.P. may not know the precise number of shares that it will purchase prior to the fifth trading day after a notice is given but may (1) make an informed estimate based on recent market prices, (2) provide for a sale of a dollar value rather than a number of securities or (3) sell shares from its current holdings to cover any short sale that might otherwise result. A short sale results if a prospective seller sells stock that it does not yet own. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to deliver to the purchaser. The seller profits when the stock price declines because it is purchasing shares at a price lower than the price at which it is selling the stock.


We may not request advances under the standby equity distribution agreement if the shares to be issued in connection with such advances would result in Cornell Capital Partners, L.P. owning more than 9.9% of our then outstanding common stock. As of November 1, 2006, we had 28,097,657 shares outstanding so Cornell Capital Partners, L.P. could not own in excess of 2,781,668 shares. Giving effect to the 1,172,052 shares of our common stock currently held by Cornell Capital Partners, L.P., it could purchase 1,609,616 additional shares for approximately $78,000 under the standby equity distribution agreement (at an assumed purchase price of $0.0485 per share based upon 97% of an assumed lowest trading price of $0.05 on the Pink Sheets during the five consecutive trading days ending November 1, 2006). We will be unable to sell additional shares of our common stock under the standby equity distribution agreement if Cornell Capital Partners, L.P. is unable to reduce its holdings so as to remain below the 9.9% threshold.


Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock issuable under the standby equity distribution agreement.

Monitor Capital, Inc., North Coast Securities Corporation and certain of its designees are "underwriters" within the meaning of the Securities Act of 1933 in connection with the sale of the securities held by them.

Common Stock Offered                   Up to 389,676,800 shares by selling
                                       stockholders.

Offering Price                         Market price

Common Stock Outstanding               28,097,657 shares
Before The Offering

Use Of Proceeds                        We will not  receive  any  proceeds  from
                                       sales  of  the  shares   offered  by  the
                                       selling  stockholders.  Any  proceeds  we
                                       receive  from the sale of common stock to
                                       Cornell Capital Partners,  L.P. under the
                                       standby  equity  distribution   agreement
                                       will be used  principally for operations,
                                       marketing,     sales,     research    and
                                       development  and general  working capital
                                       purposes.  We do not  expect to draw down
                                       the  full  amount   available  under  the
                                       standby euqity agreement. We currently expect the total amount of our draw downs to be in the $2 million range. See "Use of Proceeds".

Risk Factors                           The securities offered hereby involve a
                                       high degree of risk and immediate
                                       substantial dilution. See "Risk Factors".

Trading Symbol                         HRUM

                          SUMMARY FINANCIAL INFORMATION


We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended September 30, 2005 and 2004 and the nine months ended June 30, 2006 and 2005. In our opinion, the unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of our financial condition as of June 30, 2006 and our results of operations for the nine month periods ended June 30, 2006 and 2005. Interim results are not necessarily indicative of operations for a full year. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus.


SUMMARY STATEMENT OF OPERATIONS DATA:


                                                Nine Months Ended                    Years Ended
                                                     June 30,                       September 30,
                                           ----------------------------    ---------------------------
                                               2006            2005            2005           2004
                                           ------------    ------------    ------------   ------------
                                                   (Unaudited)
Sales                                      $      2,753    $      3,044    $      9,785   $     21,806
Cost of sales                              $        949    $      1,106    $     13,458   $     43,306
Gross profit                               $      1,804    $      1,938    $     (3,673)  $    (21,500)
General and administrative expense         $    108,577    $     91,727    $   (889,868)  $ (1,457,701)
Loss on embedded derivative liability      $ (6,937,905)   $         --    $ (2,082,121)  $         --
Net loss                                   $   (493,295)   $   (149,997)   $ (3,619,434)  $ (1,479,631)
Net loss per share (basic and              $      (0.02)   $      (0.01)   $      (0.13)  $      (0.08)
diluted)


SUMMARY BALANCE SHEET DATA:


                                          June 30, 2006      September 30, 2005
                                       ------------------    ------------------
                                           (Unaudited)
      Working capital (deficit)           $  (10,561,477)        $ (2,785,338)
      Current assets                      $       20,817         $   184,145
      Total assets                        $      232,613         $   330,044
      Derivative liability                $   10,168,026         $  2,630,121
      Current liabilities                 $   10,582,294         $  2,969,483
      Stockholders' equity (deficit)      $  (10,465,810)        $ (2,648,763)

                                  RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in our common stock offered by this prospectus.

                            FINANCIAL CONDITION RISKS

      o We have had limited product sales, a history of operating losses and may not become profitable in the near future or at all.


We have had limited sales of our products to date. We incurred net losses of approximately $14.25 million from inception in 1997 to June 30, 2006, including approximately $7.8 million of net loss during the nine months ended June 30, 2006. We expect to incur substantial additional operating losses for the foreseeable future. During the nine months ended June 30, 2006, we only generated revenues from product sales in the amount of approximately $12,587. We may not continue to generate revenues from operations or achieve profitability in the near future or at all.


      o We may not be able to obtain the significant financing that we need to continue to operate.


We may not be able to obtain sufficient funds to continue to operate or implement our business plan. We estimate that we will need approximately $1,000,000 to continue to operate over the next 12 months and an additional $500,000 in each of the two following years to continue to operate. We will need approximately $2,000,000 over the next two years in order to implement our business plan. We are dependent on external financing to fund our operations. Our immediate financing needs are expected to be provided from a privately placed bridge loan of $60,000 closed in August 2006. Such bridge loan financing may not be sufficient to meet our needs until the standby equity distribution agreement is available for us to draw on. Our long-term financing needs are expected to be provided from the standby equity distribution agreement, in large part. Such financing may not be available on favorable terms, in sufficient amounts or at all when needed. We may not be able to satisfy the conditions precedent to enable us to draw upon the standby equity distribution agreement, including registration of the shares to be issued thereunder. Furthermore, the amount of financing available under the standby equity distribution agreement will fluctuate with the price of our common stock. As the price declines, the number of shares the investor under the standby equity distribution agreement must purchase to satisfy an advance request from us will increase, resulting in additional dilution to existing stockholders and potentially causing the investor to hold more than 9.9% of our outstanding stock which is prohibited under the agreement. Other financing may not be available to us on favorable terms or at all.


      o The report of our independent auditors expresses doubt about our ability to continue as a going concern.


In its report dated January 25, 2006, except for notes 15 and 16 which are dated October 10, 2006, our former auditors, Ham, Langston & Brezina, L.L.P., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of June 30, 2006, we had an accumulated deficit of approximately $14.25 million. Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have financed our operations since inception primarily through equity and debt financings and loans from our officers, directors and stockholders. We have recently entered into a standby equity distribution agreement. The additional capital necessary to meet our working capital needs or to sustain or expand our operations may not be available on favorable terms, in sufficient amounts or at all under the standby equity distribution agreement or otherwise. Continuing our operations is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern.

      o We have a working capital deficit, which means that our current assets on June 30, 2006 were not sufficient to satisfy our current liabilities.

We had a working capital deficit of $10,561,477 at June 30, 2006, which means that our current liabilities exceeded our current assets on June 30, 2006 by $10,561,477. Current assets are assets that are expected to be converted to cash or otherwise utilized within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on June 30, 2006 were not sufficient to satisfy all of our current liabilities on that date. Our working capital deficit is in large part a reflection of our liability for embedded derivative features contained in our convertible notes payable and warrants.


      o We may be unable to implement our business plan if the investor under the standby equity distribution agreement does not fulfill its obligations under the agreement.


We will be reliant upon the ability of Cornell Capital Partners, L.P. to provide funding pursuant to the standby equity distribution agreement, which it has agreed to do in accordance with the terms of the agreement. In the event that the investor is unwilling or unable to fulfill its commitment under the standby equity distribution agreement for whatever reason, our ability to implement our business plan will suffer.

      o     We face risks related to our accounting restatements.

On July 11, 2006 we publicly announced that we had discovered accounting errors in previously reported financial statements. Following consultation with our independent accountants, we concluded that it was necessary to restate our financial statements for the quarters ended June 30, 2006, March 31, 2006 and December 31, 2005 and the year ended September 30, 2005. The restatements relate to the accounting for certain debt financings we conducted in August 2005 and February 2006 as well as certain warrants issued by us. Further information about these restatements is contained in our Current Report on Form 8-K filed July 11, 2006 and our Amended Annual Report for the year ended September 30, 2005 and our Amended Quarterly Reports for each of the quarters ended December 31, 2005, March 31, 2006, and June 30, 2006.

The restatement of these financial statements may lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of our management's attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. We also may have difficulty raising equity capital or obtaining other financing. We may not be able to effectuate our current business strategy. Moreover, we may be the subject of negative publicity focusing on the financial statement errors and resulting restatements and negative reactions from our stockholders, creditors or others with whom we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

      o If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting which would harm our business and the trading price of our securities.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have in the past discovered, and may in the future discover, areas of our disclosure and internal controls that need improvement. As a result after a review of our June 30, 2006, March 31, 2006, December 31, 2005 and September 30, 2005 operating results, we identified certain deficiencies in certain disclosure controls and procedures which we have addressed as stated below.

We have undertaken improvements to our internal controls in an effort to remediate these deficiencies through the following: (1) implementing a review of all convertible securities to identify any securities that are not conventional convertible securities, (2) engaging the consulting services of an outside accountant to review our financial statements each month, and (3) improving supervision and training of our accounting staff to understand and implement applicable accounting requirements, policies and interpretations. We cannot be certain that our efforts to improve our internal and disclosure controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls or difficulties encountered in their implementation or other effective improvement of our internal and disclosure controls could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal and disclosure controls could cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

      o Since Health Renu, Inc. became a public reporting company under the Securities Exchange Act of 1934 by acquiring us when we were a publicly-traded shell corporation, we remain subject to the shell corporation's unknown liabilities, if any. If any significant unknown liabilities arise, they could materially and adversely affect our ability to continue in business.

On September 26, 2003, we entered into an exchange agreement with Health Renu, Inc., a Delaware corporation, and the former Health Renu, Inc. stockholders whereby our control shifted to the former Health Renu, Inc. stockholders. We were then a non-operating, publicly-traded corporation. The exchange agreement represented a recapitalization of Health Renu, Inc. with accounting treatment similar to that used in a reverse acquisition. Health Renu, Inc. emerged as the surviving financial reporting entity but we remained as the legal reporting entity. We then changed our business focus to skin care products and wound care and our name to HealthRenu Medical, Inc.


This process is commonly referred to as a "public shell merger" because we already had achieved public-trading status and were a reporting company with the U.S. Securities and Exchange Commission and had previously ceased our day-to-day business. The advantages that we hope to achieve in effecting this acquisition include gaining access to sources of capital that are generally limited to publicly-traded entities on an expedited basis since the public shell merger process can typically be completed in less time than a traditional registered initial public offering.


The risks and uncertainties involved in this strategy include that we are subject to the shell corporation's then existing liabilities, including any undisclosed liabilities of the shell corporation arising out of the shell corporation's prior business operations, financial activities or equity dealings. There is a risk of litigation by third parties or governmental investigations or proceedings. For example, we have been sued by a stockholder based on alleged equity dealings between the stockholder and management of the shell corporation. There is also a risk of sales of undisclosed stock into the public market by stockholders of the shell corporation as we improve our business and financial condition and stock price, which would result in dilution to our stockholders and could negatively impact our stock price. In addition, within certain segments of the financial and legal communities there may be a negative perception of corporations that have achieved public-trading status by means of a public shell merger. This negative perception could adversely affect us in the future including in our efforts to raise capital in certain markets.


                         RISKS RELATED TO OUR OPERATIONS


      o If we are unable to successfully compete in the skin care industry on the basis of our products' prices, effectiveness and other factors, our business and financial condition will be significantly negatively impacted.

The personal skin care industry is extremely competitive and consists of major domestic and international medical, pharmaceutical, cosmetic, consumer products and other companies, most of which have financial, technical, manufacturing, distribution, marketing, sales and other resources substantially greater than ours. We compete against companies producing and selling medical as well as consumer skin care products. We compete based upon our product quality and price. Our competitors may introduce more effective or less expensive products or products with greater market recognition or acceptance which could compete with our products and have a significant negative impact on our business and financial condition.

      o We are dependent upon a third party pharmaceutical laboratory for manufacture of our products and would likely experience production delays and interruption in sales if the laboratory discontinued production of our products.

Our products are manufactured by Rosel & Adys Inc., a Texas-based pharmaceutical laboratory which has been approved by the U.S. Food and Drug Administration. We do not have a contract with this laboratory for manufacture of our products. This laboratory may not continue to maintain its Food and Drug Administration certification or continue to be willing or able to produce our products for us at reasonable prices or at all. If for any reason this laboratory discontinues production of our products, it would likely result in significant delays in production of our products and interruption of our product sales as we seek to establish a relationship and commence production with a new laboratory. We may be unable to make satisfactory production arrangements with another laboratory on a timely basis or at all.

Our production laboratory is responsible for supplying our formulas' ingredients other than the essential fatty acids which we supply for quality control purposes. We currently have on hand sufficient essential fatty acid supplies to meet our short terms needs and we have developed sources for their supply for the long-term future. If, however, any of these ingredients is not available to us on favorable pricing terms or at all when they are needed, we may experience production delays and interruption of sales.

      o We do not own our products' formulas and if the owner of the formulas does not honor its contractual commitment to sell the formulas to us if and when requested by us, we could lose use of our proprietary products.

We do not own our product formulas. Our production laboratory owns our product formulas subject to an agreement of indefinite term which provides for our exclusive use and right to purchase them. It is possible that the production laboratory may not honor its contractual commitment and may disclose our proprietary formulas to a third party or refuse to sell the formulas to us in the event the laboratory ceases to produce products for us, either of which would materially and adversely affect our business.

      o We may be unable to protect our proprietary products or prevent the development of similar products by our competitors, which could materially and adversely affect our ability to successfully compete.

We claim proprietary rights in various unpatented technologies, know-how and trade secrets relating to our products and their manufacturing processes. The protection that these claims afford may prove to be inadequate. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements, with our production laboratory, employees and consultants. These contractual measures may not provide adequate protection. Further, our competitors may independently develop or patent products that are substantially equivalent or superior to our products.

      o If we do not comply with regulations imposed on us by the U.S. Food and Drug Administration, we may be unable to sell one or more of our products or otherwise face liability.

Our sales of products are subject to regulation by the U.S. Food and Drug Administration, or FDA. The two most important laws pertaining to cosmetics marketed in the United States are the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and the Fair Packaging and Labeling Act, or FPLA. The FD&C Act prohibits the marketing of adulterated or misbranded cosmetics. Violations of the Act involving product composition--whether they result from ingredients, contaminants, processing, packaging, or shipping and handling--cause cosmetics to be adulterated and are subject to regulatory action. Improperly labeled or deceptively packaged products are considered misbranded and are subject to regulatory action. In addition, under the authority of the FPLA, the FDA requires an ingredient declaration to enable consumers to make informed purchasing decisions. Cosmetic products and ingredients are not generally subject to FDA premarket approval authority, however, the FDA may pursue enforcement action against violative products or companies who violate the law. We are responsible for substantiating the safety of our products and ingredients before marketing them.

Over-the-counter (OTC) drugs, however, are subject to FDA approval. Generally, OTC drugs must either receive premarket approval by FDA or conform to final regulations specifying conditions whereby they are generally recognized as safe and effective, and not misbranded. OTC drugs must also be labeled according to OTC drug regulations, including the "Drug Facts" labeling. Currently, certain OTC drugs that were marketed before the beginning of the OTC Drug Review (May 11, 1972) may be marketed without specific approval pending publication of final regulations under the ongoing OTC Drug Review. Once a regulation covering a specific class of OTC drugs is final, those drugs must either:

      o     be the subject of an approved New Drug Application (NDA), or

      o     comply with the appropriate monograph, or rule, for an OTC drug.

An NDA is the vehicle through which drug sponsors formally propose that the FDA approve a new pharmaceutical for sale and marketing in the U.S. The FDA only approves an NDA after determining that the data are adequate to show the drug's safety and effectiveness for its proposed use and that its benefits outweigh the risks. The NDA process can be expensive and time consuming for a drug sponsor.

The FDA has published monographs, or rules, for a number of OTC drug categories. These monographs state requirements for categories of non-prescription drugs, such as what ingredients may be used and for what intended use. Among the many non-prescription drug categories covered by OTC monographs are acne medications, treatments for dandruff, seborrheic dermatitis, and psoriasis and sunscreens.

Our management, with the help of a FDA consultant, has determined that our currently marketed products are either cosmetics or OTC drugs that may be marketed without specific FDA approval as they are covered by OTC monographs. The FDA, however, may disagree with our management's classification of our products.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to replace or refund the cost of products that we distributed. If any of these events were to occur, it could materially adversely affect our ability to market our products and our business and financial condition.

The FDA recently required us to change certain of our product classifications, certain of our package labeling and sales literature, and refrain from making certain claims about our product uses. We complied and now believe that we are in material compliance with the FDA's requirements. It is possible that the FDA will determine that we do not so comply or that its policies, regulations or interpretations thereof will change such that we no longer so comply, that our products are no longer considered OTC or cosmetic products, or such that we may not be able to obtain favorable product classification for any future products that we may develop. Any of the foregoing could materially adversely impact our ability to market our products and our business and financial condition.

      o Our founder and former president has competed with us by selling similar products and soliciting our customers and has otherwise defrauded us.

Darrell Good, the founder and principal of Health Renu, Inc., has competed against us by posting products similar to ours with the same product numbers on his website for sale. Mr. Good has also attempted to solicit sales from our customers. We have various other claims against Mr. Good including for fraud, breach of contract and breach of fiduciary duty based on Mr. Good's misrepresentation to us that we owned our products' formulas when in fact they are owned by the production laboratory. We filed a lawsuit against Mr. Good in the U.S. District Court for the Southern District of Texas seeking recovery for these claims. Among other recovery sought, we sought to recover approximately
8.1 million shares of our common stock from Mr. Good and requested that Mr. Good cease competing with us and soliciting our customers. A final, non-appealable default judgment against Mr. Good was entered in this case on July 29, 2005 and the court ordered that the shares be cancelled and returned to us and that Mr. Good is enjoined from competing with us for one year. The shares have been cancelled on the books and records of our transfer agent. We may not be able to prevent Mr. Good from continuing to compete with us or soliciting our customers. If Mr. Good continues to compete with us or to solicit our customers, it could have a material adverse effect on our business.

      o We may not achieve the market acceptance of our products necessary to generate revenues.

Products we produce may not achieve market acceptance. Market acceptance will depend on a number of factors, including:


            o     the effectiveness of our products.


            o     our ability to keep production costs low.


            o our ability to successfully market our products. We must create product recognition and demand for our products.


            o timely introductions of new products. Our introduction of new products will be subject to the inherent risks of unforeseen problems and delays. Delays in product availability may negatively affect their market acceptance.

      o We may not be able to generate increased demand for our products or successfully meet any increased product demands.

We have had limited sales of our products to date. Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining large orders for our products, we will be required to deliver large volumes of quality products to our customers on a timely basis and at a reasonable cost. We outsource production of our products. We may not obtain large scale orders for our products or if we do, we may not be able to satisfy large scale production requirements on a timely and cost effective basis. As our business grows, we will also be required to continue to improve our operations, management and financial systems and controls. Our failure to manage our growth effectively could have an adverse effect on our ability to produce products and meet the demands of our customers.

      o We may face liability if our products cause injury or fail to perform properly.


We maintain liability insurance coverage that we believe is sufficient to protect us against potential claims. Our liability insurance may not continue to be available to us on reasonable terms or at all. Further, such liability insurance may not be sufficient to cover any claims that may be brought against us.


      o Our business and growth will suffer if we are unable to hire and retain key personnel.


Our success depends in large part upon the services of our Chief Executive Officer. We have only three full-time employees, including our Chief Executive Officer. We contract with consultants and outsource key functions to control costs. If we lose the services of our Chief Executive Officer or any of our key consultants or employees or are unable to hire and retain key employees or senior management as needed in the future, it could have a significant negative impact on our business.

      o We may consider including in our business plan forming ventures or alliances with certain users of our products which may divert the time and attention of our management and ultimately prove to be not feasible or unsuccessful.

We may consider forming joint ventures, strategic alliances or possibly acquisitions of complementary businesses, such as existing and potential users of our products including assisted living or long-term assisted care facilities or wound care clinics. Management believes that such business strategy may create additional distribution outlets for our products thus increasing our product sales and revenues with minimal advertising and marketing costs. We may ultimately decide not to pursue this strategy or if we choose to pursue it, find that this strategy is not feasible, be unable to identify or structure agreements with complementary businesses or be unsuccessful in any ventures or alliances we form or acquisitions we make. If we devote significant human or financial resources to this strategy and ultimately abandon it or are not successful at it, such would materially adversely affect our financial condition and business operations.


                     RISKS ASSOCIATED WITH OUR COMMON STOCK

      o We do not intend to pay dividends on our common stock so stockholders must sell their shares at a profit to recover their investment.

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings for use in our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, our stockholders' return on investment in our common stock will depend on their ability to sell our shares at a profit.

      o The market price of our common stock may be volatile, which could cause the value of an investment in our stock to decline.

The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

            o sales of large numbers of shares of our common stock in the open market, including shares issuable at a fluctuating conversion price or at a discount to the market price of our common stock;

            o     our operating results;

            o     quarterly fluctuations in our financial results;

            o     our need for additional financing;

            o announcements of product innovations or new products by us or our competitors;

            o developments in our proprietary rights or our competitors' developments;

            o     our   relationships   with   current   or  future   suppliers,
                  manufacturers, distributors or other strategic partners;

            o     governmental regulation; and

            o other factors and events beyond our control, such as changes in the overall economy or condition of the financial markets.

In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop.

Further, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

      o Future sales of currently outstanding shares of our common stock could adversely affect our stock price.


As of November 1, 2006, we had 28,097,657 shares of common stock outstanding.
Of these shares, approximately 24.0 million were subject to restrictions on resale pursuant to Rule 144 and approximately 4.1 million outstanding shares of our common stock were eligible for sale in the public market without restriction or registration.

This prospectus relates to 389,676,800 shares of common stock, all of which are being offered for the accounts of selling stockholders.

      o The OTC Bulletin Board, or OTC-BB, has temporarily ceased quoting our common stock and although our stock is again eligible for quotation on the OTC-BB, it is uncertain as to if or when the reinclusion of our share quotation on the OTC-BB will be achieved.

On July 12, 2006, the OTC-BB temporarily ceased quoting our shares because our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 had not been timely filed. We filed our 10-QSB for the quarter ended March 31, 2006 on July 12, 2006, and we believe that our stock is again eligible for quotation on the OTC-BB. We intend to pursue reinclusion of our share quotation on the OTC-BB in the future. It is uncertain as to if or when the reinclusion of our share quotation on the OTC-BB will be achieved.

      o Our 8% convertible notes have a fluctuating conversion rate which could cause substantial dilution to stockholders and adversely affect our stock price.

Conversion of a material amount of the 8% convertible notes included in our 2005 and 2006 private placements of units could materially affect a stockholder's investment in us. As of November 1, 2006, $513,000 of notes issued in our 2005 private placement and $526,100 of notes issued in our 2006 private placement were issued and outstanding. The notes are convertible into a number of shares of common stock determined by dividing the principal amount of the notes converted by the respective conversion prices in effect.

The 2005 private placement notes are convertible by the holders into shares of our common stock at any time at a conversion price equal to 85% of the average of the trading prices of our common stock for the ten trading days ending one day prior to the date we receive a conversion notice from a 2005 noteholder. In addition, two warrants to purchase shares of common stock have been issued to each purchaser of the 2005 notes. The warrants are exercisable for one share of common stock for each share to be acquired upon conversion of the 2005 notes and are exercisable until October 31, 2009 at fluctuating prices equal to 125% and 150%, respectively, of the conversion price of the 2005 notes.

The 2006 private placement notes are convertible by the holders into shares of our common stock at any time at a conversion price equal to 80% of the average of the trading prices of our common stock for the ten trading days ending one day prior to the date we receive a conversion notice from a 2006 noteholder. In addition, eight warrants to purchase shares of common stock have been issued to each purchaser of the 2006 notes. The warrants are exercisable for one share of common stock for each share to be acquired upon conversion of the 2006 notes and are exercisable until March 31, 2011 at fluctuating prices equal to 100%, 125% and 150%, respectively, of the conversion price of the 2006 notes.

Conversion of a material amount of our notes or exercise of a material amount of our warrants could significantly dilute the value of a stockholder's investment in us. Also, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of common stock caused by a conversion of the 8% notes or exercise of the warrants would dilute the earnings per share and book value of all of our outstanding shares of common stock. If these factors were reflected in the trading price of our common stock, the potential realizable value of a stockholder's investment in us could also be adversely affected.

Assuming a conversion price of $0.0425 (85% of the closing price of our common stock in the Pink Sheets of $0.05 on November 1, 2006), the outstanding 2005 notes would convert into 12,070,588 shares of our common stock (excluding interest) and the related warrants would be exercisable to purchase 24,141,176 shares. Assuming a conversion price of $0.04 (80% of the closing price of our common stock in the Pink Sheets of $0.05 on November 1, 2006), the 2006 notes outstanding would convert into 13,152,500 shares of our common stock (excluding interest) and the related warrants would be exercisable to purchase 105,220,000 shares. These numbers of shares, however, could be significantly greater in the event of a decrease in the trading price of our stock.

Set forth in the table below is the potential dilution to the stockholders and ownership interest of the holders of our 2005 notes which could occur upon conversion of $513,000 in principal amount of our 2005 notes (excluding interest). The calculations in the table are based upon the 28,097,657 shares of our common stock which were outstanding on November 1, 2006 and shares issuable upon conversion of the 2005 notes at the following prices:

                              Conversion At     Conversion At      Conversion At      Conversion At
                                 Assumed           Assumed            Assumed            Assumed
                             Average Trading   Average Trading    Average Trading    Average Trading
                             Price of $0.05    Price of $0.04     Price of $0.03     Price of $0.01
                             ---------------   ---------------    ---------------    ---------------
Conversion Price               $    0.0425       $     0.034        $    0.0255       $     0.0085

Shares Issuable on              12,070,586        15,088,235         20,117,647         60,352,941
 Conversion of 2005 Notes

Shares Issuable on              24,141,175        30,176,471         40,235,294        120,705,882
Exercise of Warrants

Percentage of Outstanding
Common Stock                          56.3%             61.7%              68.2%              86.6%


Set forth in the table below is the potential dilution to the stockholders and ownership interest of the holders of our 2006 notes which could occur upon conversion of $526,100 in principal amount of our 2006 notes (excluding interest). The calculations in the table are based upon the 28,097,657 shares of our common stock which were outstanding on November 1, 2006 and shares issuable upon conversion of the 2006 notes at the following prices:

                               Conversion At       Conversion At       Conversion At       Conversion At
                                  Assumed             Assumed             Assumed             Assumed
                              Average Trading     Average Trading     Average Trading     Average Trading
                              Price of $0.05      Price of $0.04      Price of $0.03      Price of $0.01
                              ---------------     ---------------     ---------------     ---------------
Conversion Price               $       0.04         $      0.032       $      0.024         $      0.008

Shares Issuable on               13,152,500           16,440,625         21,920,833           65,762,500
 Conversion of 2006 Notes

Shares Issuable on              105,220,000          131,525,000        175,366,667          526,100,000
Exercise of Warrants

Percentage of Outstanding
Common Stock                           80.8%                84.0%              87.5%                95.5%


      o Our common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

            o     with a price of less than $5.00 per share;

            o     that are not traded on a "recognized" national exchange;


            o     whose prices are not quoted on the Nasdaq stock market; or


            o of issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

      o Our common stock has been relatively thinly traded and we cannot predict the extent to which a trading market will develop.


There has been a limited public market for our common stock and an active trading market for our stock may not develop. Absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating results. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering.


                         RISKS RELATED TO THIS OFFERING

      o Future sales by the investor under the standby equity distribution agreement or our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

Upon issuance of the maximum number of shares being registered in this offering, there will be approximately 389,676,800 additional shares of common stock outstanding. The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 389,676,800 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.


We have the ability to issue and register additional shares under the standby equity distribution agreement by filing a new registration statement. There is essentially no limit on the number of shares that we can issue and register in future registration statements. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the standby equity distribution agreement.

      o Existing stockholders will experience significant dilution from our sale of shares under the standby equity distribution agreement.

The sale of shares pursuant to the standby equity distribution agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the standby equity distribution agreement to draw down the full amount. If our stock price is lower, then our existing stockholders will experience greater dilution.


Set forth in the table below is the potential dilution to the stockholders which could occur upon a draw down of $250,000 under the standby equity distribution agreement. The calculations in the table are based upon the 28,097,657 shares of our common stock which were outstanding on November 1, 2006 and shares issuable under the standby equity distribution agreement at the following prices:


                                          Draw Down At     Draw Down At       Draw Down At      Draw Down At
                                        Assumed Trading   Assumed Trading   Assumed Trading   Assumed Trading
                                         Price of $0.05   Price of $0.04    Price of $0.03    Price of $0.01
                                        ---------------   ---------------   ---------------   ---------------
Draw Down Price                            $   0.0485        $   0.0388        $   0.0291        $    0.0097

Shares Issuable on Draw Down                5,154,640         6,443,299         8,591,066         25,773,196


      o The investor under the standby equity distribution agreement will pay eight percent less than the then-prevailing market price of our common stock.

The common stock to be issued under the standby equity distribution agreement will be issued at a 3% discount to the lowest volume weighted average price as quoted by Bloomberg, L.P. for the five trading days immediately following the notice date of an advance. In addition, the investor will retain a cash fee of 5% from the proceeds received by us for each advance under the standby equity distribution agreement for an effective total discount to the market price of our common stock of 8%. These discounted sales could cause the price of our common stock to decline.

      o The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.


The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means up to 389,676,800 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.


      o The sale of our stock under our standby equity distribution agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the standby equity distribution agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a stockholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

      o The investor under the standby equity distribution agreement may sell shares of our common stock acquired under the agreement during an applicable pricing period for determination of stock price, which could contribute to the decline of our stock price.

The sale of common stock to be acquired by Cornell Capital Partners, L.P. pursuant to an advance notice given by us under the standby equity distribution agreement during an applicable pricing period for determination of stock price under the agreement could cause downward pressure on the price of our common stock and, therefore, reduce the purchase price that Cornell Capital Partners, L.P. pays for such common stock.

      o The price you pay for our common stock in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

The price in this offering will fluctuate based on the prevailing market price of the common stock. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

      o The standby equity distribution agreement prohibits us from raising capital at less than the market price which may severely limit our ability to raise capital from the sale of equity.

The standby equity distribution agreement contains a covenant that restricts us from raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of our common stock on the date of issuance. This covenant may severely limit our ability to raise capital from the sale of stock or convertible securities because purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

      o We may not be able to access funds under the standby equity distribution agreement sufficient to meet our operating needs.


We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the standby equity distribution agreement, in large part. Such financing may not be available on favorable terms, in sufficient amounts or at all when needed, in part, because the amount and terms of financing available will fluctuate with the price of our common stock. As the price declines, the number of shares the investor under the standby equity distribution agreement must purchase to satisfy an advance request from us will increase, resulting in additional dilution to existing stockholders and potentially causing the investor to hold more than 9.9% of our outstanding stock which is prohibited under the agreement. As of November 1, 2006, we had 28,097,657 shares outstanding so Cornell Capital Partners, L.P. could not own in excess of 2,781,668 shares. Giving effect to the 1,172,052 shares of our common stock currently held by Cornell Capital Partners, L.P., it could purchase 1,609,616 additional shares for approximately $78,000 under the standby equity distribution agreement (at an assumed purchase price of $0.0485 per share based upon 97% of an assumed lowest trading price of $0.05 on the Pink Sheets during the five consecutive trading days ending November 1, 2006). We will be unable to sell additional shares of our common stock under the standby equity distribution agreement if Cornell Capital Partners, L.P. is unable to reduce its holdings so as to remain below the 9.9% threshold.

There are additional restrictions on our ability to request advances under the standby equity distribution agreement. For example, our ability to request an advance is conditioned upon us registering and maintaining the registration of the shares of common stock under the Securities Act of 1933. Even if we request advances, the amount of each advance is limited to a maximum draw down of $350,000 every five trading days.


Further, we may not have enough shares of common stock authorized to issue shares of common stock under the standby equity distribution agreement depending upon our stock price. In such event, we will seek stockholder approval of an increase in the authorized number of shares of our common stock to make available that number of shares of our common stock as will be required for issuance under the standby equity distribution agreement. Although a majority of our stockholders have indicated a willingness to vote in favor of an increase in the authorized number of shares of our common stock, we may not be able to obtain a stockholder vote in favor of such an increase in a timely manner or at all. In addition, we may be required to file a proxy statement or information statement with the Securities Exchange Commission prior to taking certain corporate actions necessary to increase our authorized number of shares. In such event, we may not be able to file or obtain Securities Exchange Commission approval of a proxy or information statement on a timely basis or at all.

      o We may be required to amend our standby equity distribution agreement.

As a result of the number of shares that could be acquired by Cornell Capital upon full utilization of our standby equity distribution agreement, Cornell Capital could become an affiliate of us and own a majority of our outstanding common shares. Accordingly, we may be required to amend our standby equity distribution agreement to substantially reduce the dollar amount available thereunder. To the extent that we must substantially reduce the amount of financing available under the standby equity distribution agreement, our financing plans may be materially adversely affected. Additionally, further delays could occur with respect to the review and approval of the registration statement covering the standby equity distribution agreement shares.

                           FORWARD LOOKING STATEMENTS


This prospectus contains certain forward-looking statements and information that is based on the beliefs of our management, assumptions made by our management and information currently available to our management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful commercialization of our products, future demand for our products, general economic conditions, government regulation, competition and customer strategies, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.


Forward-looking statements are based on our management's current views and assumptions and involve unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks set forth under the caption "Risk Factors."

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.


This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, the forward-looking statements contained in this prospectus may not in fact occur.


                                 USE OF PROCEEDS


This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive cash proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. ("Cornell Capital") under the standby equity distribution agreement (the "SEDA"). The purchase price of the shares purchased under the SEDA will be equal to 97% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board ("OTC-BB") or other principal trading market on which our common stock is traded as quoted by Bloomberg, L.P. for the five trading days immediately following the date upon which we request an advance under the SEDA. In addition, Cornell Capital will retain a cash fee of 5% from the proceeds received by us for each advance under the standby equity distribution agreement for a total effective discount to the market price of our common stock of 8%. Cornell Capital will receive the proceeds from the sale of shares it purchases from us under the SEDA to the extent it chooses to sell those shares.

We do not expect to draw down the full dollar amount available under the SEDA. We currently expect the total amount of our draw downs to be in the $2 million range. The table below illustrates our estimated use of the cash proceeds we receive from sale of shares to Cornell Capital under the SEDA assuming various levels of funding under the SEDA:

========================================================================================
Assumed Funding Level under SEDA   $ 2,500,000   $ 5,000,000   $ 7,500,000   $10,000,000

Assumed Expenses                   $   500,000   $   700,000   $   900,000   $ 1,100,000

Estimated Net Proceeds             $ 2,000,000   $ 4,300,000   $ 6,600,000   $ 8,900,000
----------------------------------------------------------------------------------------

Operations                     $  400,000   $  400,000   $  400,000   $  400,000

Marketing                      $  800,000   $2,250,000   $2,250,000   $3,300,000

Sales                          $  250,000   $  250,000   $  250,000   $  250,000

Research and Development       $  400,000   $  600,000   $1,500,000   $1,900,000

Product Design                 $   50,000   $  100,000   $  100,000   $  100,000

New Personnel                          --   $  400,000   $  400,000   $  680,000

Equipment and Installation             --           --           --   $2,140,000

Working Capital                $  100,000   $  300,000   $1,700,000   $  130,000

================================================================================

The amounts listed above are estimates. Our Board of Directors has broad discretion to spend the proceeds for other business purposes if our Board of Directors determines it to be in our best interest. Thus, the actual amount expended to finance any category of expenses may be increased or decreased or reallocated to new uses by our Board of Directors, in its discretion. To the extent our expenditures are less than projected, the excess funds will be used for general working capital purposes. We may use working capital to acquire complementary products or businesses or otherwise form ventures or alliances with complementary businesses, possibly including assisted living or long-term assisted care facilities and would care clinics that utilize our products. We have not identified any potential acquisition or joint venture targets.


The SEDA provides that we may use the net proceeds we receive from the sale of shares to Cornell Capital under the SEDA for general corporate purposes, including the payment of loans we incur and for working capital purposes. The SEDA prohibits us from using any proceeds for the payment (or loan for the payment) of any judgment or other liability incurred by any of our officers, directors or employees, except for any liability owed to such person for services rendered or if we have indemnified such person from liability.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o     privately-negotiated transactions;

            o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o     through the writing of options on the shares;

            o     a combination of any such methods of sale; and

            o     any other method permitted pursuant to applicable law.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.


The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

Upon effecting the sale of any of the shares offered in this prospectus, Cornell Capital will, and any brokers, dealers or agents, will be deemed "underwriters" as that term is defined under the Securities Act of 1933 (the "Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act"), or the rules and regulations under such acts. Any commissions and any profit on the resale of the shares received by Cornell Capital, or any broker-dealers or agents deemed to be underwriters, will be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and may not enter into any such agreement in the future.


If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend this prospectus to describe the agreements between the selling stockholder and the broker-dealer.


In addition, some or all of the shares offered in this prospectus may not be issued to, or sold by, the selling stockholders.


                                 INDEMNIFICATION


We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling stockholder or their respective transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including for any untrue statement of a material fact with respect to such selling stockholder contained in this prospectus or an omission to state any material fact necessary to make the statements with respect to such selling stockholder in this prospectus not misleading.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              STATUTORY UNDERWRITER

Cornell Capital is an "underwriter" within the meaning of the Securities Act in connection with the sale of common stock under the SEDA. For so long as Cornell Capital is an "underwriter," Cornell Capital may not sell shares by relying on Rule 144. Cornell Capital will pay us 97% of the lowest volume weighted average price of our common stock for the five trading days immediately following the advance date under the SEDA. In addition, Cornell Capital will retain a cash fee of 5% from the proceeds received by us for each advance under the SEDA for an effective total discount to the market price of our common stock of 8%. Cornell Capital also received a one-time commitment fee of 1,465,065 shares of our common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

                                  BLUE SKY LAWS

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                              COSTS OF REGISTRATION

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $300,000. We estimate that the offering expenses will consist of: a SEC registration fee of $3,883, transfer agent expenses of $2,500, printing expenses of $30,000, blue sky fees and expenses of $2,500, accounting fees of $100,000, legal fees of $150,000 and miscellaneous expenses of $11,117. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the SEDA.

                                  REGULATION M

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the plan of distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the SEC.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to us and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.



                                                                          Percentage of
                                 Shares        Shares to     Shares to    Shares to be
                              Beneficially    be Acquired    be Sold In   Beneficially
                              Owned Before     Under the        the        Owned After
 Selling Stockholder          Offering (1)      SEDA(2)     Offering(2)   the Offering
----------------------        ------------    -----------   -----------   -------------
Cornell Capital
Partners, L.P.(3)               1,172,052     206,185,567   207,357,619        0%

Yonah Kopstick                    293,013               0       293,013        0%

Monitor Capital,
Inc.(4)                            90,909               0        90,909        0%

North Coast                       246,849               0       246,849        0%
Securities
Corporation(5)

James Fuller(6)                   120,000               0       120,000        0%

Frank Pasterczyk(7)               476,000               0       476,000        0%

Capital Investing,
LLC(8)                          3,613,513               0     3,613,513        0%

Portfolio Lenders
II, LLC(9)                        100,000               0       100,000        0%

Woody's Tomato Corp.
401(K) did 8/1/2001,
Thomas R. Forrest
and Lynn F. Teachey,
Trustees(10)                    5,195,882               0     5,195,882        0%

H. Dale Herring(11)            31,123,529               0    31,123,529        0%

Leonard Vonhof(12)             22,618,779               0    22,618,779        0%

Walter K. Hoch(13)              1,325,787               0     1,325,787        0%

Alvin E. Parker(14)             4,287,353               0     4,287,353        0%

Richard and Dana Diment(36)     5,658,071               0     5,658,071        0%

Troy Taylor(37)                   639,669               0       639,669        0%

Gordon Boyer(17)                  381,176               0       381,176        0%

Judith M. Guthrie(15)           6,224,706               0     6,224,706        0%

BSSC C/F Barbara M
Holder - IRA(18)                1,143,529               0     1,143,529        0%

Orthopaedic
Multispecialty
Network Savings Plan
& Trust(19)                     1,067,294               0     1,067,294        0%

Mark A. McDaniel(20)            3,112,353               0     3,112,353        0%

Dr. Dana E. Fender(16)            762,353               0       762,353        0%

Wayne Bernitt(21)               8,357,988               0     8,357,988        0%

Daryll W. Futch(22)             5,462,353               0     5,462,353        0%

Steven D. Alford(17)              381,176               0       381,176        0%

David W. and Judith
N. True(23)                     3,442,607               0     3,442,607        0%

William H. Burger(33)           1,401,654               0     1,401,654        0%

Joseph Fund Partners
LP(24)                          1,020,478               0     1,020,478        0%

Jennifer Sasaki(25)             6,483,576               0     6,483,576        0%

Jacson Long(26)                 4,332,195               0     4,332,195        0%

Paul Cartmell(27)              19,808,485               0    19,808,485        0%

Franklin Brown(34)              4,133,365               0     4,133,365        0%

Dr. Johnny Colegrove(35)        4,332,058               0     4,332,058        0%

William K. and
Theresa A. Hood(28)             3,157,058               0     3,157,058        0%

Dr. Stanley Marable(29)         1,410,000               0     1,410,000        0%

William Scheel(30)             11,183,365               0    11,183,365        0%

John Philip Reeves(31)         15,275,000               0    15,275,000        0%

Joy Setina(28)                  3,157,058               0     3,157,058        0%

MultiGrow Advisors,
LLC(32)                           500,000               0       500,000        0%

TOTAL                         183,491,233     206,185,567   389,676,800        0%

* Less than 1%


(1) Applicable percentage of ownership is based on 28,097,657 shares of common stock outstanding as of November 1, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of November 1, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 1, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. In addition, shares of common stock issuable as interest on the convertible notes issued in our private placements of units closed in 2005 and 2006 have been included in the calculation of number of shares beneficially owned by each noteholder although only a portion of such interest shares will have been earned and accrued as of or within 60 days of November 1, 2006.


(2) We cannot predict the actual number of shares of common stock that will be issued pursuant to the SEDA, in part because the purchase price of the shares under the SEDA will fluctuate based on prevailing market conditions and we have not determined the total amount of advances under the SEDA that we intend to draw. Therefore, the number of shares of common stock registered in connection with the SEDA is based on our good-faith estimate of the maximum number of shares that we will issue with respect thereto based upon current market prices of our common stock.


(3) Cornell Capital may purchase up to $10.0 million worth of our common stock pursuant to the SEDA at a price equal to 97% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, L.P. for the five consecutive trading days after the date upon which we request an advance under the SEDA. In addition, Cornell Capital will retain a cash fee of 5% from the proceeds received by us for each advance under the SEDA for a total effective discount to the market price of our common stock of 8%. This 8% discount is an underwriting discount. The terms of the SEDA prohibit Cornell Capital from acquiring such number of shares that would result in its holding in excess of 9.9% of our outstanding common stock. The figures in this row assume that this provision does not apply. Yorkville Advisors, LLC ("Yorkville") is the general partner of Cornell Capital. Mark Angelo, the managing member of Yorkville and Yorkville Advisors Management, LLC ("Yorkville Management"), the investment manager of Cornell Capital, has voting and investment control over the securities held by Cornell Capital. Mr. Angelo disclaims beneficial ownership of our common stock held by Cornell Capital. Cornell Capital is an "underwriter" within the meaning of the Securities Act in connection with the sale of common stock under the SEDA.

(4) Hsiao-Wen Kao has voting and investment control over the securities held by Monitor Capital, Inc. ("Monitor"). Mr. Kao disclaims beneficial ownership of our common stock held by Monitor.

(5) Represents shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast Securities Corporation ("North Coast"). On September 23, 2005, 48,724 warrants were issued as compensation for services rendered as placement agent in connection with our private placement of units closed in August and September 2005 (the "2005 Private Placement") with an exercise price of $0.48 per share, and 10,000 warrants were issued as compensation for consulting services under our Financial Advisory and Investment Banking Services Agreement (the "Financial Consulting Agreement") with an exercise price of $0.50 per share. On February 17, 2006, 188,125 warrants were issued as compensation for services rendered as placement agent in connection with our private placement of units closed in February 2006 (the "2006 Private Placement") with exercise prices ranging from $0.17 to $0.18 per share. Frank Pasterczyk is president of North Coast and has voting and investment control over the securities held by North Coast. Mr. Pasterczyk disclaims beneficial ownership of our common stock held by North Coast.


(6) Represents 20,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on September 23, 2005 as compensation for consulting services under our Financial Consulting Agreement with an exercise price of $0.50 per share and 100,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on February 17, 2006 as compensation for services rendered as placement agent in connection with our 2006 Private Placement with an exercise price of $0.17 per share. Mr. Fuller is an "underwriter" within the meaning of the Securities Act in connection with the sale of these securities.

(7) Represents 20,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on September 23, 2005 as compensation for consulting services under our Financial Consulting Agreement with an exercise price of $0.50 per share and 456,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on February 17, 2006 as compensation for services rendered as placement agent in connection with our 2006 Private Placement with an exercise price of $0.17 per share. Mr. Pasterczyk is an "underwriter" within the meaning of the Securities Act in connection with the sale of these securities.


(8) Represents shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee. On September 23, 2005, 438,513 warrants were issued as compensation for services rendered as placement agent in connection with the 2005 Private Placement with exercise prices ranging from $0.30 to $0.48 per share, and 450,000 warrants were issued as compensation for consulting services under our Financial Consulting Agreement with an exercise price of $0.50 per share. On February 17, 2006, 2,725,000 warrants were issued as compensation for services rendered as placement agent in connection with our 2006 Private Placement with exercise prices ranging from $0.17 to $0.18 per share. Capital Investing, LLC ("Capital Investing") is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply. Capital Investing is an "underwriter" within the meaning of the Securities Act in connection with the sales of these securities. Paul Kotos has voting and investment control over the securities held by Capital Investing.

(9) Represents shares issuable pursuant to warrants issued on September 23, 2005 as compensation for its agreement to provide future financing of inventory acquisition and product sales growth. These warrants have an exercise price of $0.50 per share. The JGM Family Trust is the managing member of Portfolio Lenders II, LLC ("Portfolio Lenders"). Thomas Gallagher is the trustee of the JGM Family Trust and, in such capacity, has voting and investment control over the securities held by Portfolio Lenders. Mr. Gallagher disclaims beneficial ownership of our common stock held by Portfolio Lenders.

(10) Represents 588,235 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 141,176 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 1,176,471 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 350,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 140,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 2,800,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(11) Represents 2,352,941 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 564,706 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 4,705,882 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 2,500,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 1,000,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 20,000,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(12) Represents 142,985 shares of common stock. Represents 3,529,412 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 847,059 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 7,058,824 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 1,057,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 423,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 9,560,000 shares of common stock issuable upon exercise of warrants (275,000 at $0.0560, 412,500 at $0.0700, 412,500 at $0.0840, and 8,460,000 at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares that would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(13) Represents 90,425 shares of common stock. Represents 329,412 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 79,059 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 826,892 shares of common stock issuable upon exercise of warrants (84,034 at $0.0744, 84,034 at $0.0893, and 658,824 at assumed exercise prices ranging from $0.531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement.

(14) Represents 235,924 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 56,471 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 470,588 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 375,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 150,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 3,000,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement.

(15) Represents 470,588 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 112,941 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 941,176 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 500,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 200,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 4,000,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(16) Represents 235,294 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 56,471 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 470,588 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement.

(17) Represents 117,647 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 28,235 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 235,294 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement.

(18) Represents 352,941 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 84,706 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 705,882 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement.

(19) Represents 329,412 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 79,059 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 658,824 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Alexander Michael III is the trustee of the Orthopaedic Multispecialty Network Savings Plan and Trust (the "Trust") and, in such capacity, has voting and investment control over the securities held by the Trust. Mr. Michael disclaims beneficial ownership of our common stock held by the Trust.

(20) Represents 235,294 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 56,471 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 470,588 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 250,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 100,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 2,000,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement.

(21) Represents 143,076 shares of common stock. Represents 941,176 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 225,882 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 1,882,353 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 432,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 173,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 4,560,000 shares of common stock issuable upon exercise of warrants (275,000 at $0.0560, 412,500 at $0.0700, 412,500 at $0.0840, and 3,460,000 at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(22) Represents 235,294 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 56,471 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 470,588 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 500,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 200,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 4,000,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(23) Represents 270,170 shares of common stock. Represents 823,529 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 197,647 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 2,151,261 shares of common stock issuable upon exercise of warrants (252,101 at $0.0744, 252,101 at $0.0893, and 1,647,059 at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement.

(24) Represents 90,057 shares of common stock. Represents 235,294 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 56,471 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 638,656 shares of common stock issuable upon exercise of warrants (84,034 at $0.0744, 84,034 at $0.0893, and 470,588 at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Thomas Troncalli has voting and investment control over the securities held by Joseph Fund Partners LP.

(25) Represents 143,076 shares of common stock. Represents 557,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 223,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 5,560,000 shares of common stock issuable upon exercise of warrants (275,000 at $0.0560, 412,500 at $0.0700, 412,500 at $0.0840, and 4,460,000
      at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(26) Represents 92,907 shares of common stock. Represents 375,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 150,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 3,714,288 shares of common stock issuable upon exercise of warrants (178,572 at $0.0560, 267,858 at $0.0700, 267,858 at $0.0840, and 3,000,000
      at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement.

(27) Represents 142,985 shares of common stock. Represents 1,932,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 773,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 16,960,000 shares of common stock issuable upon exercise of warrants (400,000 at $0.05, 275,000 at $0.0560, 412,500 at $0.0700, 412,500 at
      $0.0840, and 15,460,000 at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(28) Represents 92,770 shares of common stock. Represents 250,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 100,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 2,714,288 shares of common stock issuable upon exercise of warrants (178,572 at $0.0560, 267,858 at $0.0700, 267,858 at $0.0840, and 2,000,000
      at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement.

(29) Represents 150,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 60,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 1,200,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement.

(30) Represents 142,865 shares of common stock. Represents 1,057,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 423,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 9,560,000 shares of common stock issuable upon exercise of warrants (275,000 at $0.0560, 412,500 at $0.0700, 412,500 at $0.0840, and 8,460,000
      at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65' days notice. The figures in this row assume that this provision does not apply.

(31) Represents 1,625,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 650,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 13,000,000 shares of common stock issuable upon exercise of warrants (at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65' days notice. The figures in this row assume that this provision does not apply.

(32) Represents shares issuable pursuant to warrants issued on July 31, 2005 as compensation for consulting services under our Consulting Agreement and have an exercise price of $0.50 per share. John Murphy has voting and investment control over the securities held by MultiGrow Advisers, LLC.

(33) Represents 90,057 shares of common stock. Represents 352,941 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 84,706 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 873,950 shares of common stock issuable upon exercise of warrants (84,034 at $0.0744, 84,034 at $0.0893, and 705,882 at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement.

(34) Represents 142,865 shares of common stock. Represents 307,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 123,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 3,560,000 shares of common stock issuable upon exercise of warrants (275,000 at $0.0560, 412,500 at $0.0700, 412,500 at $0.0840, and 2,460,000
      at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement.

(35) Represents 92,770 shares of common stock. Represents 375,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 150,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 3,714,288 shares of common stock issuable upon exercise of warrants (178,572 at $0.0560, 267,858 at $0.0700, 267,858 at $0.0840, and 3,000,000
      at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement.

(36) Represents 142,865 shares of common stock. Represents 470,588 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 112,941 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 941,176 shares of common stock issuable upon exercise of warrants at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement. Represents 307,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.04 per share), 123,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.04 per share and assuming a five-year term) and 3,560,000 shares of common stock issuable upon exercise of warrants (275,000 at $0.0560, 412,500 at $0.0700, 412,500 at $0.0840, and 2,460,000 at assumed exercise prices ranging from $0.04 to $0.06 assuming a note conversion price of $0.04 per share) purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(37) Represents 90,425 shares of common stock. Represents 117,647 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.0425 per share), 28,235 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.0425 per share and assuming a three-year term) and 403,362 shares of common stock issuable upon exercise of warrants (84,034 at $0.0744, 84,034 at $0.0893, and 235,294 at assumed exercise prices ranging from $0.0531 to $0.0638 assuming a note conversion price of $0.0425 per share) purchased in the 2005 Private Placement.


A description of the selling stockholders' relationship to us and how the selling stockholders acquired the shares to be sold in this offering is set forth in the footnotes to the selling stockholders table above and below. Except as set forth therein, the selling stockholders have not held a position or office, or had any other material relationship, with us, and we do not expect to have a continuing relationship with the selling stockholders.

                                 CORNELL CAPITAL


Cornell Capital is the investor under the SEDA. Yorkville is the general partner of Cornell Capital. All investment decisions of Cornell Capital are made by its investment manager, Yorkville Management. Mark Angelo, the managing member of Yorkville and Yorkville Management, makes investment decisions on behalf of Yorkville and Yorkville Management. Cornell Capital acquired all shares being registered in this offering in the following financing transaction with us.

In May 2005, we entered into the SEDA with Cornell Capital. Pursuant to the SEDA, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay us 97% of the lowest volume weighted average price on the OTC-BB or other principal market on which our common stock is traded as quoted by Bloomberg, L.P. for the five trading days immediately following the notice date. Further, Cornell Capital will retain a cash fee of 5% from each advance under the SEDA for an effective total discount to the market price of our common stock of 8%. In connection with the SEDA, Cornell Capital received a commitment fee of 1,465,065 shares of our common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us. Cornell Capital does not own or benefit from any other of our debt or equity securities. Yorkville Management received a structuring fee of $10,000 in connection with the SEDA and is entitled to receive an additional $5,000 upon the effectiveness of the registration statement of which this prospectus forms a part. Yorkville Management will also receive a structuring fee of $500 from the proceeds of each advance under the SEDA. We are registering 343,642,612 shares in this offering that may be issued under the SEDA.


Cornell Capital is an "underwriter" within the meaning of the Securities Act in connection with the sale of common stock under the SEDA.

RISKS RELATED TO SALES BY CORNELL CAPITAL

There are certain risks related to sales by Cornell Capital, including:

      o The shares will be issued to Cornell Capital based on a discount to the market rate. As a result, the lower the stock price is at the time Cornell Capital is issued shares, the greater the likelihood is that Cornell Capital will receive more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital sells its common stock, our common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which could further depress our stock price.

      o The significant downward pressure on the price of our common stock as Cornell Capital sells material amounts of shares could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of our common stock.


      o For additional risks related to sales by Cornell Capital, see "Risk Factors - Risks Related to this Offering".


                                     MONITOR


Monitor is a registered broker-dealer that we engaged to advise us in connection with the SEDA. Hsiao-Wen Kao makes the investment decisions on behalf of Monitor. We paid Monitor a fee of 90,909 shares of our common stock. We are registering these shares in this offering. Monitor is an "underwriter" within the meaning of the Securities Act in connection with the sale of these securities.


                       NORTH COAST SECURITIES CORPORATION

North Coast served as placement agent for us in our 2006 private placement of units closed in February 2006 and our 2005 private placement of units closed in August and September 2005.

As consideration for services rendered as placement agent in the 2006 Private Placement, we paid North Coast fees consisting of:

      o $72,000 representing commissions of 12% of the gross offering proceeds raised by North Coast;

      o $18,000 representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by North Coast;


      o warrants to purchase 3,469,125 shares of our common stock at exercise prices ranging from $0.17 to $0.18 representing 10% of the number of shares of common stock that would be issuable to investors in the offering assuming conversion of their 8% notes and exercise of the related warrants at each closing date, with an exercise price equal to 110% of the note conversion prices on such date; and


      o a due diligence and pre-marketing fee and North Coast's legal fees for the offering of $15,000.

As consideration for services rendered as placement agent in the 2005 Private Placement, we paid North Coast fees consisting of:

      o $65,760 representing commissions of 12% of the gross offering proceeds raised by North Coast;

      o $16,440 representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by North Coast;


      o warrants to purchase 487,237 shares of our common stock at exercise prices ranging from $0.30 to $0.48 representing 10% of the number of shares of common stock that would be issuable to investors in the offering assuming conversion of their 8% notes and exercise of the related warrants at each closing date, with an exercise price equal to 110% of the note conversion prices on such date;


      o     a due diligence and  pre-marketing  fee of $25,000; and

      o     North Coast's legal fees for the offering of $6,690.

As consideration for services pursuant to our Financial Consulting Agreement with North Coast, we paid North Coast fees of:

      o     $15,000 ; and

      o warrants to purchase 500,000 shares of our common stock at an exercise price of $0.50.

      o In addition, North Coast is entitled to receive a monthly fee of $5,000 for the 12 month term of the agreement.


The warrants are held by North Coast and its designees. North Coast and its designees are under "underwriters" within the meaning of the Securities Act in connection with the sale of these securities.

                                 WARRANT HOLDERS


MultiGrow Advisors was issued warrants to purchase up to 500,000 shares of our common stock at an exercise price of $0.50 per share as compensation for services rendered to us under our Consulting Agreement. The Consulting Agreement requires MultiGrow Advisors to advise us with respect to strategic relationships and alliances in the personal skin care, wound care and pharmaceutical industries for a term of 12 months. Portfolio Lenders II, LLC was issued warrants to purchase up to 100,000 shares of our common stock for its agreement to provide future financing of inventory acquisition and product sales growth. Paul Cartmell, the bridge lender in our August 2006 bridge loan, was issued warrants to purchase up to 400,000 shares of our common stock at an exercise price of $0.05 per share in connection with the making of the bridge loan.


                         PRIVATE PLACEMENT STOCKHOLDERS

All other selling stockholders included in the registration statement of which this prospectus forms a part were subscribers in our 2006 or 2005 Private Placement.

We will file a prospectus supplement to name successors to any named selling stockholders who are able to use this prospectus to resell securities.

                        MARKET PRICES AND DIVIDEND POLICY


Our common stock is quoted through various market makers on the Pink Sheets Electronic Quotation Service, and "bid" and "asked" prices in the common stock are quoted on the Pink Sheets under the symbol "HRUM". Our common stock was quoted in the over-the-counter market on the OTC-BB until July 12, 2006. The following table sets forth certain information with respect to the high and low bid prices for our common stock as of the close of each of the calendar quarters of 2006, 2005 and 2004. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                             Bid Prices for Common Stock
                                             ---------------------------

                                                High             Low
                                            ------------     -----------

2006
Fourth Quarter
 (through November 1, 2006)                   $     0.12      $     0.05
Third Quarter                                 $     0.25      $     0.07
Second Quarter                                $     0.19      $     0.13
First Quarter                                 $     0.30      $     0.13

2005
Fourth Quarer                                 $     0.44      $     0.17
Third Quarter                                 $     2.00      $     0.21
Second Quarter                                $     0.38      $     0.08
First Quarter                                 $     0.35      $     0.09

2004
Fourth Quarter                                $     0.26      $     0.05
Third Quarter                                 $     0.51      $     0.06
Second Quarter                                $     4.95      $     0.50
First Quarter                                 $     5.00      $     1.60

On November 1, 2006, the last sale price quoted on the Pink Sheets for our common stock was $0.05. As of November 1, 2006, there were approximately 1,107 holders of record of our common stock.


                                    DIVIDENDS

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Additionally, our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

In May 2005, we entered into the SEDA with Cornell Capital. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville.

Sales of shares under the SEDA:

      o Pursuant to the SEDA, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs.

      o At our discretion, we may periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $10.0 million.

      o For each share of common stock purchased under the SEDA, Cornell Capital will pay us 97% of the lowest volume weighted average price on the OTC-BB or other principal market on which our common stock is traded for the five trading days immediately following the date upon which we request an advance under the SEDA. The volume weighted average price is calculated automatically by Bloomberg L.P., a reporting service, and is calculated by multiplying the number of our shares sold on a given day by the actual sales prices.

      o A closing will be held one trading day after the end of each pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount requested by us.

Advances under the SEDA:

      o The periodic sale of shares is known as an advance. We may request an advance every five trading days.

      o Our ability to request advances is conditioned upon us registering the shares of common stock under the Securities Act. We may request advances under the SEDA once the underlying shares are registered under the Securities Act.

      o Thereafter, we may continue to request advances until Cornell Capital has advanced $10.0 million or 24 months after the effective date of the registration statement of which this prospectus forms a part, whichever occurs first.

      o The amount of each advance is limited to a maximum draw down of $350,000 every five trading days.

      o In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock.


      o As of November 1, 2006, we had 28,097,657 shares outstanding so Cornell Capital could not own in excess of 2,781,668 shares. Giving effect to the 1,172,052 of our common stock currently held by Cornell Capital, it could purchase 1,609,616 additional shares for approximately $78,000 under the SEDA (assuming a per share purchase price of $0.0485 based on 97% of an assumed lowest trading price of $0.05 on the Pink Sheets during the five consecutive trading days ending November 1, 2006.)



Sales by Cornell Capital of shares acquired under the SEDA:


      o We do not have any agreements with Cornell Capital regarding the distribution of such stock, although Cornell Capital has indicated that it intends to promptly sell any stock received under the SEDA. For discussion of the risks associated with sales of our stock by Cornell Capital, see "Risk Factors - Risks Related to this Offering".


Fees under the SEDA:


      o In connection with the SEDA, Cornell Capital received a commitment fee of 1,465,065 shares of our common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us. We also paid $2,500 to Cornell Capital for due diligence expenses. For discussion of the risks associated with sales of our stock by Cornell Capital, see "Risk Factors - Risks Related to this Offering".


      o Further, Cornell Capital will retain a cash fee of 5% from each advance under the SEDA. This represents an effective discount of 8% when taken together with the 3% discount to the market price of our common stock that Cornell Capital will pay to purchase shares under the SEDA.

      o Yorkville Management received a structuring fee of $10,000 in connection with the SEDA and is entitled to receive an additional $5,000 upon the effectiveness of the registration statement of which this prospectus forms a part.

      o Yorkville Management will also receive a structuring fee of $500 from the proceeds of each advance under the SEDA.

      o We engaged Monitor, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Monitor received a fee of 90,909 shares of our common stock.


Registration and issuance of shares under the SEDA :


      o We are registering 206,185,567 shares of common stock for the SEDA pursuant to the registration statement of which this prospectus forms a part. The costs associated with this registration will be borne by us.


      o We cannot predict the actual number of shares of common stock that will be issued pursuant to the SEDA, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions. Further, we have not determined the total amount of advances we intend to draw.

      o Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issue the full $10.0 million in value of shares covered by the SEDA at a recent price of $0.05 per share less the 3% discount to the market price of our common stock, we would issue 206,185,567 shares of common stock to Cornell Capital. These shares would represent 88% of our outstanding common stock upon issuance. In addition, we would pay $500,000 in cash to Cornell Capital, representing the cash fee of 5% of each advance under the SEDA. This represents an effective discount of 8% when taken together with the 3% discount to the market price of our common stock that Cornell Capital will pay to purchase shares under the SEDA.

There are certain other conditions to our right to request an advance. These conditions include:

            o     maintaining our authorization for quotation on the OTC-BB;

            o having an effective registration statement related to the stock to be issued;

            o the absence of a stop order or other action adversely affecting the registration statement;

            o     no events shall have  occurred that would require us to file a
                  post-effective   amendment  to  the   effective   registration
                  statement; and

            o the advance will not cause Cornell Capital to beneficially own more than 9.9% of our outstanding common stock.

Cornell Capital is permitted to terminate the SEDA if (i) there is a stop order or suspension of the effectiveness of the registration statement of which this prospectus forms a part for 50 trading days or (ii) we fail to materially comply with certain covenants, which include the following:

            o     maintaining a quotation of the common stock on the OTC-BB;

            o maintaining our status as public company under Section 12(g) of the Exchange Act;

            o delivering instructions to the transfer agent to issue shares in connection with an advance notice;

            o notifying Cornell Capital of events impacting the registration of the stock to be issued, including the issuance of a stop order;

            o issuing stock or convertible securities at a price not less than the market price of our common stock on the date of issuance; and


            o not merging or consolidating with another company where the acquiring entity does not assume our obligations under the SEDA.



Use of proceeds:



      o Proceeds used under the SEDA will be used in the manner set forth in "Use of Proceeds". We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. We do not expect to draw down the full amount available under the SEDA. We currently expect the total amount of our draw downs to be in the $2 million range.

      o We expect to incur expenses of approximately $200,000 in connection with this registration, consisting primarily of professional fees. In connection with the SEDA, we paid Cornell Capital a one-time commitment fee of 1,465,065 shares of common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us and will pay to Cornell Capital 5% of each advance we draw. We issued 90,909 shares of our common stock to Monitor, a registered broker-dealer, as a placement agent fee.


Alternative financing methods considered:

      o Alternative financing methods that we considered before entering into the SEDA were investment by angel investors, as well as by other accredited individual and corporate investors. We ultimately decided to enter into the SEDA because our research of Cornell Capital and the SEDA financing structure indicated a history of client satisfaction among companies financed by Cornell Capital with respect to the quality of financing, management and other assistance provided by Cornell Capital. In addition, we felt that the SEDA structure, including offering 97% of the market value of our stock and providing restrictions against short selling, was extremely competitive and fair. Furthermore, of those angel investors with whom we met, some were not interested in financing us and others presented highly dilutive or otherwise unattractive financing structures.

      o Ultimately we also consummated the 2005 Private Placement and 2006 Private Placement to satisfy our immediate financing needs pending our ability to draw down on the SEDA. See " Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


                                    BUSINESS


We are a biotechnology company that develops and distributes proprietary products for personal skin care under the Health Renu Medical brand name. Our products are natural and provide nutrients and proteins designed to benefit the body.


We have developed two product lines - our HealthRenu Medical line and our BetterSkin consumer line - which consist of the following products:

HEALTHRENU MEDICAL LINE:

      o     DERM-ALL GEL


            Hydrating gel which brings essential nourishing ingredients deep within the skin's surface.


      o     SKIN RENU PLUS

            Penetrating moisturizer made from essential oils.

      o     SKIN RENU LOTION

            Advanced formula moisturizing skin protectant. Continued use of this product may reduce the appearance of wrinkles and fine lines.

      o     SKIN RENU SKIN THERAPY

            Vitamin E moisturizer in combination with Omegas 3, 6 and 9 essential fatty acids to revitalize the skin.

      o     RENU CARE WASH NON-RINSE CLEANSER

            Non-rinse cleanser, moisturizer and skin protectant for those who are bedridden or otherwise immobile.

      o     DEEP RELIEF PAIN RELIEVER

            Deep Relief provides penetrating pain relief of minor aches and pains in muscles and joints with arthritis, strains and sprains.



BETTERSKIN CONSUMER LINE:


Our BetterSkin consumer line consists of scented body lotions and body washes that are designed for every day use by consumers. Our BetterSkin products come in the most popular selling scents in the U.S. - vanilla bean, strawberry, juicy mango, cucumber melon, grapefruit, rose, peach, and pomegranate - and contain seven essential oils and vitamins. We currently sell the vanilla bean, strawberry, juicy mango, and cucumber melon BetterSkin lotions on our website. Our manufacturing laboratory has completed the research and development for the following BetterSkin body lotion and body wash scents: grapefruit, rose, peach, and pomegranate. Unlike a majority of the consumer scented lines on the market today which can damage fat cells of the skin, we believe that our BetterSkin products offer a higher quality, healthier and less expensive lotion. We have not yet commenced distribution of our BetterSkin products, although four BetterSkin scented lotion products are available for sale on our website.

THE INDUSTRY

Our management estimates that the personal skin care industry in the U.S., including cosmeceutical (skincare products designed for both cosmetic and health purposes such as suncare, anti-acne and lip care products) and anti-aging products and hand and body lotions, is a $10 billion a year industry.

There is a growing population of older and elderly persons in the U.S. The 50 year and older age group is the fastest growing age group in the U.S. U.S. persons are living longer lives. Aging and poor immune systems can cause the body to lose its ability to maintain production of certain fatty acids and amino acids that are critical for maintaining normal body function.

We believe that our medical line products have a positive effect in caring for aging skin, including skin care problems that often affect the elderly. We believe that our products can deliver nutrients deep within the skin's surface to provide nourishment and hydration of the skin, reduce the appearance of fine lines and wrinkles and relief from minor aches and pains in muscles and joints.

We believe that our medical line products provide a very simple, rapidly working, effective and less expensive way to address skin problems, including those associated with aging. We believe these factors will incentivize the home healthcare, long-term and assisted care industries to use our medical line products. Our belief in the effectiveness of these products is based upon responses in and positive feedback from customers and the personal experiences of our management.

All of our medical line products are made with a heavy concentration of omega-3, omega-6 and omega-9 essential fatty acids. These fatty acids are recognized by the body as natural substances and are readily absorbed by the body. The body uses these ingredients to benefit the body and does not fight them off as foreign. Essential fatty acids are currently being in many cosmetic products and therapeutic vehicles.



                                  DISTRIBUTION


Many of our medical line and consumer line products are offered for sale on our website. We also distribute our HealthRenu medical line products directly to consumers and through distributors to nursing homes, hospices, doctors' offices, and other medical markets and retailers throughout the U.S. Historically, most of our sales have been from our medical line to consumers, nursing homes, hospices and clinics. During the year ended September 30, 2004, $19,000 or 88% of our sales were to a distributor who is also a stockholder of us. We have not made any sales to this distributor in fiscal 2005 or 2006. We do not expect to make significant sales to this distributor in the future.

We have not yet commenced distribution of our BetterSkin products, although four BetterSkin scented lotions are available for sale on our website. We intend to place our BetterSkin 8 ounce lotion and body washes in low end retail markets, with the 13 ounce sizes in high end retail and drug stores. Our initial plans for sale of our BetterSkin line include sales through large dollar stores. We expect to commence retail distribution of the BetterSkin line during our first quarter of fiscal 2007 ending December 31, 2006.

Our current marketing efforts include use of regional medical supply distribution companies, mailings and magazine advertising targeted to older consumers in limited U.S. markets.

We may consider forming ventures or alliances with certain existing and potential users of our products such as assisted living or long term assisted care facilities that use of our products. We have not identified any such potential joint venturer. This plan depends upon our receiving additional capital funding pursuant to the SEDA.

                             MANUFACTURE OF PRODUCTS


Our products are manufactured by a Texas-based pharmaceutical laboratory which has been approved by the FDA. We do not have a contract with this laboratory. This laboratory may not continue to maintain its FDA certification or continue to be willing or able to produce our products for us at reasonable prices or at all. If for any reason this laboratory discontinues production of our products, it would likely result in significant delays in production of our products and interruption of our product sales as we seek to establish a relationship and commence production with a new laboratory.

This laboratory owns our product formulas subject to our exclusive use and right to purchase the formulas. The laboratory is responsible for supplying the formula ingredients other than the essential fatty acids which we supply for quality control purposes. We currently have on hand sufficient essential fatty acid supplies to meet our short terms needs and we have developed sources for their supply for the long-term future. We do not have agreements with the suppliers of essential fatty acids and expect that we would enter into purchase orders with them for purchases of essential fatty acids from time to time on an as needed basis.


                              INTELLECTUAL PROPERTY



We have applied to register the trademark "HealthRenu Medical".

We do not own any patents or licenses. Our production laboratory owns our product formulas subject to our rights to exclusive use of our product formulas and to purchase these formulas at prices that we believe are reasonable. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to our products and manufacturing processes. We protect our proprietary rights in our product formulas and operations through contractual obligations with our consultants and vendors. These protections may prove inadequate. Further, our competitors may independently develop or patent products that are substantially equivalent or superior to our products.



Darrell Good, the founder and principal of Health Renu, Inc., a Delaware corporation to whose business we succeeded ("Health Renu-DE"), has competed against us by posting products similar to ours with the same product numbers on his website for sale. Mr. Good has also attempted to solicit sales from our customers. We have various other claims against Mr. Good including for fraud, breach of contract and breach of fiduciary duty based on Mr. Good's misrepresentation to us that we owned our products' formulas when in fact they are owned by the production laboratory. We filed a lawsuit against Mr. Good in the U.S. District Court for the Southern District of Texas seeking recovery for these claims. Although a final default judgment against Mr. Good was entered in this case, we may not be able to prevent Mr. Good from continuing to compete with us or solicit our customers. See "-- Legal Proceedings".


                              GOVERNMENT REGULATION


      o If we do not comply with regulations imposed on us by the U.S. Food and Drug Administration, we may be unable to sell one or more of our products or otherwise face liability.

Our sales of products are subject to regulation by the U.S. Food and Drug Administration, or FDA. The two most important laws pertaining to cosmetics marketed in the United States are the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and the Fair Packaging and Labeling Act, or FPLA. The FD&C Act prohibits the marketing of adulterated or misbranded cosmetics. Violations of the Act involving product composition--whether they result from ingredients, contaminants, processing, packaging, or shipping and handling--cause cosmetics to be adulterated and are subject to regulatory action. Improperly labeled or deceptively packaged products are considered misbranded and are subject to regulatory action. In addition, under the authority of the FPLA, the FDA requires an ingredient declaration to enable consumers to make informed purchasing decisions. Cosmetic products and ingredients are not generally subject to FDA premarket approval authority, however, the FDA may pursue enforcement action against violative products or companies who violate the law. We are responsible for substantiating the safety of our products and ingredients before marketing them.

Over-the-counter (OTC) drugs, however, are subject to FDA approval. Generally, OTC drugs must either receive premarket approval by FDA or conform to final regulations specifying conditions whereby they are generally recognized as safe and effective, and not misbranded. OTC drugs must also be labeled according to OTC drug regulations, including the "Drug Facts" labeling. Currently, certain OTC drugs that were marketed before the beginning of the OTC Drug Review (May 11, 1972) may be marketed without specific approval pending publication of final regulations under the ongoing OTC Drug Review. Once a regulation covering a specific class of OTC drugs is final, those drugs must either:

      o     be the subject of an approved New Drug Application (NDA), or

      o     comply with the appropriate monograph, or rule, for an OTC drug.

An NDA is the vehicle through which drug sponsors formally propose that the FDA approve a new pharmaceutical for sale and marketing in the U.S. The FDA only approves an NDA after determining that the data are adequate to show the drug's safety and effectiveness for its proposed use and that its benefits outweigh the risks. The NDA process can be expensive and time consuming for a drug sponsor.

The FDA has published monographs, or rules, for a number of OTC drug categories. These monographs state requirements for categories of non-prescription drugs, such as what ingredients may be used and for what intended use. Among the many non-prescription drug categories covered by OTC monographs are acne medications, treatments for dandruff, seborrheic dermatitis, and psoriasis and sunscreens.

Our management, with the help of a FDA consultant, has determined that our currently marketed products are either cosmetics or OTC drugs that may be marketed without specific FDA approval as they are covered by OTC monographs. The FDA, however, may disagree with our management's classification of our products.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to replace or refund the cost of products that we distributed. If any of these events were to occur, it could materially adversely affect our ability to market our products and our business and financial condition.

The FDA recently required us to change certain of our product classifications, certain of our package labeling and sales literature, and refrain from making certain claims about our product uses. We complied and now believe that we are in material compliance with the FDA's requirements. It is possible that the FDA will determine that we do not so comply or that its policies, regulations or interpretations thereof will change such that we no longer so comply, that our products are no longer considered OTC or cosmetic products, or such that we may not be able to obtain favorable product classification for any future products that we may develop. Any of the foregoing could materially adversely impact our ability to market our products and our business and financial condition.

                            RESEARCH AND DEVELOPMENT

We seek to conduct research and development on an on-going basis. We seek to develop new products to aid in personal skin care and wound care. Our recent research and development efforts have been primarily in the area of wound care for non-healing wounds (i.e., wounds that do not heal), including diabetic and pressure ulcers and surgical wounds. If we sucessfully develop and test any new products, we will seek to bring them to the market. Any wound care products that we may develop would have to qualify as an OTC drug in compliance with applicable FDA requirements, including being the subject of an approved NDA. Such requirements include extensive clinical testing which would likely be expensive and time consuming. We may not be able to develop any new products and any new products we develop may not obtain necessary FDA approvals or be marketable. We did not incur any research and development expenses in the fiscal years ended September 30, 2004 and 2005, respectively.


                                    EMPLOYEES

Our Chief Executive Officer had been our only full-time employee. In 2005, we hired two additional full-time employees. We contract with consultants to assist in numerous areas of our operations and development. Additionally, we outsource key functions to control costs and keep our overhead low. We intend to hire additional full-time employees on an as needed basis. This will depend upon our receiving additional capital funding pursuant to the SEDA.

                                   COMPETITION


We estimate that the U.S. market for personal skincare products is $10 billion per year, including cosmeceutical (skin care products designed for both cosmetic and health purposes such as suncare, anti-acne and lip care products) and anti-aging products and hand and body lotions. Our products account for a less than one-percent market share of this market.

The personal skin care industry is served by a number of sources, including major domestic and international medical, pharmaceutical, cosmetic, consumer products and other companies. Most of these companies have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. Large corporations dominate sales in these industries although we believe many opportunities exist for medium and smaller-sized companies like us to compete. Medical/Pharmaceutical competitors include such large corporations such as Johnson & Johnson, Pfizer, Merck and 3M. The consumer skin care arena includes leaders such as Procter & Gamble and Eli Lilly. The cosmeceutical market is led by such well known companies as Clinique, Lancome and Estee Lauder.

We compete based upon the effectiveness of our products and upon price. We minimize our product prices by minimizing our expenses, including for product production, inventory, advertising and other overhead expenses. We intend to operate with minimal overhead costs by outsourcing our shipping, receiving, purchasing, and production functions. We believe that our products work simply, rapidly and effectively.

Also, Darrell Good, the founder and principal of Health Renu-DE, has competed against us by posting products similar to ours on his website for sale and soliciting sales from our customers. We filed a lawsuit in federal court against Mr. Good and a final default judgment was entered against Mr. Good prohibiting him from competing with us for one year, although we may not be able to prevent Mr. Good from continuing to compete with us. See "-- Legal Proceedings."


                                    PROPERTY


We have an office at 12777 Jones Road, Suite 481, Houston, Texas 77070 consisting of 1,692 square feet of office space. Our lease is effective through January 31, 2009. Monthly base rent under the lease is $2,362.50 through January 2007, $2,397 through February 2008 and $2,467.50 through January 2009.

                                LEGAL PROCEEDINGS

There are no material legal proceedings pending against us except as described below.

In October 2005, a stockholder, filed a lawsuit against us, our chief executive officer and a former chief executive officer, in the District Court for the City and County of Denver, State of Colorado. The stockholder claims he was issued 44,000 shares of common stock of AGTSports, Inc., a Colorado corporation and our predecessor, prior to 1997 which shares were intended to be "non-dilutive" and that he purchased 44,000 additional shares in May 1997. He further claims that he was not given notice of or an opportunity to vote with the respect to the reincorporation and exchange transaction in September 2003 whereby we became HealthRenu Medical, Inc. and that he was prevented from liquidating his shares at $8.50 per share. The stockholder alleges various claims for relief based upon negligent and fraudulent misrepresentation and concealment, civil conspiracy, civil theft, breach of fiduciary duty, breach of contract, failure to provide notice of dissenter rights, violation of the Colorado Securities Act, and intentional infliction of emotional distress. The stockholder seeks relief including compensation for his stock, forfeited opportunities to liquidate his stock, actual, compensatory and punitive damages, costs and attorney fees and treble damages with respect to his civil theft claim. We believe this claim is without merit and have filed an answer to defend against such complaint. The case is currently in the discovery phase. We have made a settlement offer to the stockholder in the amount of $11,000 representing his purchase price for the shares, which we believe is fair and reasonable compensation for these claims.

In April 2005, we filed a lawsuit in U.S. Federal District Court for the Southern District of Texas seeking to recover approximately 8.1 million shares of our common stock from the founder and principal of Health Renu-DE, Darrell Good, and requesting that Mr. Good cease competing with us and soliciting our customers. The lawsuit, among other claims, alleged breach of contract, fraud and breach of fiduciary duty on the part of Mr. Good. A final default judgment against Mr. Good was entered in this case on July 29, 2005 and the court ordered that the shares be cancelled and returned to us and that Mr. Good is enjoined from competing with us for one year. The time for appeal of the order expired on August 28, 2005. The shares have been cancelled on the books and records of our transfer agent. We may not be able to prevent Mr. Good from continuing to compete with us or to solicit our customers.


                              BUSINESS DEVELOPMENT


We were originally incorporated in Colorado as American Merger Control, Inc. on January 6, 1986. In 1990, we changed our name to Ultratech Knowledge Systems, Inc., and in 1993, we changed our name again to AGTsports, Inc. During the fiscal years ended September 30, 1991 through September 30, 1998, our business plan was to pursue providing technological and software services to golf and related industries. In 1998, we abandoned this business plan. Prior to entering into and consummating the exchange agreement (the "Exchange Agreement") with Health Renu-DE, a Delaware corporation to whose business we succeeded, and its stockholders discussed below, we were considered a "shell" or "blank check" company whose sole purpose was to search for and enter into new business opportunities.

On September 4, 2003, we merged into AGTsports, Inc., our wholly-owned Nevada subsidiary. As a result of the merger, we were reincorporated in Nevada.


On September 26, 2003, we entered into the Exchange Agreement with Health Renu-DE and the former Health Renu-DE stockholders whereby Health Renu-DE became our wholly-owned subsidiary and our control shifted to the former Health Renu-DE stockholders.

The Exchange Agreement represented a recapitalization of Health Renu-DE with accounting treatment similar to that used in a reverse acquisition, except that no goodwill or intangible asset was recorded. A recapitalization is characterized by the merger of a private operating company into a non-operating public shell corporation with nominal net assets and typically results in the owners and managers of the private company having effective or operating control after the transaction.

Health Renu-DE emerged as the surviving financial reporting entity under the Exchange Agreement, but we remained as the legal reporting entity. As a result of our acquisition of Health Renu-DE and a change in our business focus to skin care and wound care products, we changed our name to HealthRenu Medical, Inc. ("HealthRenu Medical") A reference herein to us includes a reference to Health Renu-DE and vice-versa unless otherwise indicated.

Since its inception, Health Renu-DE had, and since the recapitalization, we have, been in the medical research and development stage, with a focus on creating and improving our skin care and developing wound care products.

On February 29, 2004, we entered into an agreement with Darrell Good, a former stockholder and the founder and principal of Health Renu-DE whereby we transferred to Mr. Good 100% of the issued and outstanding shares of our wholly-owned Health Renu subsidiary and certain of our assets and liabilities in exchange for a return to us from the stockholder of 25,000 shares of our common stock and all rights and formulas to produce Health Renu-DE's products. The gain on the disposition of these assets and liabilities was $15,468 and recorded an additional paid in capital. We filed a lawsuit against Mr. Good alleging breach of contract, breach of fiduciary duty and fraud on his part in connection with this agreement and the Exchange Agreement. See "-- Legal Proceedings."

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those set forth under "Risk Factors" and elsewhere in the prospectus.


                                    OVERVIEW


On September 26, 2003, we acquired 100% of the outstanding shares of Health Renu-DE, a Delaware corporation to whose business we succeeded, pursuant to the Exchange Agreement. Since its inception, Health Renu-DE had been in the medical research and development stage, with a focus on improving its skin care and developing wound care products. During this period, Health Renu-DE had nominal production and revenue. As a result of the Exchange Agreement, the business of Health Renu-DE became our business, our control shifted to the former Health Renu-DE stockholders and we subsequently changed our name to HealthRenu Medical, Inc.

                          CRITICAL ACCOUNTING POLICIES


The following discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to revenue recognition, inventory and stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Of the significant accounting policies used in the preparation of our financial statements, the following are critical accounting policies, which may involve a higher degree of judgment, complexity and estimates.

Revenue Recognition

Revenue is recognized when products are shipped and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Sales are reported net of estimated returns, consumer and trade promotions, rebates and freight allowed.

Inventory

Inventory consists solely of finished goods and is stated at the lower of cost or market. Cost is computed using actual costs on a first-in, first-out basis. Since the inventory typically has a very long shelf life, management reviews the inventory on an annual basis and records a reserve for obsolescence when considered necessary. As of June 30, 2006, we did not have a reserve for obsolescence.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107. We adopted SFAS 123R on January 1, 2006.

Prior to January 1, 2006, we accounted for stock options according to the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at it fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, we use the Black-Scholes model to value the derivative instruments.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.


                         COMPARISON OF OPERATING RESULTS


NINE MONTHS ENDED JUNE 30, 2006 COMPARED TO NINE MONTHS ENDED JUNE 30, 2005

Revenues increased to $12,587 for the nine months ended June 30, 2006 from $10,541 for the nine months ended June 30, 2005. The increase in revenues is due to increased purchases from new vendors.

Cost of sales increased to $7,603 for the nine months ended June 30, 2006 from $3,407 for the nine months ended June 30, 2005. The increase in cost of sales is due to the costs of purchasing new product labels and shipping supplies.

Gross profit decreased to $4,984 for the nine months ended June 30, 2006 from $7,134 for the nine months ended June 30, 2005. The decrease in gross profit is due to increased cost of sales.

General and administrative expenses increased to $675,647 for the nine months ended June 30, 2006 from $185,487 for the nine months ended June 30, 2005. The increase in general and administrative expenses was due to higher costs related to our expansion efforts and increased compensation to our chief executive officer.

Loss on embedded derivative liability. We recognized a loss on derivative instruments of $6,937,905 during the nine months ended June 30, 2006 compared to no activity during the nine months ended June 30, 2005. The increase is as a result of the net unrealized (non-cash) change in the fair value of our derivative instrument liabilities related to certain warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. These warrant and debt instruments were issued during August and September of our 2005 fiscal year and February of our 2006 fiscal year.

Interest and financing expense increased to $211,355 for nine months ended June 30, 2006 from $60,226 for the nine months ended June 30, 2005. The increase is attributable to the additional interest related to our outstanding note payable and convertible notes.

We recorded a loss from operations of $670,663 for the nine months ended June 30, 2006 compared to a loss from operations of $178,353 for the nine months ended June 30, 2005. The increase in loss from operations is principally due to the increase in general and administrative expenses.

We reported a net loss of $7,819,923 for the nine months ended June 30, 2006 compared to a net loss of $238,579 for the nine months ended June 30, 2005. The increase in loss is due to the loss on embedded derivative liabilities.

Basic and diluted net loss per common share was $0.30 for the nine months ended June 30, 2006 compared to $0.01 for the nine months ended June 30, 2005.


FISCAL YEAR ENDED SEPTEMBER 30, 2005 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2004


We experienced a decrease in sales of $12,021 for the fiscal year ended September 30, 2005 to $9,785 as compared to $21,806 for the fiscal year ended September 30, 2004. During the fiscal year ended September 30, 2005, we were primarily focused on expansion. We would have ordinarily allocated the funds that we used for the expansion to promote our products. In addition, approximately $19,000 of the sales in 2004 was made to one of our stockholders which did not occur in 2005.


Gross profit (loss) for the fiscal year ended September 30, 2005 decreased $17,827 to a negative $3,673 compared to a negative $21,500 for the fiscal year ended September 30, 2004. The decrease was attributable to a higher cost of sales related to inventory adjustments of approximately $15,000 during the year ended September 30, 2004.


General and administrative expenses were $889,868 and $1,457,701 for the years ended September 30, 2005 and 2004, respectively. The decrease in general and administrative expenses is due to approximately $1,000,000 of stock based compensation expense recorded in the year ended September 30, 2004 and only approximately $400,000 recorded in the year ended September 30, 2005 offset by additional costs associated with our expansion efforts. During 2005, we hired two additional employees to provide support for our anticipated growth.

Gain (loss) on derivative instruments liabilities, net. We recognized a loss onderivative instruments of $2,082,121 during the year ended September 30, 2005 compared to no activity during the year ended September 30, 2004, an increase of $2,082,121. The increase is a result of the net unrealized (non-cash) change in the fair value of our derivative instrument liabilities related to certain warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. These warrants and debt instruments were issued during August and September of fiscal 2005.

Interest expense increased to $320,460 for the fiscal year ended September 30, 2005 from $4130 for the fiscal year ended September 30, 2004. The increase is primarily related to the recording of a $240,333 beneficial conversion feature and $55,151 of interest expense related to the convertible notes payable that were converted as of September 30, 2005.


During the year ended September 30, 2005, we incurred $360,000 of syndication costs related to the SEDA. Due to the contingencies associated with the completion of the SEDA, as of September 30, 2005 the syndication costs were written off as an expense in the statement of operations.


As of September 30, 2005, we had an accumulated deficit of ($6,422,987).


                         LIQUIDITY AND CAPITAL RESOURCES


Since inception, and for the nine months ended June 30, 2006, we have not generated positive cash flow from our operations due to the preliminary nature of our operations and our ongoing investment in our expansion. Consequently, we have been dependent on external financing to fund our cash requirements.

As of June 30, 2006, our cash totaled $69 and total current assets were $20,817. Inventory at June 30, 2006 was $20,111.

As of June 30, 2006, our accounts payable totaled $120,661. Total current liabilities were $10,582,294 primarily attributable to derivative liabilities.


We operate with minimal overhead costs by outsourcing our shipping, receiving, purchasing and production functions. We also contract with consultants to assist in numerous areas of our operations and development in order to minimize expenses. We intend to hire additional employees only as needed.


Our immediate financing needs are currently expected to be provided from the bridge loan of $60,000 closed in August 2006 as described below. Such financing was required in order to pay professional fees associated with our securities and corporate compliance requirements, for registration of our shares to be issued in connection with the SEDA described below and to fund our inventory and working capital needs until the SEDA is available for us to draw upon. Such private placement financing may not be sufficient to meet our needs until the SEDA is available for us to draw on.

Our near term financing needs are currently expected to be provided in large part from the SEDA described below. Financing under the SEDA may not be available on favorable terms, in sufficient amounts or at all when needed. We may not be able to satisfy the conditions precedent to enable us to draw down upon the SEDA, including registration of the shares to be issued thereunder. Furthermore, the amount of financing available will fluctuate with the price of our common stock. As the price declines, the number of shares we must issue in order to receive such financing will increase.

If we are unable to obtain financing on a timely basis, upon terms that we deem sufficiently favorable, or at all, it would have a materially adverse impact upon our ability to maintain our current operations or pursue our business strategy. Without capital funding, we cannot continue to operate and cannot expand or meet our business objectives. Failure by us to obtain adequate financing may require us to delay, curtail or scale back some or all of our operations, sales, marketing efforts and research and development programs. If we do not receive external financing, our revenue stream cannot expand, would likely decrease and significant opportunities would be lost which would be a limiting factor on our growth.

In May 2005, we entered into the SEDA with Cornell Capital. Pursuant to this agreement, we may, at our discretion for up to two years, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $10.0 million, subject to registration of such shares. If we request an advance under the SEDA, Cornell Capital will purchase shares of common stock for 97% of the lowest volume weighted average price on the OTC-BB or other principal market on which our common stock is traded as quoted by Bloomberg, L.P. for the five trading days immediately following the notice date. In addition, Cornell Capital will retain a cash fee of 5% from the proceeds received by us for each advance under the SEDA for a total effective discount to the market price of our common stock of 8%. Cornell Capital intends to sell any shares purchased under the SEDA at the market price. The sale of the shares under the SEDA is conditioned upon us registering the shares of common stock under the Securities Act and maintaining such registration. Upon the execution of the SEDA, we issued as compensation to Cornell Capital 1,465,065 shares of our common stock with a value of $161,157, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843. We issued to Monitor Capital, as a placement fee pursuant to the placement agent agreement between us and Monitor, 90,909 shares with an aggregate value of $10,000 in connection with the SEDA.


We issued convertible debt securities in the aggregate amount of $103,000 to members of our Board of Directors and a consultant to us in May and June 2005. The debt was convertible into shares of our common stock at the option of the holders at the rate of $0.03 per share. The loans accrued interest at the rate of 8% per annum. The convertible debt has been converted or repaid in full. The convertible debt and related accrued interest was converted into 2,560,807 shares of common stock and repaid by approximately $32,000 in cash, including accrued interest.


In August and September 2005, we closed on $548,000 of equity units (the "2005 Units") in a private placement. Each Unit consists of an unsecured convertible promissory note in the principal amount of $1,000 (the "2005 Notes") and two warrants for each share of common stock to be issued upon conversion of the 2005 Notes, with each warrant exercisable to purchase one share of our common stock. The purchase price per Unit was $1,000. The 2005 Notes are convertible at the election of the holder thereof, at any time commencing from and after the date of issuance and for a period of three years thereafter at a price equal to 85% of the average closing price of our common stock for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the noteholder. The 2005 Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 125% and 150%, respectively, of the conversion price of the 2005 Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 2005 Notes and ending on October 31, 2009 and are subject to adjustment for anti-dilution purposes.

As of November 1, 2006, an aggregate of $35,000 in principal amount of 2005 Notes has been converted, together with accrued interest, into an aggregate of 631,134 shares. Warrants to purchase an aggregate of 588,237 shares at an exercise price of $0.0744 per share and warrants to purchase an aggregate of 588,237 shares at an exercise price of $0.0893 per share also became exercisable in connection with the 2005 Note conversions.

In February 2006, we closed on $600,000 of equity units (the "2006 Units") in a private placement. Each Unit consists of a secured convertible promissory note in the principal amount of $1,000 (the "2006 Notes") and eight warrants for each share of common stock to be issued upon conversion of the 2006 Notes, with each warrant exercisable to purchase one share of our common stock. The purchase price per Unit was $1,000. The 2006 Notes are convertible at the election of the holder thereof, at any time commencing from and after the date of issuance and for a period of five years thereafter at a price equal to 80% of the average closing price of our common stock for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the noteholder. The 2006 Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 100% for two warrants, 125% for three warrants and 150% for three warrants, respectively, of the conversion price of the 2006 Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 2006 Notes and ending on March 31, 2011 and are subject to adjustment for anti-dilution purposes.

As of November 1, 2006, an aggregate of $73,900 in principal amount of 2006 Notes has been converted, together with accrued interest, into an aggregate of 1,371,934 shares. Warrants to purchase an aggregate of 2,639,288 shares at an exercise price of $0.056 per share, warrants to purchase an aggregate of 3,958,932 shares at an exercise price of $0.07 per share and warrants to purchase an aggregate of 3,958,932 shares at an exercise price of $0.0840 per share also became exercisable in connection with the 2006 Note conversions.

0n August 18, 2006, we closed on a privately placed bridge loan financing in the amount of $60,000. The bridge loan investor, a beneficial owner of our securities, received a promissory note in the principal amount of $60,000 and warrants to purchase 400,000 shares of our common stock at an exercise price of $0.05 per share. The note is secured by the grant of a security interest in advance notices that may be issued from time to time by us under the SEDA, entitled to receive a 15% annual interest payment and matured on October 17, 2006. The note has not been repaid. The warrants are exercisable for shares of our common stock at any time until August 18, 2011 and are subject to adjustment for anti-dilution purposes.

The warrants were classified as derivative instruments. The fair value of $99,910 was recorded as a liability on the date of issuance. The Black-Scholes model was used to value the warrants.


GOING CONCERN


Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses for the foreseeable future. As of June 30, 2006, we had an accumulated deficit of approximately $14.25 million. These factors raise substantial doubt about our ability to continue as a going concern. Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


We have financed our operations since inception primarily through equity and debt financings and loans from our officers, directors and stockholders. We have recently entered into the SEDA. The additional capital necessary to meet our working capital needs or to sustain or expand our operations may not be available in sufficient amounts or at all under the SEDA or otherwise. Continuing our operations is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS


The following table sets forth information concerning our directors and executive officers as of November 1, 2006:

                Name               Age                Position
          ----------------         ---           -------------------
          Robert W. Prokos         35            President and Chief
                                              Executive Officer, Director

          Dr. Dianne Love          58                 Director

             David Spencer         55                 Director

    Edward Watler Zieverink, III   44                 Director

         Dr. Daniel Sparks         56                 Director


ROBERT W. PROKOS has been our President and Chief Executive Office and a Director since March 2004. From 2001 to 2004, Mr. Prokos was President of Rhino Capital Management where he counseled public and private company clients as to business growth strategies, including revenue building, mergers, acquisitions, venture capital, business to business solutions and financing. We were a client of Mr. Prokos and Rhino Capital Management. In 2000, Mr. Prokos was a financial consultant to several companies and engaged in entrepreneurial activities for his own account, including owning interests in several real estate and mortgage companies and LD Connect, a VOIP (voice over Internet protocol) telecom company, which he sold to a public company.

DR. DIANNE LOVE, PH.D., has been our Director since March 2004. Dr. Love has been a professor of Healthcare Administration at the University of Houston Clear Lake since 1989 and is also an Adjunct Professor at Auburn University Physicians Executive MBA Program and University of Texas Medical Branch. Dr. Love is on the advisory board for YourDoctor.com. She has published numerous articles on medical economics, finance and administration. Dr. Love received her Ph.D. in business administration from the University of Arkansas and her MBA and B.S. in Education from Auburn University.

DAVID SPENCER has been our Director since January 2005. Mr. Spencer has been the National Sales Manager in Canada and Regional Sales Manager for the Midwestern U.S. for Fischer Imaging, a diagnostic imaging company, since 2002. From 2001 to 2002, Mr. Spencer owned and operated a consulting firm with emphasis on capital equipment sales and leasing. From 2000 to 2001, he was a National Account Executive for FirstEnergy Services Corporation.

EDWARD WALTER ZIEVERINK, III has been our Director since June 2004. Mr. Zieverink has been President and owner of Horizon Environmental Services, Inc., a commercial and residential landscape management company servicing Birmingham, Alabama and the surrounding areas since 1987.

DR. DANIEL SPARKS, M.D., has been our Director since January 2004. Dr. Sparks is an orthopedic surgeon and since 1988 has practiced in a private orthopedic surgical practice established by him in Gadsden, Alabama. His subspeciality interests include surgery of the peripheral nerve system and wound care issues. Dr. Sparks graduated from the University of Tennessee School of Medicine. He served 12 years in the U.S. Air Force during which time he completed his orthopedic surgical residency at the University of Mississippi. He completed his military service at Langley Air Force Base, as TAC headquarters Chief of Orthopedic Surgery.

                                 AUDIT COMMITTEE

We do not currently have a separate audit committee. Currently, our entire Board of Directors performs all the functions that may be delegated to an audit committee. We plan to establish an audit committee and are currently assessing which members of our Board are best qualified, based on their accounting or related financial management expertise, independence, time availability, corporate experience and other relevant factors, to serve on our audit committee. Based on our small size, early development stage and limited financial and human resources, we did not believe that creating an audit committee separate and distinct from our full Board of Directors would have been cost-effective prior to fiscal 2006.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid by us during the three years ended on September 30, 2005 to our Chief Executive Officer. We have no other executive officers who were serving as executive officers on September 30, 2005 and received total salary and bonus in excess of $100,000 during fiscal year 2005 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                         ------------------------------------
                                                                    OTHER
  NAME AND PRINCIPAL                                                ANNUAL
       POSITION               YEAR(1)          SALARY            COMPENSATION
------------------------    ---------    -------------------     ------------
Robert W. Prokos,               2005     $            95,000     $  749,199(2)
President, Chief                2004     $            95,000     $  346,810(3)
Executive Officer and           2003     $             7,000     $  942,500(4)
Director

----------
(1) Mr. Prokos commenced service as a director and our President and Chief Executive Officer in March 2004. Prior to March 2004, Mr. Prokos served as a consultant to us and received compensation from us in such capacity.

(2) Includes 2,959,386 shares of common stock valued at $736,799 based solely upon the quoted market price of the stock at the respective dates of the transactions.

(3) Includes 655,527 shares of common stock valued at $334,349 based solely upon the quoted market price of the stock at the respective dates of the transactions.

(4) Includes 1,450,000 shares of common stock valued at $942,500 based solely upon the quoted market price of the stock at the date of the transaction.

                              EMPLOYMENT AGREEMENTS

Effective March 1, 2004, we entered into a three-year employment agreement with Robert W. Prokos. Mr. Prokos is employed as our President and Chief Executive Officer. Mr. Prokos receives an annualized base salary of $95,000. Mr. Prokos may be eligible to participate in performance bonuses and any stock option plans established by any compensation committee of our Board of Directors or the full Board of Directors. Mr. Prokos may be terminated only for cause as defined in the agreement by our Board of Directors. If Mr. Prokos is terminated other than for cause, he is entitled to receive a lump sum severance payment in an amount equal to his annual salary in cash or shares at our option. Mr. Prokos devotes his full business time to our affairs.

                            COMPENSATION OF DIRECTORS

It is currently our policy to compensate each non-employee director serving on our Board of Directors for such service and attendance at Board meetings in an amount equal to 10% of the compensation paid to our Chief Executive Officer which may be paid at our discretion in cash or shares of our common stock.

                             PRINCIPAL STOCKHOLDERS


The following table sets forth as of November 1, 2006, the number and percentage of outstanding shares of our common stock beneficially owned by our Named Executive Officers, directors, stockholders owning more than 5% of our common stock known to us and our executive officers and directors as a group:


          Name and Address of              Shares Owned           % of Class
            Beneficial Owner             Beneficially(1)               Owned

  Robert W. Prokos(2)(3)                     5,044,203                17.95%
  16510 Westwego Drive
  Cypress, Texas 77429

  Walter Zieverink(3)                          985,080                 3.51%
  c/o 4024 Autumn Lane
  Birmingham, Alabama 35243

  Dr. Daniel Sparks(3)                       1,743,163                 6.20%
  1026 Goodyear Avenue
  Suite 100-B
  Gadsden, Alabama 35903

  Dr. Dianne Love(3)                           932,009                 3.32%
  2503 Jasmine Ridge
  Houston, Texas77062

  David Spencer(3)                           1,452,922                 5.17%
  2078 Edgeview Drive
  Hudson, Ohio 44236

  Anita Jones                                1,487,500                 5.29%
  c/o 4024 Autumn Lane
  Birmingham, Alabama 35243

  Greg Lemon                                 1,688,410                 6.01%
  2705 Hunter's Glen Drive
  Plainsboro, New Jersey 08536

  All Officers and Directors                10,157,377                36.15%
  as a Group (5 people)

----------


(1) The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the SEC, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right. As of November 1, 2006, there were 28,097,657 shares of common stock outstanding.


(2)   President and Chief Executive Officer.

(3)   Director.

                                CHANGE IN CONTROL

The issuance of shares in this offering will not result in a change of control of us. Although this offering contemplates the issuance to Cornell Capital of up to 206,185,567 addition to the 1,172,052 shares currently held by Cornell Capital (which would result in Cornell Capital holding approximately 88.51% of our issued and outstanding common stock after issuance), we are restricted from issuing shares under the SEDA to Cornell Capital which would result in its owning in excess of 9.9% of our issued and outstanding shares of common stock.

                              CERTAIN TRANSACTIONS

During the year ended September 30, 2004, our Chief Executive Officer directly paid vendors on behalf of us in the total amount of $23,559. In addition, our Chief Executive Officer advanced us $6,000. During the year ended September 30, 2004, we issued our Chief Executive Officer 295,587 shares of our common stock to reimburse him for these transactions. However, based on the quoted market price of our common stock at the time of $0.75 per share, we recorded additional compensation expense $192,000 to our Chief Executive Officer.

During the year ended September 30, 2004, we recognized revenue of $19,213 from sales of product to a stockholder and consultant to us.

We have an oral understanding with Dr. Daniel Sparks, a member of our Board of Directors, relating to a potential future product based on Dr. Sparks' patent. We would pay to Dr. Sparks royalties in an amount to be determined in connection therewith.

We have a consulting services agreement with Dr. Dianne Love, a member of our Board of Directors, whereby Dr. Love provides management advisory services, strategic planning, professional introductions and company growth services to us. We issued 250,000 shares of our common stock to Dr. Love in consideration for her services under the agreement and have agreed to issue an additional 50,000 shares to her for each $100,000 in revenues over $300,000 that she generates for us up to a maximum of 350,000 additional shares. We indemnify Dr. Love against any actions brought against her for breach of representation, warranty or agreement by us, our negligence or willful misconduct or content provided by us under the agreement. The agreement commenced on May 1, 2004 and expires on May 1, 2009.

In April 2005, we filed a lawsuit in U.S. Federal District Court for the Southern District of Texas seeking to recover approximately 8.1 million shares of our common stock from the founder and principal of Health Renu-DE, Darrell Good, and requesting that Mr. Good cease competing with us and soliciting our customers. The lawsuit, among other claims, alleged breach of contract, fraud and breach of fiduciary duty on the part of Mr. Good. A final default judgment against Mr. Good was entered in this case on July 29, 2005 and the court ordered that the shares be cancelled and returned to us and that Mr. Good is enjoined from competing with us for one year. The shares have been cancelled on the books and records of our transfer agent. We may not be able to prevent Mr. Good from continuing to compete with us or to solicit our customers. See "Business-Legal Proceedings".

We issued convertible debt securities in respect of loans in the aggregate amount of $103,000 made to us by members of our Board of Directors and a consultant to us in May and June 2005. The debt and related accrued interest was convertible into shares of our common stock at the option of the holders at the rate of $0.03 per share. The loans accrued interest at the rate of 8% per annum. The convertible debt has been converted or repaid in full. The convertible debt was converted into 2,560,807 shares of common stock and repaid by approximately $32,000 in cash, including accrued interest.

During the year ended September 30, 2005, we issued 2,000,000 shares of our common stock as payment of accrued compensation of $40,000 owed to our Chief Executive Officer. However, based on the quoted market price at the time of $0.17 per share, we recorded additional compensation expense of $300,000 related to this stock issuance.

We have entered into agreements with our executive officers and compensate our non-employee directors as described above in "Executive Compensation".

We believe that the transactions described above were fair to us and were as favorable to us as those that we might have obtained from non-affiliated third parties, given the circumstances under which such transactions were proposed and effectuated.

                            DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Articles of Incorporation, By-Laws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Where You Can Find More Information" for information about how to obtain a copy of the documents described in this section.

                                     GENERAL


Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of November 1, 2006, 28,097,657 shares of our common stock and 1,763 shares of our 2000A Convertible Preferred Stock were issued and outstanding. In addition, we had outstanding as of November 1, 2006, the below-described convertible securities, warrants and commitments to issue securities.

Our Board of Directors has approved an amendment of our Articles of Incorporation to increase our authorized shares of common stock to 750,000,000 shares (the "Amendment"). We intend to seek approval of the Amendment by our stockholders prior to the effectiveness of the accompanying registration statement.


COMMON STOCK

Dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock.

In the event of dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, each issued and outstanding share of common stock shall entitle the holder thereof to receive an equal portion of our net assets available for distribution to holders of common stock after payment of liabilities, subject to any preferential rights of any then outstanding preferred stock.

Except as otherwise required by law, each holder of common stock will have one vote in respect of each share of stock held by such holder of record for the election of directors and on all matters submitted to a vote of our shareholders. There is no cumulative voting.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series as may be designated by our Board of Directors.

The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

We have authorized for issuance up to 1,500,000 shares 2000A Convertible Preferred Stock and up to 500,000 shares 2003A Preferred Stock. At November 1, 2006, 1,763 shares of 2000A Convertible Preferred Stock were outstanding and no shares of 2003A Preferred Stock were outstanding. The 2000A Convertible Preferred Stock is entitled to a liquidation preference of $0.10 per share over our common stock and participates as to voting and dividends with our common stock. Our 2000A Convertible Preferred Stock is convertible into an equal number of shares of our common stock any time at the option of the holder thereof and automatically upon the consent of two-thirds of the outstanding shares of 2000A Convertible Preferred Stock or the closing a firm commitment underwritten public offering with proceeds of $2,000,000 to us. The 2003A Preferred Stock is not entitled to participate in dividends or voting and has no conversion or rights upon liquidation.


WARRANTS


      o Warrants to purchase 400,000 shares of common stock at a price of $0.05 per share were issued on August 18, 2006 to our bridge loan investor. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

      o Warrants to purchase eight shares of common stock for each share of common stock issued upon conversion of the 2006 notes was issued in our 2006 Private Placement. See " -- 2006 Private Placement" below.

      o Warrants to purchase two shares of common stock for each share of common stock issued upon conversion of the 2005 notes was issued in our 2005 Private Placement. See " -- 2005 Private Placement" below.


      o Warrants to purchase 3,469,125 shares of common stock at prices ranging from $0.17 to $0.18 per share were issued on February 17, 2005 to North Coast and its designees for services as placement agent for the 2006 Private Placement. The exercise prices for these warrants represent a 10% premium over the 2006 Private Placement investors' assumed conversion prices.

      o Warrants to purchase 487,237 shares of common stock at prices ranging from $0.30 to $0.48 per share were issued on September 23, 2005 to North Coast and its designees for services as placement agent for the 2005 Private Placement. The exercise prices for these warrants represent a 10% premium over the 2005 Private Placement investors' assumed conversion prices.

      o Warrants to purchase 500,000 shares of common stock at a price of $0.50 per share were issued on September 23, 2005 to North Coast and its designees for consulting services. The exercise price for these warrants represents a premium over the market price of our common stock at the time at which the consulting arrangements pursuant to which they were issued were agreed upon.

      o Warrants to purchase 100,000 shares of common stock at a price of $0.50 per share were issued on September 23, 2005 to Portfolio Lenders for its agreement to provide future financing of inventory acquisition and product sales growth. The warrants were subject to forfeiture six months from their date of issuance in the event that certain performance criteria was not satisfied. The exercise price for these warrants represents a premium over the market price of our common stock at the time at which the consulting arrangements pursuant to which they were issued were agreed upon.

      o Warrants to purchase 500,000 shares of common stock at a price of $0.50 per share were issued on July 31, 2005 to MultiGrow Advisors, LLC for consulting services. The exercise price for these warrants represents a premium over the market price of our common stock at the time at which the consulting arrangements pursuant to which they were issued were agreed upon.

Standby Equity Distribution Agreement

On May 23, 2005, we entered into a SEDA with Cornell Capital, pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the SEDA, Cornell Capital will pay us 97% of the lowest volume weighted average price of our common stock on the OTC-BB or other principal market on which our common stock is traded for the five trading days immediately following the date we deliver a notice requiring Cornell Capital to purchase our shares under the SEDA. In addition, Cornell Capital will retain a 5% cash fee from the proceeds received by us for each advance under the SEDA for a toal effective discount to the market price of our common stock of 8%.

Cornell Capital's obligation to purchase shares of our common stock under the SEDA is subject to certain conditions, including us obtaining an effective registration statement for shares of common stock sold under the SEDA and is limited to $350,000 per weekly advance.

The commitment period under the SEDA commences on the earlier to occur of (i) the date that the registration statement is declared effective by the SEC (the "Effective Date"), or (ii) such earlier date as we and Cornell Capital may mutually agree in writing.

The commitment period under the SEDA expires on the earliest to occur of (i) the date on which Cornell Capital has purchased an aggregate amount of $10,000,000 shares of our common stock under the SEDA, (ii) the date occurring twenty-four months after the Effective Date, or (iii) the date the SEDA is earlier terminated (in the event that (x) there occurs any stop order or suspension of the effectiveness of the registration statement for an aggregate of fifty trading days, other than due to the acts of Cornell Capital, during the commitment period, and (y) we fail materially to comply with any of the covenants contained in the SEDA and such failure is not cured within thirty days after receipt of written notice from Cornell Capital, provided, however, that this termination provision does not apply to any period commencing upon the filing of a post-effective amendment to the registration statement and ending upon the date on which such post effective amendment is declared effective by the SEC).

2005 Private Placement

In August and September 2005, we closed on $548,000 of 2005 Units in a private placement. Each Unit consists of 8% unsecured convertible promissory notes in the principal amount of $1,000, and two warrants for each share of common stock issued upon conversion of the 8% Notes to purchase one share of our common stock. The purchase price per Unit was $1,000.


The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of five years thereafter at a price equal to 85% of the average closing price of our common stock for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The 8% Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 125% and 150%, respectively, of the conversion price of the 8% Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 8% Notes and ending on October 31, 2009 and are subject to adjustment for anti-dilution purposes.

As of November 1, 2006, an aggregate of $35,000 in principal amount of 2005 Notes has been converted, together with accrued interest, into an aggregate of 631,134 shares. Warrants to purchase an aggregate of 588,237 shares at an exercise price of $0.0744 per share and warrants to purchase an aggregate of 588,237 shares at an exercise price of $0.0893 per share also became exercisable in connection with the 2005 Note conversions.


2006 Private Placement

In February 2006, we closed on $600,000 of 2006 Units in a private placement. Each Unit consists of 8% secured convertible promissory notes in the principal amount of $1,000, and eight warrants for each share of common stock issued upon conversion of the 8% Notes to purchase one share of our common stock. The purchase price per Unit was $1,000.


The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of five years thereafter at a price equal to 80% of the average closing price of our common stock for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The 8% Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 100% for two warrants, 125% for three warrants and 150% for three warrants, respectively, of the conversion price of the 8% Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 8% Notes and ending on March 31, 2011 and are subject to adjustment for anti-dilution purposes.

As of November 1, 2006, an aggregate of $73,900 in principal amount of 2006 Notes has been converted, together with accrued interest, into an aggregate of 1,371,934 shares. Warrants to purchase an aggregate of 2,639,288 shares at an exercise price of $0.056 per share, warrants to purchase an aggregate of 3,958,932 shares at an exercise price of $0.07 per share and warrants to purchase an aggregate of 3,958,932 shares at an exercise price of $0.0840 per share also became exercisable in connection with the 2006 Note conversions.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and By-laws provide for:

      o indemnification of our directors or persons serving in various business capacities at our request against judgments, penalties, fines and amounts paid in settlement and reasonable expenses actually incurred by such person by reason of the fact that such person is or was serving as provided above in connection with a threatened, pending or completed proceeding, whether civil or criminal, administrative, arbitrative or investigative, any appeal in any of the foregoing, or inquiry or investigation that could lead to such, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and

      o mandatory indemnification of such persons who have been successful in defense of any proceeding against reasonable expenses incurred in connection with such proceeding.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by _____________. Gallagher, Briody and Butler, Princeton, New Jersey, has served as special counsel to us in connection with the SEDA transaction and preparation of the registration statement of which this prospectus forms a part.

                                     EXPERTS

The financial statements of HealthRenu Medical, Inc. as of September 30, 2005 and for each of the two years ended September 30, 2005, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as disclosed in Note 3 to the financial statements) of Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. As permitted by the SEC rules and regulations, this prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. You may read and copy the registration statement and exhibits at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC charges a fee for copies. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS
                            HEALTHRENU MEDICAL, INC.


                                                                                                   Page(s)
                                                                                                   -------
Financial Statements for the Two Years Ended September 30, 2005

Report of Independent Registered Public Accounting Firm                                              F-2

Balance Sheets as of September 30, 2005 and 2004                                                     F-3

Statements of Operations for the years ended September 30, 2005 and 2004                             F-4

Statements of Stockholders' Equity (Deficit) for the years ended September 30, 2005 and 2004         F-5

Statements of Cash Flows for the years ended September 30, 2005 and 2004                             F-7

Notes to Financial Statements                                                                        F-8

Financial Statements for the Quarter Ended June 30, 2006

Unaudited Balance Sheet as of June 30, 2006                                                          F-25

Unaudited Statements of Operations for the nine months ended June 30, 2006 and 2005                  F-26

Unaudited Statements of Cash Flows for the nine months ended June 30, 2006 and 2005                  F-27

Notes to Unaudited Financial Statements                                                              F-28

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

To the Board of Directors and Stockholders of HealthRenu Medical, Inc.

We have audited the accompanying balance sheet of HealthRenu Medical, Inc. (the "Company") as of September 30, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthRenu Medical, Inc. as of September 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming HealthRenu Medical, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant recurring losses from operations and at September 30, 2005 is in a negative working capital position and a stockholders' deficit position. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


As discussed in Note 15 and 16 to the financial statements, the Company has restated its financial statements as of and for the year ended September 30,2005 to correct errors in its accounting for convertible notes payable, warrants to purchase common stock and stock based compensation.

Houston, Texas
January 25, 2006, except for note 15 and 16 which is October 10, 2006.


                                            /s/ Ham, Langston & Brezina, LLP

                            HEALTHRENU MEDICAL, INC.
                                 BALANCE SHEETS
                           September 30, 2005 and 2004
                                   ----------

ASSETS
                                                             2005             2004
                                                         ------------    ------------
                                                          (Restated)
Current assets:
  Cash and cash equivalents                              $    163,095    $      7,560
  Accounts receivable                                             716           2,500
  Inventories                                                  18,188          22,430
  Prepaids and other assets                                     2,146              --
                                                         ------------    ------------

    Total current assets                                      184,145          32,490

Property and equipment, net                                     9,592           4,048
Deferred loan costs, net                                      136,307              --
                                                         ------------    ------------

      Total assets                                       $    330,044    $     36,538
                                                         ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                       $    117,863    $    131,223
  Accounts payable-stockholder                                  2,329           2,329
  Note payable                                                188,843              --
  Accrued liabilities                                          30,327          59,661
  Derivative liabilities                                    2,630,121              --
                                                         ------------    ------------

    Total current liabilities                               2,969,483         193,213
                                                         ------------    ------------

Convertible notes payable                                       9,324              --
                                                         ------------    ------------

      Total liabilities                                     2,978,807         193,213
                                                         ------------    ------------

Stockholders' deficit:
  Convertible preferred stock, Series 2000A, $0.001
    par value; 1,500,000 shares authorized, 1,763
    shares issued and outstanding at September 30,
    2005                                                            2               2
  Common stock; $0.001 par value, 150,000,000 shares
    authorized, 25,619,589 and 22,454,451 shares
    issued and outstanding at September 30, 2005 and
    2004, respectively                                         25,620          22,454
  Additional paid-in capital                                3,748,602       2,581,911
  Unissued common stock                                            --          42,511
  Accumulated deficit                                      (6,422,987)     (2,803,553)
                                                         ------------    ------------

      Total stockholders' deficit                          (2,648,763)       (156,675)
                                                         ------------    ------------

        Total liabilities and stockholders' equity
          (deficit)                                      $    330,044    $     36,538
                                                         ============    ============


                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                            STATEMENTS OF OPERATIONS
                 for the years ended September 30, 2005 and 2004
                                   ----------


                                                       2005             2004
                                                   ------------    ------------
                                                    (Restated)
Sales                                              $      9,785    $     21,806

Cost of sales                                            13,458          43,306
                                                   ------------    ------------

    Gross margin                                         (3,673)        (21,500)

General and administrative expenses                    (889,868)     (1,457,701)
                                                   ------------    ------------

    Loss from operations                               (893,541)     (1,479,201)
                                                   ------------    ------------

Other income (expense):
  Write down of syndication costs                      (360,000)             --
  Interest and financing expense                       (320,460)           (430)
  Gain on extinguishment of debt                         36,688              --
  Loss on embedded derivative liability              (2,082,121)             --
                                                   ------------    ------------

    Total other income (expense), net                (2,725,893)           (430)
                                                   ------------    ------------

Net loss                                           $ (3,619,434)   $ (1,479,631)
                                                   ============    ============

Weighted average shares outstanding                  27,398,634      19,280,788
                                                   ============    ============

Basic and diluted net loss per common share        $      (0.13)   $      (0.08)
                                                   ============    ============


                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 for the years ended September 30, 2005 and 2004
                                   ----------

                                                                                    Additional    Unissued      Stock
                                    Preferred Stock            Common Stock          Paid-In       Common     Subscription
                                  Shares       Amount       Shares       Amount      Capital       Stock      Receivable
                               -----------  -----------  -----------  -----------  -----------  -----------   -----------
Balance at September 30, 2003        1,763  $         2   15,506,962  $    15,507  $   674,830  $   698,602   $   (31,000)

Common stock issued for cash
  and receivable                        --           --    1,822,000        1,822      100,378           --            --

Common stock issued as
  payment of liabilities and
  additional compensation               --           --      745,587          745      790,813           --            --

Common stock issued for
  consulting services                   --           --      325,000          325      277,625           --            --

Common stock issued for
  employee compensation                 --           --      275,000          275       27,225           --            --

Issuance of common stock for
  committed stock                       --           --    3,779,902        3,780      694,822     (698,602)

Shares committed and issuable
  for employee and directors
  compensation                          --           --           --           --           --       42,511            --

Additional capital
  contributed upon sale of
  assets and liabilities                --           --           --           --       15,468           --            --

Collection of subscription
  receivable                            --           --           --           --           --           --        31,000

Rent contributed by
  stockholder                           --           --           --           --          750           --            --

Net loss                                --           --           --           --           --           --            --
                               -----------  -----------  -----------  -----------  -----------  -----------   -----------

Balance at September 30, 2004        1,763  $         2   22,454,451  $    22,454  $ 2,581,911  $    42,511   $        --
                               ===========  ===========  ===========  ===========  ===========  ===========   ===========

                               Accumulated
                                 Deficit         Total
                               -----------   -----------
Balance at September 30, 2003  $(1,323,922)  $    34,019

Common stock issued for cash
  And receivable                        --       102,200

Common stock issued as payment
  of liabilities and additional
  compensation                          --       791,558

Common stock issued for
  consulting services                   --       277,950

Common stock issued for
  employee compensation                 --        27,500

Issuance of common stock for
  committed stock                       --            --

Shares committed and issuable
  for employee and directors
  compensation                          --        42,511

Additional capital
  contributed upon sale of
  assets and liabilities                --        15,468

Collection of subscription
  receivable                            --        31,000

Rent contributed by
  stockholder                           --           750

Net loss                        (1,479,631)   (1,479,631)
                               -----------   -----------

Balance at September 30, 2004  $(2,803,553)  $  (156,675)
                               ===========   ===========

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 for the years ended September 30, 2005 and 2004


                                                                                         Additional    Unissued       Stock
                                        Preferred Stock            Common Stock            Paid-In      Common      Subscription
                                      Shares       Amount       Shares        Amount       Capital       Stock      Receivable
                                   -----------  -----------  -----------   -----------   -----------  -----------   -----------
Balance at September 30, 2004            1,763  $         2   22,454,451   $    22,454   $ 2,581,911  $    42,511   $        --

Common stock issued as
  settlement                                --           --       25,000            25           725           --            --

Common stock issued as payment
  for liabilities and additional
  compensation                              --           --    2,623,850         2,624       349,888           --            --

Common stock issued for
  services                                  --           --       25,000            25         2,475           --            --

Issuance of common stock
  committed                                 --           --    1,585,563         1,585        40,926      (42,511)

Common stock issued for
  syndication costs                         --           --    1,555,974         1,556       169,601           --            --

Common stock issued for cash                --           --    3,274,667         3,275       143,175           --            --

Common stock cancelled                      --           --   (8,777,500)       (8,777)        8,777           --            --

Common stock issued as
  compensation                              --           --      291,777           292        87,241           --            --

Effect of beneficial
  conversion feature                        --           --           --            --       240,333           --            --

Common stock issued upon
  conversion of notes and related
  accrued interest                          --           --    2,560,807         2,561       123,550           --            --

Net loss                                    --           --           --            --            --           --            --
                                   -----------  -----------  -----------   -----------   -----------  -----------   -----------

Balance at September 30, 2005
  (Restated)                             1,763  $         2   25,619,589   $    25,620   $ 3,748,602  $        --   $        --
                                   ===========  ===========  ===========   ===========   ===========  ===========   ===========

                                   Accumulated
                                     Deficit        Total
                                   -----------   -----------
Balance at September 30, 2004      $(2,803,553)  $  (156,675)

Common stock issued as
  settlement                                --           750

Common stock issued as payment
  of liabilities and additional
  compensation                              --       352,512

Common stock issued for
  services                                  --         2,500

Issuance of common stock
  committed                                 --            --

Common stock issued for
  syndication costs                         --       171,157

Common stock issued for cash                --       146,450

Common stock cancelled                      --            --

Common stock issued as
  compensation                              --        87,533

Effect of beneficial
  conversion feature                        --       240,333

Common stock issued upon
  conversion of notes and related
  accrued interest                          --       126,111

Net loss                            (3,619,434)   (3,619,434)
                                   -----------   -----------

Balance at September 30, 2005      $(6,442,987)  $(2,648,763)
                                   ===========   ===========


                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                            STATEMENTS OF CASH FLOWS
                 for the years ended September 30, 2005 and 2004
                                   ----------


                                                               2005            2004
                                                           ------------    ------------
                                                            (Restated)
Cash flows from operating activities:
  Net loss                                                 $ (3,619,434)   $ (1,479,631)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation                                                  1,689           7,184
    Rent expense contributed by stockholder                          --             750
    Effect of beneficial conversion feature                     240,333              --
    Accretion of debt discount                                    9,324              --
    Amortization of debt issuance costs                             893              --
    Write off of syndicated costs                               360,000             750
    Common stock issued for services                              3,250              --
    Common stock issued for compensation                        387,533         277,950
    Common stock issued for interest                             53,111         800,797
    Gain on extinguishment of debt                              (36,688)             --
    Loss on embedded derivative liability                     2,082,121              --
  Changes in operating assets and liabilities:
      Accounts receivable                                         1,784          (1,994)
      Employee receivable                                            --           5,771
      Other current assets                                       (2,146)          4,936
      Inventories                                                 4,242          24,473
      Accounts payable and accrued liabilities                   46,506         227,030
                                                           ------------    ------------

        Net cash used in operating activities                  (467,482)       (132,734)
                                                           ------------    ------------

Cash flows from investing activities:
  Purchase of fixed assets                                       (7,233)         (8,090)
                                                           ------------    ------------

        Net cash used in investing activities                    (7,233)         (8,090)
                                                           ------------    ------------

Cash flows from financing activities:
  Net proceeds from convertible notes payable                   513,800              --
  Repayment of convertible notes payable                        (30,000)             --
  Proceeds from sale of common stock                            146,450          99,700
  Proceeds from collection of subscription receivable                --          31,000
                                                           ------------    ------------

        Net cash provided by financing activities               630,250         130,700
                                                           ------------    ------------

(Decrease)/increase in cash and cash equivalents                155,535         (10,124)

Cash and cash equivalents, beginning of period                    7,560          17,684
                                                           ------------    ------------

Cash and cash equivalents, end of period                   $    163,095    $      7,560
                                                           ============    ============

Supplemental disclosure of cash flow information:

  Cash paid for interest                                   $      2,040    $         --
                                                           ============    ============

  Cash paid for income taxes                               $         --    $         --
                                                           ============    ============


                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   ----------

1. Background and Summary of Significant Accounting Policies

      Background


      HealthRenu Medical, Inc. (the "Company" or "HealthRenu"), a Nevada corporation, is headquartered in Houston, Texas. The Company provides raw materials to a third party manufacturing company who produces various skin care products that are purchased and distributed by the Company primarily to the home health care and other medical markets in the United States.


      The Company was originally incorporated in Delaware as Health Renu, Inc. in 1997. In September 2003, upon completion of a recapitalization through acquisition of a non-operating public shell, the name was changed to HealthRenu Medical, Inc. The public shell had no significant assets or operations at the date of acquisition. The Company assumed all liabilities of the public shell that remained on the date of the acquisition. The historical financial statements presented herein are those of HealthRenu Medical, Inc., and its predecessor, Health Renu, Inc.

      On February 29, 2004, the Company entered into an agreement with a stockholder and former owner of the non-public entity to exchange 100% of the issued and outstanding shares of Health Renu, Inc., a Delaware corporation, and certain assets and liabilities of the Company for a return of 25,000 shares of common stock of the Company (which the Company has not yet received and has placed $-0- value on due to the uncertainty of receipt of these shares) and exclusive rights to the formulas to produce its products. The disposition of these assets and liabilities resulted in the Company recording additional paid-in capital of $15,468.

      Following is a summary of the Company's significant accounting policies.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.


      Restatements

      Restatements of 2005 information previously reported were made. See Note 16 for details.


      Revenue Recognition

      Revenue is recognized when products are shipped and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Sales are reported net of estimated returns, consumer and trade promotions, rebates and freight allowed.

      Concentrations of Credit Risk

      Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

      The Company maintains its cash in well-known banks selected based upon management's assessment of the banks' financial stability. Balances may periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

      Accounts receivable generally arise from sales of various skin care products to the home health care and other medical markets in the United States. Collateral is generally not required for credit granted.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

1. Background and Summary of Significant Accounting Policies, continued

      Concentrations of Credit Risk, continued

      Sales of product to a stockholder of the Company comprised approximately 88% of the Company's revenue for the year ended September 30, 2004. There were no such sales in 2005.


      The Company establishes an allowance for doubtful accounts based upon the aging of customer balances and the likelihood of collection. As of September 30, 2005, the Company has determined that no allowance for doubtful accounts is necessary.


      Cash Equivalents

      For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

      Property and Equipment

      Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to twenty-five years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

      Inventories


      Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Cost is computed using actual costs on a first-in, first-out basis. Since the inventory typically has a very long shelf life, management reviews the inventory on an annual basis and records a reserve for obsolescence when considered necessary. As of September 30, 2005, the Company has determined that no reserve for obsolescence is necessary.


      Shipping and Delivery Costs

      The cost of shipping and delivery are charged directly to cost of sales at the time of shipment.

      Research and Development

      Research and development activities are expensed as incurred, including costs relating to patents or rights, which may result from such expenditures.

      Income Taxes

      The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

      Debt Issuance Costs


      Debt issuance costs are deferred and recognized, using the effective interest method, over the expected term of the related debt.


                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

1. Background and Summary of Significant Accounting Policies, continued

      Loss Per Share

      Basic and diluted loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from convertible preferred stock and common stock options and warrants are excluded from the computation, as their effect would dilute the loss per share for all periods presented. If the Company had reported net income for the years ended September 30, 2005 or 2004, the calculation of diluted net income per share would have included 367,919 and -0-, respectively, and 1,763 and 1,763, respectively, of additional common equivalent shares for the Company's stock warrants and convertible preferred stock.

      Impairment of Long-Lived Assets

      In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset's estimated fair value to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

      Fair Value of Financial Instruments

      The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

      Comprehensive Income

      Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income (loss) and net income (loss) are identical.

      Stock-Based Compensation

      The Company accounts for employee stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting fort Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure".

      Unissued Common Stock

      The Company records unissued common stock when it receives cash or services for common stock which has yet to be issued. Such unissued common stock is included in weighted average shares outstanding for the calculation of the loss per share during the period for which the cash was committed and services provided if there were no further contingencies associated with the transaction and the unissued common stock was entitled to participate in dividends.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

1. Background and Summary of Significant Accounting Policies, continued

      Reclassifications

      Certain amounts included in the 2004 financial statements have been reclassified to confirm to the current year presentation. Such reclassifications did not have any effect on the reported net loss or stockholders' deficit.


      Derivative Financial Instruments

      The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

      Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at it fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments,the Company uses the Black-Scholes model to value the derivative instruments.

      The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.


      Recent Accounting Pronouncements

      In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment". SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after June 15, 2005. The Company will be required to adopt SFAS No. 123R in its fiscal year 2006 and currently discloses the effect on net (loss) income and (loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company is currently evaluating the impact of the adoption of SFAS 123R on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

      In November 2004 the FASB issued SFAS No. 151, "Inventory Costs". The new Statement amends ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current period charges and requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on our financial condition or results of operations.

      In December 2004 the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on its financial position or results of operations.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3", which requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. If such determinations are impracticable, there are other disclosures required under the standard. This standard is effective for fiscal years beginning after December 15, 2005 and early adoption is allowed. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

2.    Going Concern

      During the years ended September 30, 2005 and 2004, the Company has continued to accumulate payables to its vendors and has experienced negative financial results as follows:


                                                       2005            2004
                                                   ------------    ------------
      Net loss                                     $ (3,619,434)   $ (1,479,631)
      Negative cash flows from operations              (467,482)       (132,734)
      Negative working capital                       (2,785,338)       (160,722)
      Accumulated deficit                            (6,422,987)     (2,803,553)
      Stockholder deficit                            (2,648,763)       (156,674)


      Management has developed specific current and long-term plans to address its viability as a going concern as follows:

      o Effective September 2003, the Company entered into a recapitalization transaction with a public shell to gain access to public capital markets, to increase attractiveness of its equity and to create liquidity for stockholders.

      o The Company is also attempting to raise funds through debt and/or equity offerings. If successful, these additional funds will be used to pay down liabilities and to provide working capital.

      o In the long-term, the Company believes that cash flows from growth in its operations will provide the resources for continued operations.

      o In May 2005 the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., where the Company may periodically sell shares of common stock for a purchase price up to a maximum of $10 million subject to the completion of the registration of the Company's common stock under the Securities Act of 1933.

      There can be no assurance that the Company will have the ability to implement its business plan and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

      o The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

      o The ability of the Company to control costs and expand revenues.

      o The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

3.    Inventories

      Inventories consist of the following at September 30, 2005 and 2004:

                                                2005            2004
                                             ----------      ----------

      Work-in-process                        $       --      $   14,000
      Finished goods                             18,188           8,430
                                             ----------      ----------

                                             $   18,188      $   22,430
                                             ==========      ==========

4.    Property and Equipment

      Property and equipment consisted of the following at September 30,2005 and 2004:

                                                2005            2004
                                             ----------      ----------

      Furniture and fixtures                 $    9,314      $    2,893
      Buildings and equipment                     5,335           5,552
      Software                                    1,029              --
                                             ----------      ----------

                                                 15,678           8,445
      Less: accumulated depreciation             (6,086)         (4,397)
                                             ----------      ----------

        Property and equipment, net          $    9,592      $    4,048
                                             ==========      ==========

      Depreciation expense for the years ended September 30, 2005 and 2004 was $1,689 and $2,135, respectively.


5.    Deferred Loan Costs

      In connection with the Convertible Notes Payable described in Note 7 below, theCompany incurred certain direct expenses as a result of these debt agreements.As of September 30, 2005 the total costs capitalized by the Company were$137,200. These deferred loan costs are being amortized using the effectiveinterest method over the three-year estimated life of the related debtagreements. The Company recorded $893 of amortization expense during the yearended September 30, 2005 related to these deferred loan costs which are includedin the statement of operations as additional interest and financing expense. Theaccumulated amortization of deferred loan costs was $893 at September 30, 2005.

6.    Note Payable


      In May 2005 the Company entered into a SEDA agreement (See Note 9). In conjunction with this agreement, the Company entered into a promissory note for $188,843 to pay for certain of its financing costs associated with this agreement. The note bears interest at 12% per year and matured on October 3, 2005. This note has been verbally extended and is due on demand. The note is not collateralized. Due to the contingencies associated with the completion of the SEDA agreement, this amount has been expensed and included in write off of syndication costs in the statement of operations for the year ended September 30, 2005.


7.    Convertible Notes Payable


      During April and May 2005, the Company received $103,000 in the form of convertible notes payable from certain of its officers and directors. These notes bear interest at 8% per year, plus contain an additional 8% financing charge, and are convertible into the Company's common stock at $0.03 per share. The notes matured on August 31, 2005. Since the conversion price of $0.03 was less than the fair market value of the Company's common stock of $0.10, which was determined based on the quoted market price of the common stock, the Company recorded a $240,333 beneficial conversion feature, which is included in interest and financing expenses in the accompanying statement of operations for the year ended September 30, 2005. During the year ended September 30, 2005, 2,560,807 shares of common stock were issued upon the conversion of $73,000 of principal and $53,111 in interest and financing expense related to the convertible notes payable. The remaining $30,000 in principal and $2,040 in interest was repaid in cash during the year ended September 30, 2005.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


7.    Convertible Notes Payable, continued

      In August and September 2005 the Company entered into agreements to issue convertible promissory notes and received proceeds of $410,800, net of $137,200 offering costs. The notes are for a term of three years and bear interest at 8% per annum, which is payable annually in shares of the Company's common stock. The holder of the note has the option to convert the note at any time on or after the issuance date of the note. The notes are convertible at 85% of the average of the trading prices of the common stock for the ten days ending one day prior to the Company's receipt of the conversion notice. The note holders were also granted two warrants to purchase the Company's common stock to become exercisable for each share of common stock to be issued upon conversion of the notes with each warrant to purchase one share of common stock at an exercise price of 125% and 150%, respectively, of the conversion price of the notes then in effect. These warrants will expire on October 31, 2009.

      Since the number of warrants to become exercisable in connection with the convertible note issuance is indeterminable, it has been classified as a derivative instrument based on the guidance of SFAS No. 133 and EITF 00-19 (see Note 15 below for further discussion)


                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


8.    Income Taxes


      The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of September 30, 2005, the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $2,455,000 which expire in various tax years through 2024. Under the provisions of Section 382 of the Internal Revenue Code an ownership change in the Company could severely limit the Company's ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

      The composition of deferred tax assets and liabilities and the related tax effects at September 30, 2005 and 2004 are as follows:

                                                         2005           2004
                                                      ----------     ----------
      Deferred tax assets:
        Net operating losses                          $  834,701     $  626,817
        Valuation allowance                             (834,701)      (626,817)
                                                      ----------     ----------

          Net deferred tax asset (liability)          $       --     $       --
                                                      ==========     ==========

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

8.    Income Taxes, continued

      The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. federal statutory rate of 34% were applied to pre-tax loss for the years ended September 30, 2005 and 2004 is as follows:

                                               2005                               2004
                                  ------------------------------     ------------------------------
                                      Amount          Percent           Amount           Percent
                                  -------------    -------------     -------------    -------------
      Benefit for income tax at
        federal statutory rate    $   1,230,608             34.0%    $     503,075             34.0%
      Non-deductible expense         (1,022,724)           (28.3)         (321,783)           (21.7)
      Increase in valuation
        allowance                      (207,884)            (5.7)         (181,292)           (12.3)
                                  -------------    -------------     -------------    -------------

                                  $          --               --%    $          --               --%
                                  =============    =============     =============    =============

9.    Commitments and Contingencies


      Leases

      The Company leases office space and facilities under an operating lease which expires in January 2006. This lease required monthly lease payments of $2,115. The Company renewed its lease effective January 31, 2006. The new lease requires initial monthly payments of $3,407 escalating each year through the term of the lease, which expires on January 31, 2009. Future minimum lease payments on this lease are as follows:

                             Operating
                              Leases
                            ----------
      2006                  $   36,797
      2007                      41,713
      2008                      42,952
      2009                      14,455
                            ----------

                            $  135,917

      Total rent expense for the years ended September 30, 2005 and 2004 was $26,173 and $13,525, respectively.

      Litigation

      In 2004, Cause Number 825,095, "David M. Loev v. HealthRenu Medical, Inc," was filed against the Company in the County Court at Law No. 4, Harris County, Texas. The amount of damages sought by David Loev is approximately $16,600 for nonpayment of legal services he performed for the Company. The amount has been recorded as a liability as of September 30, 2004 in the accompanying financial statements. This matter was settled in 2005 with the Company paying $16,600 in cash.


      The Company is from time to time party to certain litigation arising in the normal course of business. Management believes that such litigation will not have a material impact on the Company's financial position or results of operations.


                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


9. Commitments and Contingencies, continued


      Consulting and Employment Agreements

      In March 2004, the Company entered into an employment agreement with its new chief executive officer. The three-year employment agreement provides for an annual salary as well as a one-time issuance of 350,000 shares of common stock of the Company at $0.06 per share, which was the fair value of the common stock determined based on recent cash sales of the Company's common stock, as payment of accrued compensation owed to him of approximately $21,214. However, since the quoted market price of the Company's common stock was $1.60 per share at the grant date, the Company recorded additional compensation expense of $538,786 in the statement of operations for the year ended September 30, 2004.

      In May 2004 the Company entered into a consulting services agreement with a member of the Board of Directors to provide management advisory services, strategic planning, professional introductions and company growth services. The Company issued 250,000 shares of common stock, which was valued at $0.80 per share based on the quoted market price of the Company's common stock, to the board member in consideration for services under the agreement and have agreed to issue an additional 50,000 shares for each $100,000 in revenues over $300,000 that she generates for the Company up to a maximum of 350,000 additional shares. The agreement expires on May 1, 2009. As a result, the Company has recorded $200,000 as consulting expense in the statement of operations for the year ended September 30, 2004.


10.   Standby Equity Distribution Agreement


      In May 2005, the Company entered into a Standby Equity Distribution Agreement ("SEDA") with Cornell Capital Partners, L.P. ("Cornell"). Pursuant to the SEDA, the Company may periodically sell to Cornell shares of its common stock for a purchase price of up to a maximum $10 million. For each share of common stock purchased under the SEDA, Cornell will pay the Company 97% of the lowest volume weighted average price on which its common stock is traded for the five trading days immediately following the notice date. Subject to the Company completing the registration of its common stock related to the SEDA agreement, under the Securities Act of 1933, the Company may request advances until Cornell has advanced $10 million or within 24 months after the effective date of the Company's related registration statement, whichever occurs first. The amount of each advance is limited to a maximum draw down of $350,000 every five trading days. Cornell will retain a fee of 5% of each advance under the SEDA, resulting in a total effective discount to the market price of the Company's common stock of 8%. The Company also issued 1,465,065 shares of its common stock valued at $0.11 per share which was the fair market value of the common stock when the number of shares were agreed upon and a promissory note in the principal amount of $188,843 to Cornell and issued 90,909 shares of its common stock valued at the fair market value of $0.11 per share to a placement agent, resulting in total financing costs of $360,000, which was expensed as of September 30, 2005.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


11.   Preferred Stock


      The articles of incorporation of the Company stipulate that the Company is authorized to issue 5,000,000 shares of preferred stock, $.001 par value. Of the 5,000,000 authorized shares, 1,500,000 shares of preferred stock have been designated Series 2000A Convertible Preferred stock (Series 2000A Preferred). The shareholders of these preferred shares are entitled to a preference in liquidation of ten cents per share. These preferred shareholders also receive dividends on a pro-rata basis with common stockholders at the election of the board of directors. No dividends have been declared as of September 30, 2005. Each share is convertible at the option of the shareholder to one share of common stock. In addition, the shares will automatically convert to common shares upon the closing of a firm commitment underwritten public offering with net proceeds in excess of $2,000,000 or a vote of two-thirds of the preferred shareholders. As of September 30, 2005, there are 1,763 shares of Series 2000A Preferred stock outstanding. No other preferred stock is outstanding at September 30, 2005.


12.   Stock Warrants

      In September 2005 the Company granted warrants to certain consultants and placement agents to purchase 1,587,237 shares of the Company's common stock exercisable at $0.30 to $.50 per share, at which time the trading price ranged from $0.31 to $0.44 per share. The warrants were fully vested, exercisable at the date of grant and expire on October 31, 2009.

      As a result of the Company's determination that their convertible notes as described in Note 15 result in an indeterminate number of shares to be issued the warrant instruments described above and listed below are being valued as embedded derivatives consistent with SFAS No. 133. The fair value of these warrants are recorded in the Company's balance sheet as a component of derivative liability with changes in the values of these embedded derivatives reflected in the statement of operations as "Gain
      (loss) on embedded derivative liability."


      A summary of the Company's stock warrant activity and related information is as follows:

                                                                 Weighted
                                                                 Average
                                                    Number of    Exercise
                                                     Shares       Price
                                                   ----------   ----------
      Outstanding at September 30, 2003                    --   $       --

        Granted                                            --           --
        Exercised                                          --           --
        Forfeited                                          --           --
                                                   ----------   ----------

      Outstanding at September 30, 2004                    --           --

        Granted                                     1,587,237         0.46
        Exercised                                          --           --
        Forfeited                                          --           --
                                                   ----------   ----------

      Outstanding at September 30, 2005             1,587,237   $     0.46
                                                   ==========

      Exercisable at September 30, 2005             1,587,237
                                                   ==========

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


12.   Stock Warrants, continued


      Following is a summary of outstanding stock warrants at September 30, 2005:

      Number of               Expiration   Weighted Average
       Shares       Vested       Date       Exercise Price
      ---------   ---------   ----------   ----------------
      1,100,000   1,100,000      2009           $0.50
        119,318     119,318      2009           $0.48
        106,875     106,875      2009           $0.35
        121,818     121,818      2009           $0.36
        139,226     139,226      2009           $0.30
      ---------   ---------
      1,587,237   1,587,237
      =========   =========


13.   Related Party Transactions


      During the year ended September 30, 2005, the Company issued 2,000,000 shares of its common stock as payment of accrued compensation of $40,000 owed to an officer of the Company. However, based on the quoted market price of the Company's common stock of $0.17 per share the Company recorded additional compensation expense of $300,000 in the statement of operations for the year ended September 30, 2005.

      During the year ended September 30, 2004, the Company's chief executive officer directly paid vendors on behalf of the Company in the total amount of $23,559. In addition, the chief executive officer advanced the Company $6,000. During the year ended September 30, 2004, the Company issued the chief executive officer 295,587 shares of the Company's common stock to reimburse him for these transactions. However, based on the quoted market price of the Company's common stock of $0.75 per share the Company recorded additional compensation expense of $192,000 in the statement of operations for the year ended September 30, 2004.

      During the year ended September 30, 2004, the Company recognized revenue of $19,213 from cash sales of product to a stockholder and consultant to the Company.


14.   Non-Cash Investing and Financing Activities


      During the years ended September 30, 2005 and 2004, the Company engaged in certain non-cash investing and financing activities as follows:

                                                             2005           2004
                                                         ------------   ------------
      Issuance of note payable for funding costs         $    188,843   $         --
                                                         ============   ============

      Common stock issued for funding costs              $    171,157   $         --
                                                         ============   ============

      Common stock issued for conversion of notes        $     73,000   $         --
                                                         ============   ============

      Issuance of common stock as payment of liability   $     52,512   $     60,773
                                                         ============   ============

      Transfer of property for reduction in accrued
        liability                                        $         --   $      3,632
                                                         ============   ============

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


14.   Non-Cash Investing and Financing Activities, continued


      Sale of common stock for subscription
        receivable recorded in other current
        assets                                      $         --   $      2,500
                                                    ============   ============
      Sale of assets for reduction in liabilities:
        Accounts receivable                         $         --   $      1,994
                                                    ============   ============

        Other asset                                 $         --   $         64
                                                    ============   ============

        Fixed assets                                $         --   $     50,129
                                                    ============   ============

        Notes payable                               $         --   $    (15,403)
                                                    ============   ============

        Accounts payable                            $         --   $    (52,252)
                                                    ============   ============


15.   Derivatives

      HealthRenu evaluated the application of SFAS 133 and EITF 00-19 for all of its financial instruments and identified the following financial instruments as derivatives:

      1.    Convertible notes payable ("Notes Payable")

      2. Warrants to purchase common stock associated with the convertible notes payables;

      3. Warrants to purchase common stock issued to placement agent ("Placement Warrants")

      4. Warrants to purchase common stock issued to consultants ("Consulting Warrants")


                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


      Based on the guidance in SFAS 133 and EITF 00-19, the Company concluded that these instruments were required to be accounted for as derivatives. SFAS 133 and EITF 00-19 require the Company to bifurcate and separately account for the conversion features of the convertible notes payables and warrants issued as embedded derivatives.

      Pursuant to SFAS 133, the Company bifurcated the conversion feature from the Notes Payable because the conversion price is not fixed and the Notes Payable are not convertible into a fixed number of shares. Accordingly, the embedded derivative must be bifurcated and accounted for separately.

      Furthermore, the Company concluded that the exercise price and the number of shares to be issued under the Placement Warrants and the Consulting Warrants are fixed. However, since the Notes Payable were issued prior to these warrants and these debentures might result in issuing an indeterminate number of shares, it cannot be concluded that the Company has a sufficient number of authorized shares to settle these warrants. As such, the warrants were accounted for as derivative instrument liabilities. The Company is required to record the fair value of the conversion features and the warrants on its balance sheet at fair value with changes in the values of these derivatives reflected in the statement of operations as "Gain (loss) on embedded derivative liability." The derivativeliabilities were not previously classified as such in the Company's historical financial statements. In order to reflect these changes, HealthRenu is concurrently restating its financial statements for the year ended September 30, 2005 and each of the quarters ended December 31, 2005, March 31, 2006, and June 30, 2006.

      The impact of the application of SFAS No. 133 and EITF 00-19 on the balancesheet as of September 30, 2005 is as follows:

      Embedded derivative liability balance September 30, 2005



                        Notes Payable         $1,933,729
                        Placement Warrants       213,835
                        Consulting Warrants      482,557
                                              ----------
                                   Total:     $2,630,121

      The impact on statements of operations for the years ended September 30, 2005 and 2004 is as follows:

      Gain (loss) on embedded Derivative liabilities:

                                               year ended
                                --------------------------------------
                                September 30,2005    September 30, 2004
                                -----------------    -----------------
         Notes Payable          $      (1,516,937)                 $--
         Placement Warrants              (176,338)                  --
         Consulting Warrants             (388,846)                  --
                                -----------------    -----------------
         Total gain (loss) on
          embedded derivative
          liabilities:          $      (2,082,121)                 $--
                                -----------------    -----------------


                                   Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------


16.   Restatement

      The Company has restated its annual financial statements from amounts previously reported on September 30, 2005. The Company previously recorded the convertible features of its debt as a beneficial conversion feature and reflected such discount as a reduction in the debt as a discount. The Company has determined that certain financial instruments issued by the Company contain features that require the Company to account for these features as derivative instruments. Accordingly, warrants issued to consultants, the conversion features of the Notes Payable and associated warrants have been accounted for as derivative instrument liabilities rather than as equity. Additionally, the embedded conversion features of the Notes Payable and warrants related to the debt have been bifurcated from the debt and accounted for separately as derivative instrument liabilities. Note 15 was added to disclose the derivative instrument liabilities and provide information on subsequent changes.

      The Company is required to record the fair value of the conversion features and the warrants on the balance sheet at fair value with changes in the values of these derivatives reflected in the statement of operations as "Gain (loss) on derivative instrument liabilities." The effect of the (non-cash) changes related to accounting separately for these derivative instrument liabilities and modifying the estimated volatility, on the statement of operations for the year ended September 30, 2005, was an increase in the net loss attributable to common shareholders of $2,082,121. Basic earnings (loss) attributable to common shareholders per share for the year ended September 30, 2005 increased $0.06 per share.

      The Company has also determined that costs related to certain debt agreements were directly related to these debt agreements and therefore are now accounted for as deferred loan costs net of accumulated amortization rather than as equity. Additionally the Company has added
      Note 5 to provide information related to these assets.

      The effect of the (non-cash) changes related to accounting for these deferred loan costs on the statement of operations for the twelve months ended September 30, 2005 was an increase in the Company's net loss attributable to common shareholders of $893. The cumulative effect on the balance sheet as of September 30, 2005 was an additional deferred loan cost net of accumulated amortization of $136,037.

      Basic earnings (loss) attributable to common shareholders per share for the year ended September 30, 2005 increased $0.06 per share for the cumulative effect of the adjustments.


                                   Continued

                             HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

Restatement, continued

      In all other material respects, the financial statements are unchanged. Following is a summary of the restatement adjustments:



                                                                         As of September 30, 2005
                                                            ---------------------------------------------------
                                                             As Reported      Adjustments          As Restated
                                                            -------------    -------------        -------------
SUMMARY BALANCE SHEET
ASSETS
Current assets:
Cash and cash equivalents                                   $     163,095    $          --        $     163,095
Accounts receivable                                                   716               --                  716
Inventories                                                        18,188               --               18,188
Prepaid expense                                                     2,146               --                2,146
                                                            -------------    -------------        -------------
  Total current assets                                            184,145               --              184,145

                                                            -------------    -------------        -------------
Property and equipment, net                                         9,592               --                9,592
Deferred Financing Costs, net                                          --          136,307  (a)         136,307
                                                            -------------    -------------        -------------
Total assets                                                $     193,737    $     136,307        $     330,044
                                                            =============    =============        =============
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable                                            $     117,863    $          --        $     117,863
Accounts payable-stockholder                                        2,329               --                2,329
Accrued liabilities                                                27,403            2,924  (b)          30,327
Note payable                                                      188,843               --              188,843
Derivative liability                                                   --        2,630,121  (c)       2,630,121
                                                            -------------    -------------        -------------
  Total current liabilities                                       336,438        2,633,045            2,969,483
                                                            -------------    -------------        -------------
Convertible notes payable                                          10,960           (1,636) (d)           9,324
Total liabilities                                                 347,398        2,631,409            2,978,807
                                                            =============    =============        =============
Stockholders' deficit:
Convertible preferred stock, Series 2000A, $0.001 par
  value; 1,500,000 shares authorized, 1,763 shares issued
  and outstanding at September 30, 2005                                 2               --                    2
Common stock, $0.001 par value; 150,000,000 shares
  authorized, 25,019,589 shares issued and outstanding at
  September 30, 2005                                               25,620               --               25,620
Additional paid-in capital                                      4,616,672         (868,070) (e)       3,748,602
Accumulated deficit                                            (4,795,955)      (1,627,032) (f)      (6,442,987)
                                                            -------------    -------------        -------------
  Total stockholders' deficit                                    (153,661)      (2,495,102)          (2,648,763)
                                                            -------------    -------------        -------------
  Total Liability and Stockholders' deficit                       193,737          136,307              330,044
                                                            =============    =============        =============



      (a) To record net deferred loan costs associated with the 2005 convertible notes payable.

      (b)   To adjust accrued interest to actual based upon previous errors.

      (c) To record the estimated fair value of warrants and embedded derivatives.

      (d) To adjust debt discount to actual resulting from errors in the initial establishment of debt discounts resulting from accounting for embedded derivatives and warrants

      (e) To adjust additional paid-in capital for derivative instruments previously considered having beneficial conversion features. Included in this adjustment is the effect of the prior consideration of convertible notes payable previously considered having beneficial conversion features ($410,800) and warrants that are now included in the Company's estimated embedded derivative liability that were previously recorded as additional paid-in capital. ($457,270).

      (f) To close out the adjustments to the statement of operation below to accumulated deficit.


                                   Continued

                             HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

Restatement, continued



                                                For the year ended September 30, 2005
                                              ---------------------------------------------------
                                               As Reported      Adjustments          As Restated
                                              -------------    -------------        -------------
SUMMARY STATEMENT OF OPERATIONS
Sales                                                 9,785               --                9,785
Cost of sales                                        13,458               --               13,458
                                              -------------    -------------        -------------
Gross profit (loss)                                  (3,673)              --               (3,673)
General and administrative expenses              (1,347,138)         457,270  (a)        (889,868)
                                              -------------    -------------        -------------
Loss from operations                             (1,350,138)              --             (893,541)
                                              =============    =============        =============
Other income/(expense)
Write down of syndicated costs                     (360,000)              --             (360,000)
Interest and financing expense                     (318,279)          (2,181) (b)        (320,460)
Gain on extinguishment of debt                       36,688               --               36,688
Loss on embedded derivative liability                    --       (2,082,121) (c)      (2,082,121)
                                              -------------    -------------        -------------
  Total other income (expense), net                (641,591)      (2,084,302)          (2,725,893)
                                              -------------    -------------        -------------
Net loss                                         (1,992,402)      (1,627,032)          (3,619,434)
                                              =============    =============        =============
Weighted average shares outstanding              27,398,634               --           27,398,634
Basic and diluted net loss per common share           (0.07)           (0.06)               (0.13)



      (a) To adjust general and administrative expense as a result of the Company's determination that certain equity instruments are to be recorded as derivatives. This adjustment represents warrants that were previously reported as a component of General and Administrative expense but are now considered in the Company's estimated embedded derivative liability.

      (b) To adjust interest expense to actual based upon amortization errors, to record current period deferred loan cost amortization, and to adjust the accretion of debt discounts

      (c) To record the expense associated with the fair value of warrants of and embedded derivatives less the amount recorded as debt discount related to the convertible notes.


                                    Continued

                            HEALTHRENU MEDICAL, INC.
                                 BALANCE SHEET
                                   (UNAUDITED)



                                                                     JUNE 30,
                                                                       2006
     ASSETS                                                         (RESTATED)
     ------                                                       -------------
Current assets:
  Cash and cash equivalents                                       $          69
  Accounts receivable                                                       637
  Inventory                                                              20,111
  Prepaid expense                                                            --
                                                                  -------------

    Total current assets                                                 20,817

Property and equipment, net                                              10,908
                                                                  -------------

Deferred loan costs, net                                                200,888
                                                                  -------------

 Total assets                                                     $     232,613
                                                                  =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Accounts payable                                                $     120,661
  Accounts payable-stockholder                                               --
  Accrued interest                                                       75,070
  Accrued liabilities                                                    29,694
  Note payable                                                          188,843
  Derivative liability                                               10,168,026
                                                                  -------------

    Total current liabilities                                        10,582,294
                                                                  -------------
Convertible notes payable, net of discount of $1,031,870
  and $538,676 at June 30, 2006 and September 30, 2005
  respectively                                                          116,129
                                                                  -------------

Total liabilities                                                    10,698,423

Stockholders' deficit:
  Convertible preferred stock, Series 2000A, $0.001 par value;
    1,500,000 shares authorized, 1,763 shares issued and
    outstanding at June 30, 2006 and September 30, 2005                       2
  Common stock, $.001 par value; 150,000,000 shares authorized,
    26,094,589 and 25,619,589 shares issued and outstanding at
    June 30, 2006 and September 30, 2005, respectively                   26,095
  Additional paid-in capital                                          3,751,003

  Accumulated deficit                                               (14,242,910)
                                                                  -------------

      Total stockholders' deficit                                   (10,465,810)
                                                                  -------------

        Total liabilities and stockholders' deficit               $     232,613
                                                                  =============

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                            STATEMENTS OF OPERATIONS
                FOR THE NINE MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (Unaudited)

                                                      NINE MONTHS ENDED
                                                           JUNE 30,
                                                    2006              2005
                                                 (RESTATED)
                                                ------------      ------------
SALES                                           $     12,587      $     10,541

COST OF SALES                                          7,603             3,407
                                                ------------      ------------

    GROSS PROFIT                                       4,984             7,134

GENERAL AND ADMINISTRATIVE EXPENSES                  675,647           185,487
                                                ------------      ------------

    LOSS FROM OPERATIONS                            (670,663)         (178,353)

INTEREST AND FINANCING EXPENSE                      (211,355)          (60,226)
LOSS ON EMBEDDED DERIVATIVE LIABILITY             (6,937,905)               --
                                                ------------      ------------
    NET LOSS                                    $ (7,819,923)     $   (238,579)
                                                ============      ============

WEIGHTED AVERAGE SHARES OUTSTANDING               25,937,721        27,622,562
                                                ============      ============
BASIC AND DILUTED NET LOSS PER COMMON SHARE     $      (0.30)     $      (0.01)
                                                ============      ============

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED JUNE 30, 2006 AND 2005

                                   (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                   JUNE 30,
                                                         ----------------------------
                                                             2006            2005
                                                          (RESTATED)
                                                         -----------      -----------
Cash flows from operating activities:
  Net loss                                               $(7,819,923)     $  (238,579)
  Adjustments to reconcile net loss to net
cash used in operating activities:
    Depreciation                                               2,827            1,133
    Common stock issued as compensation                           --            3,250
    Accretion of debt discount                               106,806               --
    Amortization of deferred financing costs                  40,455               --
    Common stock issued for services                           2,876               --
    Loss on embedded derivative liability                  6,937,905               --
    Net changes in:
      Accounts receivable                                         79             (314)
      Prepaids Assets and Other                                2,146           39,484
      Inventory                                               (1,923)          (1,398)
      Accounts payable & Accrued liabilities                  74,905            8,949
                                                         -----------      -----------
        Net cash used in operating activities               (653,847)        (187,475)
                                                         -----------      -----------

Cash flows from investing activities:
  Purchase of fixed assets                                    (4,143)            (506)
                                                         -----------      -----------

Cash flows from financing activities:
  Common stock issued for cash                                    --          109,449
  Proceeds from convertible notes, net                       494,964           90,000
                                                         -----------      -----------
        Net cash provided by financing activities            494,964          199,449
                                                         -----------      -----------

(Decrease)/Increase in cash                                 (163,026)          11,468
Cash and cash equivalents, beginning of period               163,095            7,560
                                                         -----------      -----------
Cash and cash equivalents, end of period                          69           19,028
                                                         ===========      ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest                                          --              226
                                                         ===========      ===========
  Cash paid for income taxes                                      --               --
                                                         ===========      ===========
  Non-cash investing and financing activities:
 Debt discount related to derivatives                        600,000               --
                                                         ===========      ===========
    Issuance of common stock and notes payable
for financing costs                                               --          360,000
                                                         ===========      ===========
    Issuance of common stock as payment of liability              --           52,512
                                                         ===========      ===========

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

      The accompanying unaudited interim financial statements have been prepared without audit pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to such rules and regulations. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto of HealthRenu Medical, Inc. included in the Company's Annual Report on Form 10-KSB/A-2 for the year ended September 30, 2005. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods presented have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

      RESTATEMENTS

      Restatements of previously reported 2006 financial results were made. See
      Note 11.

2.    ORGANIZATION

      HealthRenu Medical, Inc. (the "Company" or "HealthRenu"), a Nevada corporation, is headquartered in Houston, Texas. The Company provides raw materials to a third party manufacturing company who produces various skin care products that are purchased and distributed by the Company primarily to the home health care and other medical markets throughout the United States.

      The Company was originally incorporated in Delaware as Health Renu, Inc. in 1997. In September 2003, upon completion of a recapitalization through acquisition of a non-operating public shell, the name was changed to HealthRenu Medical, Inc. The public shell had no significant assets or operations at the date of acquisition. The Company assumed all liabilities of the public shell on the date of the acquisition.

3.    SIGNIFICANT ACCOUNTING POLICIES

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

      REVENUE RECOGNITION

      Revenue is recognized when products are shipped and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Sales are reported net of estimated returns, consumer and trade promotions, rebates and freight allowed.

      CONCENTRATIONS OF CREDIT RISK

      Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

      The Company maintains its cash in well-known banks selected based upon management's assessment of the banks' financial stability. Balances may periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

      Accounts receivable generally arise from sales of various skin care products to the home health care and other medical markets throughout the United States. Collateral is generally not required for credit granted.

      The Company establishes an allowance for doubtful accounts based upon the aging of customer balances and the likelihood of collection. As of June 30, 2006 the Company has determined that no allowance for doubtful accounts is necessary.

      CASH EQUIVALENTS

      For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

      INVENTORY

      Inventory consists solely of finished goods and is stated at the lower of cost or market. Cost is computed using actual costs on a first-in, first-out basis. Since the inventory typically has a very long shelf life, management reviews the inventory on an annual basis and records a reserve for obsolescence when considered necessary. As of June 30, 2006, the Company has determined that no reserve for inventory obsolescence is necessary.

      SHIPPING AND DELIVERY COSTS

      The cost of shipping and delivery are charged directly to cost of sales at the time of shipment.

      RESEARCH AND DEVELOPMENT

      Research and development activities are expensed as incurred, including costs relating to patents or rights, which may result from such expenditures.

      INCOME TAXES

      The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

      LOSS PER SHARE

      Basic and diluted loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from convertible preferred stock and common stock options and warrants are excluded from the computation as their effect would dilute the loss per share for all periods presented.

      IMPAIRMENT OF LONG-LIVED ASSETS

      In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset's estimated fair value to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

      STOCK-BASED COMPENSATION

      Stock-based compensation is accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107. The Company adopted SFAS 123R on January 1, 2006.

      Prior to January 1, 2006, the Company accounted for stock options according to the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value.

      DEBT ISSUANCE COSTS

      Debt issuance costs are deferred and recognized using the effective interest method over the expected term of the related debt.

      DERIVATIVE FINANCIAL INSTRUMENTS

      The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

      Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes model to value the derivative instruments.

      The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

      RECLASSIFICATIONS

      Certain items in the prior period financial statements have been reclassified to conform to the current period financial statement presentation. Such reclassifications had no effect on stockholders' deficit or net loss.

4.    GOING CONCERN

      HealthRenu's financial statements have been presented on the basis that it will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. HealthRenu has incurred net losses of $7,819,923 for the nine months ended June 30, 2006 and cumulative net losses of $14,242,910 since its inception and has a working capital deficit of $10,561,477. These conditions raise substantial doubt about HealthRenu's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

      HealthRenu is working to secure additional financing to fund its operating activities and to meet its obligations and working capital requirements over the next twelve months.

      There are no assurances that HealthRenu will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings or bank financing necessary to support HealthRenu's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings or bank financing are insufficient, Health Renu will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Health Renu. If adequate working capital is not available, Health Renu may be required to curtail or cease its operations.

5.    DEFERRED LOAN COSTS

      In connection with the Convertible Notes Payable described in Note 7 below the Company incurred certain direct expenses as a result of these debt agreements. As of June 30, 2006, the total costs capitalized by the Company were $242,236. These deferred loan costs are being amortized using the effective interest method over the three-year and five-year estimated lives of the related debt agreements. The Company recorded $16,687 and $40,454 of amortization expense during the three month and nine month periods ending June 30, 2006 related to these deferred loan costs which are included in the statement of operations as additional interest and financing expense. The accumulated amortization of deferred loan costs was $41,348 at June 30, 2006.

6.    LITIGATION

      The Company is a party to certain litigation arising in the normal course of business from time to time. Management believes that such litigation will not have a material impact on the Company's financial position or results of operations.

7.    CONVERTIBLE NOTES PAYABLE

      In August and September 2005, the Company entered into agreements to issue convertible promissory notes and received proceeds of $410,800, net of $137,200 offering costs. The notes are for a term of three years and bear interest at 8% per annum, which is payable annually in shares of the Company's common stock. The holders of the notes have the option to convert the note at any time on or after the issuance date of the note. The notes are convertible at 85% of the average of the trading prices of the common stock for the ten days ending one day prior to the Company's receipt of the conversion notice. The note holders were also granted two warrants to purchase the Company's common stock to become exercisable for each share of common stock to be issued upon conversion of the notes with each warrant to purchase one share of common stock at an exercise price of 125% and 150%, respectively, of the conversion price of the notes then in effect. These warrants will expire on October 31, 2009.

      In February 2006, HealthRenu issued convertible promissory notes for $600,000 and received proceeds of $494,964, after $105,036 offering costs. The notes are for a term of five years and bear interest at 8% per annum, which is payable annually in shares of HealthRenu's common stock. The holders of the notes have the option to convert the notes at any time on or after the issuance date. The notes are convertible at 80% of the average of the trading prices of the common stock for the ten days ending one day prior to HealthRenu's receipt of the conversion notice. The note holders were also granted eight warrants to purchase HealthRenu's common stock to become exercisable for each share of common stock to be issued upon conversion of the notes with two warrants to purchase one share of common stock at an exercise price of 100% of the conversion price of the notes then in effect, three warrants to purchase one share of common stock at an exercise price of 125% of the conversion price of the notes then in effect and three warrants to purchase one share of common stock at an exercise price of 150% of the conversion price of the notes then in effect. The warrants will expire on March 31, 2011.

      Since the number of warrants to become exercisable in connection with both convertible note issuances are indeterminable, they have been classified as a derivative instrument based on the guidance of SFAS No. 133 and EITF 00-19 (see Note 9 below for further discussion).

8.    COMMON STOCK

      In May 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., where the Company may periodically sell shares of common stock for a purchase price up to a maximum of $10 million subject to the completion of the registration of the Company's common stock under the Securities Act of 1933.

9.    DERIVATIVES

      HealthRenu evaluated the application of SFAS No.133 and EITF 00-19 for all of its financial instruments and identified the following financial instruments as derivatives:

      1.    Convertible notes payable

      2. Warrants to purchase common stock associated with the Notes Payable ("Note Warrants")

      3. Warrants to purchase common stock issued to placement agent ("Placement Warrants")

      4. Warrants to purchase common stock issued to consultants ("Consulting Warrants")

      Based on the guidance in SFAS No. 133 and EITF 00-19, HealthRenu concluded that these instruments were required to be accounted for as derivatives. SFAS No. 133 and EITF 00-19 require HealthRenu to bifurcate and separately account for the conversion features of the Notes Payable and warrants issued as embedded derivatives.

      Pursuant to SFAS No. 133, HealthRenu bifurcated the conversion feature from the Notes Payable because the conversion price is not fixed and the Notes Payable are not convertible into a fixed number of shares. Accordingly, the embedded derivative must be bifurcated and accounted for separately.

      Furthermore, HealthRenu concluded that the exercise price and the number of shares to be issued under the Placement Warrants and the Consulting Warrants are fixed. However, since the Notes Payable were issued prior to these warrants and these debentures might result in issuing an indeterminate number of shares, it cannot be concluded that HealthRenu has a sufficient number of authorized shares to settle these warrants. As such, the warrants were accounted for as derivative instrument liabilities. HealthRenu is required to record the fair value of the conversion features and the warrants on its balance sheet at fair value with changes in the values of these derivatives reflected in the statement of operations as "Loss on embedded derivative liability." The derivative liabilities were not previously classified as such in HealthRenu's historical financial statements. In order to reflect these changes, HealthRenu is concurrently restating its financial statements for the year ended September 30, 2005, and each of the quarters ended December 31, 2005, March 31, 2006, and June 30, 2006.

      The impact of the application of SFAS No. 133 and EITF 00-19 on the balance sheet as of June 30, 2006 is as follows:

                                    Embedded derivative
                                     liability balance

      Notes Payable                      9,267,310
      Placement Warrants                   707,642
      Consulting Warrants                  193,074
                                       -----------
                            Total:      10,168,026
                                       -----------

      The impact on statements of operations as of the three and nine months ended June 30, 2006 is as follows:

      Gain (loss) on embedded
      derivative liabilities:            nine months ended
                                 June 30, 2006       June 30, 2005
                                 --------------      --------------
      Notes Payable              $   (6,733,581)     $           --
      Placement Warrants               (493,807)                 --
      Consulting Warrants               289,483                  --
                                 --------------      --------------
          Total loss on
      embedded derivative
      liabilities:               $   (6,937,905)     $           --
                                 --------------      --------------

10.   WARRANTS

      In September 2005 the Company granted warrants to certain consultants and placement agents to purchase 1,587,237 shares of the Company's common stock exercisable at $0.30 to $0.50 per share, at which time the trading price ranged from $0.31 to $0.44 per share. The warrants were fully vested, exercisable at the date of grant and expire on October 31, 2009.

      During the month of February 2006 the Company granted warrants to certain consultants and placement agents to purchase a total of 3,469,125 shares of the Company's common stock exercisable at $0.17 to $0.18 per share, at which time the trading price ranged from $0.16 to $0.20 per share. The warrants were fully vested, exercisable at the date of grant and expire during March 2011.

      As a result of the Company's determination that their convertible notes as described in Note 7 result in an indeterminate number of shares to be issued the warrant instruments described above and listed below are being valued as embedded derivatives consistent with SFAS No. 133. The fair value of these warrants are recorded in the Company's balance sheet as a component of derivative liability with changes in the values of these embedded derivatives reflected in the statement of operations as "Gain
      (loss) on embedded derivative liability."

      Outstanding options and warrants as of June 30, 2006 are as follows:

    Grant      Expiration     Exerc.     Outstanding      New        Exercises       Outstanding
    Date          Date        Price       09/30/05       Grants                        06/30/06

    9/05          10/09        $0.50      1,100,000        -              -            1,100,000
    9/05          10/09        $0.48        119,318        -              -              119,318
    9/05          10/09        $0.35        106,875        -              -              106,875
    9/05          10/09        $0.36        121,818        -              -              121,818
    9/05          10/09        $0.30        139,226        -              -              139,226
    2/06          03/11        $0.18                      1,181,250                    1,181,250
    2/06          03/11        $0.18                        781,875                      781,875
    2/06          03/11        $0.17                      1,506,000                    1,506,000

                                      -----------------------------------------------------------
Totals                                    1,587,237       3,469,125             -      5,056,362
                                      -----------------------------------------------------------

11.   RESTATEMENT

      The Company has restated its quarterly financial statements from amounts previously reported June 30, 2006. The Company has identified certain accounting errors related to its debt arrangements and specifically instruments which have previously been determined to contain embedded derivatives. The Company's original accounting adjustments for these instruments did not include fully reducing the associated net convertible notes payable balance to zero and accreting these discounts throughout the estimated expected life of the related instruments. There were also other minor adjustments related to changes in the estimated fair market value of its derivative instruments. The Company is required to accrete these debt discounts over the life of the related debt instrument. The Company's policy is to use the effective interest method of amortization over the expected estimated life of the underlying instruments. The effect of the (non-cash) changes related to the increase in the basis of these discounts along with slight adjustments in the fair market value of the Company's derivative liability, on the statement of operations for the three and nine months ended June 30, 2006, was an increase in the net loss attributable to common shareholders of $4,617 and $4,952, respectively. Basic earnings (loss) attributable to common shareholders per share for the three and nine months ended June 30, 2006 increased $0.01 per share as a result of the restatement.

      In all other material respects, the financial statements are unchanged. Following is a summary of the restatement adjustments:

                                                              AS OF JUNE 30, 2006
                                                AS REPORTED       ADJUSTMENTS          AS RESTATED
                                                ------------      ------------         ------------
SUMMARY BALANCE SHEET
---------------------

     ASSETS

 Current assets:
  Cash and cash equivalents                     $         69      $         --         $         69
  Accounts receivable                                    637                --                  637
  Inventory                                           20,111                --               20,111
  Prepaid expense                                         --                --                   --
                                                ------------      ------------         ------------

    Total current assets                              20,817                --               20,817
                                                ------------      ------------         ------------

Property and equipment, net                           10,908                --               10,908
Deferred Financing Costs, net                        200,888                --              200,888
                                                ------------      ------------         ------------
Total assets                                    $    232,613      $         --         $    232,613
                                                ============      ============         ============

LIABILITIES AND
STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                              $    120,661      $         --         $    120,661
  Accounts payable-stockholder                            --                --                   --
Accrued interest                                      77,604            (2,534)  (a)         75,070

  Accrued liabilities                                 29,694                --               29,694
  Note payable                                       188,843                --              188,843
  Derivative liability                            10,177,505            (9,479)  (b)     10,168,026
                                                ------------      ------------         ------------

    Total current liabilities                     10,594,307           (12,013)          10,582,294
                                                ------------      ------------         ------------

Convertible notes payable                            159,231           (43,102)  (c)        116,129

Total liabilities                                 10,753,538           (55,115)          10,698,423
                                                ============      ============         ============

Stockholders' deficit:
  Convertible preferred stock, Series 2000A                2                --                    2
  Common stock                                        26,095                --               26,095
  Additional paid-in capital                       4,208,273          (457,270)  (d)      3,751,003
  Accumulated deficit                            (14,755,295)          512,385   (e)    (14,242,910)
                                                ------------      ------------         ------------
   Total stockholders' deficit                   (10,520,925)           55,115          (10,465,810)
                                                ------------      ------------         ------------
Total liabilities and stockholders' deficit     $    232,613      $         --         $    232,613
                                                ============      ============         ============

(a) To adjust accrued interest to actual based upon errors in the Company's amortization schedules.

(b) To record changes in the estimated fair value of warrants of and embedded derivatives based upon revisions in the Company's estimated fair market value.

(c) To adjust debt discount to actual resulting from errors in the initial establishment of debt discount resulting from accounting for embedded derivatives and warrants.

(d) To adjust additional paid-in capital for derivative instruments previously considered having beneficial conversion features. See the Company's September 30, 2005 form 10KSB/A-2 or subsequent amendment thereof for further discussion.

(e) To adjust accumulated deficit for the correction of prior period errors as discussed in the statement regarding this amendment in the front of this filing along with closing net loss related to the re-statement entries for the current period.

                            FOR THE NINE MONTHS ENDED JUNE 30, 2006
                         AS REPORTED     ADJUSTMENTS         AS RESTATED
                         ------------    ------------        ------------
SUMMARY STATEMENT OF
     OPERATIONS
Sales                    $     12,587    $         --        $     12,587
Cost of sales                   7,603              --               7,603
                         ------------    ------------        ------------
Gross profit (loss)             4,984              --               4,984
General and
administrative
expenses                      675,647              --             675,647
                         ------------    ------------        ------------
Loss from operations         (670,663)             --            (670,663)
Interest and financing
expense                      (205,820)         (5,535)  (a)      (211,355)

Loss on embedded
derivative liability       (6,938,488)            583   (b)    (6,937,905)

Net loss                 $ (7,814,971)   $     (4,952)       $ (7,819,923)
                         ============                        ============

Weighted average
shares outstanding         25,937,721              --          25,937,721

Basic and diluted net
loss per common share    $      (0.30)   $         --        $      (0.30)

(a) To record changes in the amortization of debt discounts based upon changes in the basis of the Company's debt discount and adjustments to interest expense as a result of certain errors in the Company's interest amortization schedules.

(b) To record the change in the estimated fair value of warrants of and embedded derivatives based upon revisions in the Company's estimated fair market value.

12.   SUBSEQUENT EVENTS

      As of September 15, 2006, an aggregate of $35,000 in principal amount of 2005 Notes has been converted, together with accrued interest, into an aggregate of 631,134 shares. Warrants to purchase an aggregate of 588,237 shares at an exercise price of $0.0744 per share and warrants to purchase an aggregate of 588,237 shares at an exercise price of $0.0893 per share also became exercisable in connection with the 2005 Note conversions.

      As of September 15, 2006, an aggregate of $73,900 in principal amount of 2006 Notes has been converted, together with accrued interest, into an aggregate of 1,371,934 shares. Warrants to purchase an aggregate of 2,639,288 shares at an exercise price of $0.056 per share, warrants to purchase an aggregate of 3,958,932 shares at an exercise price of $0.07 per share and warrants to purchase an aggregate of 3,958,932 shares at an exercise price of $0.0840 per share also became exercisable in connection with the 2006 Note conversions.

      0n August 18, 2006, HealthRenu borrowed $60,000 in a privately placed bridge loan financing. The bridge loan investor, a beneficial owner of HealthRenu securities, received a promissory note in the principal amount of $60,000 and warrants to purchase 400,000 shares of HealthRenu common stock at an exercise price of $0.05 per share. The note is secured by the grant of a security interest in advance notices that may be issued from time to time by HealthRenu under the SEDA, entitled to receive a 15% annual interest payment and matures on October 17, 2006. The warrants are exercisable for shares of HealthRenu common stock at any time until August 18, 2011 and are subject to adjustment for anti-dilution purposes.

      The warrants were classified as a derivative instrument. The fair value of $99,910 was recorded as a liability on the date of issuance. HealthRenu used the Black-Scholes model to value the warrants.

===================================================================================================================================


No  dealer,   salesperson   or  other  person  has  been
authorized  to  give  any  information  or to  make  any
representations,   other   than   those   contained   or
incorporated  by  reference  in  this   prospectus,   in           HEALTHRENU MEDICAL, INC.
connection with the offering  contained herein. If given
or made, such information and  representations  must not
be relied upon as having been  authorized  by HealthRenu
Medical,   Inc.  or  the  selling   stockholders.   This
prospectus  does  not  constitute  an offer to sell or a       389,676,800 Shares of Common Stock
solicitation  of an offer  to buy any of the  securities
offered hereby in any  jurisdiction  in which such offer
or  solicitation  would be  unlawful or to any person to             ----------------
whom it is unlawful to make such offer or  solicitation.
Neither  the  delivery of this  prospectus  nor any sale                PROSPECTUS
made hereunder shall under any circumstances  create any
implication that there has been no change in the affairs             ----------------
of HealthRenu Medical, Inc. since the date hereof.
                                                                        _________, 2006

Until ______, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

====================================================================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and By-laws provide for:

      o indemnification of our directors or persons serving in various business capacities at our request against judgments, penalties, fines and amounts paid in settlement and reasonable expenses actually incurred by such person by reason of the fact that such person is or was serving as provided above in connection with a threatened, pending or completed proceeding, whether civil or criminal, administrative, arbitrative or investigative, any appeal in any of the foregoing, or inquiry or investigation that could lead to such, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and

      o mandatory indemnification of such persons who have been successful in defense of any proceeding against reasonable expenses incurred in connection with such proceeding.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)


Registration Fee - Securities and Exchange Commission ...............   $  3,883

Transfer Agent Expenses (2) .........................................   $  2,500

Printing of Registration Statement, Prospectus, etc. (2) ............   $ 30,000

Blue Sky Fee and Expenses(2) ........................................   $  2,500

Accounting Services(2) ..............................................   $100,000

Legal Fees(2) .......................................................   $150,000

Miscellaneous(2) ....................................................   $ 11,117

     Total ..........................................................   $300,000

----------

(1) No portion of these expenses will be borne by selling stockholders.

(2) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES


                                             Principal
                                               Amount
                                             or Number
                                                 of        Price per       Nature of                    Exemption
  Date of Sale              Title            Securities     Security      Transaction                   Claimed(1)
  ------------              -----            ---------     ---------      -----------                   ----------
August 18, 2006            Warrants          400,000         $0.25      Warrants issued           Section 4(2) of the Securities Act
                                                                       to accredited
                                                                       investor in
                                                                       private placement
                                                                       for cash.

February 17, 2006          Warrants          3,469,125       $0.20     Warrants issued to        Section 4(2) of the Securities Act
                                                                       placement agent and
                                                                       agents as
                                                                       compensation in
                                                                       connection with
                                                                       2006 private
                                                                       placement.

February 2006         Units consisting of   $600,000        $1,000     Securities issued to      Section 4(2) of the Securities Act
                      8% Secured                                       accredited investors
                      Convertible Notes                                in private placement
                      and Warrants                                     for cash.

September 23, 2005         Warrants          100,000         $0.42     Warrants issued to        Section 4(2) of the Securities Act
                                                                       accredited investor
                                                                       for services.

September 23, 2005         Warrants          487,237         $0.40     Warrants issued to        Section 4(2) of the Securities Act
                                                                       placement agent and
                                                                       agents as
                                                                       compensation in
                                                                       connection with
                                                                       2005 private
                                                                       placement.

September 23, 2005          Warrants         500,000         $0.42     Warrants issued to        Section 4(2) of the Securities Act
                                                                       placement agent
                                                                       and agents for
                                                                       services under
                                                                       consulting
                                                                       agreement.

September 19, 2005        Common Stock        20,000         $0.30     Shares issued to          Section 4(2) of the Securities Act
                                                                       employees as
                                                                       compensation.

September 19, 2005        Common Stock       271,777         $0.30     Shares issued to          Section 4(2) of the Securities Act
                                                                       Directors as
                                                                       compensation.

August 31, 2005           Common Stock     2,560,807        $0.03-     Shares issued to          Section 4(2) of the Securities Act
                                                            $0.30      Directors and
                                                                       consultant upon
                                                                       conversion of loans.

August and September  Units consisting of   $548,000        $1,000     Securities issued         Section 4(2) of the Securities Act
2005                  8% Unsecured                                     to accredited             and Regulation D thereunder
                      Convertible Notes                                investors in
                      and Warrants                                     private placement
                                                                       for cash.

July 31, 2005               Warrants         500,000         $0.42     Warrants issued to        Section 4(2) of the Securities Act
                                                                       accredited investor
                                                                       for services
                                                                       rendered under
                                                                       consulting
                                                                       agreement.

July 18, 2005            Common Stock        500,000         $0.10     Shares issued to          Section 4(2) of the Securities Act
                                                                       individual investor
                                                                       for cash.

June 28, 2005            Common Stock         25,000         $0.10     Shares issued to          Section 4(2) of the Securities Act
                                                                       distributor as
                                                                       compensation.

                                           Principal
                                            Amount
                                           or Number
                                               of        Price per         Nature of                    Exemption
  Date of Sale             Title           Securities     Security        Transaction                   Claimed(1)
  ------------             -----           ---------     ---------        -----------                   ----------
June 16, 2005           Common Stock       116,000         $0.04-      Shares issued to          Section 4(2) of the Securities Act
                                                           $0.05       individual
                                                                       investors for cash.

June 14, 2005           Common Stock       830,988         $0.03-      Shares issued to          Section 4(2) of the Securities Act
                                                           $0.30       Chief Executive
                                                                       Officer and
                                                                       Directors as
                                                                       compensation.

May 23, 2005            Common Stock        90,909         $0.11       Shares issued to          Section 4(2) of the Securities Act
                                                                       placement agent as
                                                                       compensation in
                                                                       connection with
                                                                       standby equity
                                                                       distribution
                                                                       agreement.

May 23, 2005            Common Stock     1,465,065        $0.11        Shares issued to          Section 4(2) of the Securities Act
                                                                       accredited investor
                                                                       as compensation
                                                                       under standby
                                                                       equity distribution
                                                                       agreement.

May 23, 2005          Promissory Note     $188,843        $188,843     Issued to                 Section 4(2) of the Securities Act
                                                                       accredited investor
                                                                       as compensation
                                                                       under standby
                                                                       equity distribution
                                                                       agreement.

January 26, 2005 -      Common Stock     1,718,667         $0.03-      Shares issued to          Section 4(2) of the Securities Act
March 14, 2005                                             $0.05       individual investor
                                                                       for cash.

November 23, 2004       Common Stock       623,850         $0.03       Shared issued to          Section 4(2) of the Securities Act
                                                                       accredited investor
                                                                       for cash.

November 9, 2004        Common Stock     2,000,000         $0.17       Shares issued to          Section 4(2) of the Securities Act
                                                                       Chief Executive
                                                                       Officer
                                                                       in payment
                                                                       of accrued
                                                                       compensation.

November 9, 2004        Common Stock     1,000,000         $0.03       Shares issued to          Section 4(2) of the Securities Act
                                                                       two investors for
                                                                       cash.

November 9, 2004        Common Stock        25,000         $0.02       Shares issued  to         Section 4(2) of the Securities Act
                                                                       stockholder as
                                                                       reimbursement for
                                                                       credit advanced.

                                           Principal
                                             Amount
                                           or Number
                                               of        Price per         Nature of                    Exemption
  Date of Sale             Title           Securities     Security        Transaction                   Claimed(1)
  ------------             -----           ---------     ---------        -----------                   ----------
November 9, 2004        Common Stock       694,575         $0.02       Shares issued to          Section 4(2) of the Securities Act
                                                                       Directors as
                                                                       compensation.

September 2004          Common Stock       295,587         $0.75       Issued to Chief           Section 4(2) of the Securities Act
                                                                       Executive Officer
                                                                       as reimbursement
                                                                       for advances and
                                                                       additional
                                                                       compensation.

September  2004         Common Stock     1,000,000         $0.02       Shares issued to          Section 4(2) of the Securities Act
                                                                       two individual
                                                                       investors for cash.

August 2004             Common Stock       337,500         $0.10       Shares issued to          Section 4(2) of the Securities Act
                                                                       two individuals for
                                                                       services.

August 2004             Common Stock        27,000         $0.10       Shares issued to          Section 4(2) of the Securities Act
                                                                       two individuals for
                                                                       cash.

January 12, 2004        Common Stock       187,500         $0.10       Shares issued to          Section 4(2) of the Securities Act
                                                                       Chief Executive
                                                                       Officer as
                                                                       compensation.

December 2003           Common Stock        50,000         $1.00       Shares issued to          Section 4(2) of the Securities Act
                                                                       Chief
                                                                       Executive
                                                                       Officer in
                                                                       cancellation
                                                                       of note
                                                                       payable.

November 2003           Common Stock       450,000         $0.10       Shares issued to          Section 4(2) of the Securities Act
                                                                       Chief Executive
                                                                       Officer as
                                                                       compensation.


(1) All transactions described in Item 26 were, in the opinion of the Registrant, exempt from registration under the Securities Act by reason of
Section 4(2) thereof, since the sale of such securities did not involve any public offering. Each person who purchased such securities represented that such shares were purchased for investment and not with a view to any distribution thereof. The purchasers of these securities were officers or directors of the Registrant or persons who were sophisticated in financial matters and had access to information about the Registrant and an opportunity to ask questions of the directors and officers of the Registrant.

Item 27.   EXHIBITS


Exhibit No.                                     Description of Exhibits
2.1        Articles of Merger                                                                                  (2)

2.2        Plan of Merger                                                                                      (2)

2.3        Exchange Agreement                                                                                  (3)

3.1        Articles of Incorporation                                                                           (2)

3.2        Articles of Amendment to Articles of Incorporation                                                  (1)

3.3        Articles of Amendment to Articles of Incorporation                                                  (2)

3.4        Articles of Amendment to Articles of Incorporation                                                  (2)

3.5        Bylaws                                                                                              (2)

3.6        Articles of Amendment to Articles of Incorporation                                                  (8)

4.1        Amended and Restated Standby Equity  Distribution  Agreement dated as of February 3, 2006
           between the Registrant and Cornell Capital Partners, LP                                             (9)

4.2        Registration Rights Agreement dated May 23, 2005 by and between the Registrant and Cornell Capital
           Partners, LP in connection with the Standby Equity Distribution Agreement                           (5)

4.3        Placement Agent Agreement dated as of May 23, 2005 by and among the Registrant, Cornell Capital
           Partners, LP and Monitor Capital, Inc. in connection with the Standby Equity Distribution Agreement (5)

4.4        Form of Promissory Note by Registrant in favor of Cornell Capital Partners, LP                      (5)

4.5        Form of 8% Unsecured Convertible Notes                                                              (6)

4.6        Form of 125% Warrant                                                                                (6)

4.7        Form of 150% Warrant                                                                                (6)

4.8        Form of 8% Secured Warrant                                                                         (10)

4.9        Form of Warrants                                                                                   (10)

4.10       Form of Security Agreement                                                                         (10)

5.0        Legal Opinion +

10.1       First Amendment to Office Building Lease Agreement effective as of January 1, 2006 between the
           Registrant and Denmark House Investment, Ltd.                                                      (12)

10.2       Second Amendment to Office Building Lease Agreement effective as of May 1, 2006 between
           the Registrant and Denmark House Investment, Ltd.                                                  (13)

10.3       Disclaimer Letter Agreement dated July 22, 2004 between the Registrant and Rosel & Adys Inc.        (8)

10.4       Employment Agreement between Robert Prokos and the Registrant                                       (4)

10.5       Placement Agent Agreement dated as of July 28, 2005 between the Registrant and North Coast
           Securities Corporation                                                                              (7)

10.6       Financial Advisory and Investment Banking Agreement dated as of July 28, 2005 between the
           Registrant and North Coast Securities Corporation                                                   (7)

10.7       Consulting Agreement dated as of July 31, 2005 between the Registrant and MultiGrow Advisors,
           LLC                                                                                                 (7)

10.8       Letter Agreement dated February 3, 2006 between the Registrant and Cornell Capital Partners, LP
           (exhibits omitted)                                                                                  (9)

10.9       Termination Agreement dated February 3, 2006 among the Registrant, Cornell Capital Partners,
           LP and David Gonzalez, Esq.                                                                         (9)

10.10      Placement Agent Agreement dated as of February 3, 2006 between the Registrant and North Coast
           Securities Corporation                                                                             (11)

23.1       Consent of Ham, Langston & Brezina, L.L.P. ++

23.2       Consent of __________ (included in Exhibit 5.0) +

----------


(1) Filed as Exhibit 3.1 to our Form 8-K filed with the Securities and Exchange Commission on August 6, 2003, and incorporated herein by reference.

(2) Filed as Exhibits 2.1, 2.2, 3.1, 3.2, 3.3 and 3.4 to our Form 8-K filed with the Securities and Exchange Commission on September 18, 2003, and incorporated herein by reference.

(3) Filed as Exhibit 2.1 to our Form 8-K filed with the Securities and Exchange Commission on September 29, 2003, and incorporated herein by reference.

(4) Filed as Exhibit 10.2 to our Form 10-QSB filed with the Securities and Exchange Commission on May 24, 2004, and incorporated herein by reference.

(5) Filed as Exhibits 10.2, 10.3 and 10.5 to our Form 8-K filed with the Securities and Exchange Commission on May 27, 2005, and incorporated herein by reference.

(6) Filed as Exhibits 10.1, 10.2 and 10.3 to our Form 8-K filed with the Securities and Exchange Commission on September 9, 2005, and incorporated herein by reference.

(7) Filed as Exhibits 10.5, 10.6 and 10.7 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 30, 2005, and incorporated herein by reference.

(8) Filed as Exhibits 3.6, 10.1 and 10.2 to our Form 10-KSB/A filed with the Securities and Exchange Commission on April 6, 2006, and incorporated herein by reference.

(9) Filed as Exhibits 4.1, 10.1 and 10.2 to our Form 10-QSB/A filed with the Securities and Exchange Commission on April 6, 2006, and incorporated herein by reference.

(10) Filed as Exhibits 10.1, 10.2 and 10.3 to our Form 8-K filed with the Securities and Exchange Commission on February 16, 2006, and incorporated herein by reference.

(11) Filed as Exhibit 10.10 to our Form SB-2 filed with the Securities and Exchange Commission on April 12, 2006, and incorporated herein by reference.

(12) Filed as Exhibit 10.1 to our Form 10-KSB/A-2 filed with the Securities and Exchange Comission on October 23, 2006, and incorporated herein by reference.

(13) Filed as Exhibit 10.1 to our Form 10-QSB for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission on October 3, 2006 and incorporated herein by reference


+     To be filed by amendment.
++ Exhibit filed herewith in this Registration Statement.

Item 28. UNDERTAKINGS

      The undersigned registrant will:

      (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any addition or changed material on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


      (g) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned, in the City of Houston, Texas, on November 13, 2006.


                            HEALTHRENU MEDICAL, INC.

                            By: /s/ Robert W. Prokos
                                ------------------------------------------------
                                        Robert W. Prokos
                                        Chief Executive Officer (Principal
                                        Executive, Financial and Accounting
                                        Officer)

      In accordance with the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the 13th day of November, 2006.


Signature                                             Title
---------                                             -----

/s/ Robert W. Prokos
------------------------------                        President, Chief Executive
Robert W. Prokos                                      Officer and Director

/s/ Dr. Dianne Love
------------------------------                        Director
Dr. Dianne Love

/s/ David Spencer
------------------------------                        Director
David Spencer

/s/ Dr. Daniel Sparks
------------------------------                        Director
Dr. Daniel Sparks

/s/ Edward Walter Zieverink, III
------------------------------                        Director
Edward Walter Zieverink, III

Exhibit No.                                     Exhibit Index

23.1       Consent of Ham, Langston & Brezina, L.L.P.